Filed Pursuant to Rule 424(b)(3)
File Number 333-136005

PROSPECTUS

1,397,088 Shares of Common Stock

This prospectus (the "Prospectus") relates to the resale of up to 1,397,088 shares of common stock of Enigma Software Group, Inc. (the “Company”) by Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund, II, LP (collectively “Dutchess”) (the “Offering”). The Company will not receive any proceeds from the conversion of the debentures into common stock.

Our common stock is traded and prices are reported on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “ENGM OTC:BB.” The shares of common stock being offered for sale by the selling stockholders may be sold at prevailing market prices from time to time. On May 25, 2007, the last reported sale price of our common stock was $0.32 per share. These prices will fluctuate based on the demand for the shares of our common stock.

See “Risk Factors” beginning on page 8 for risks of an investment in the securities offered by this Prospectus, which you should consider before you purchase any shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 7, 2007
___________________________

This Prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This Prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

We have not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, the Company, or the shares of common stock offered hereby that is different from the information included in this Prospectus. You should not assume that the information in this Prospectus, or any supplement to this Prospectus, is accurate at any date other than the date indicated on the cover page of this Prospectus or any supplement to it.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus and may not contain all of the information that you should consider before investing in the shares. You are urged to read this Prospectus in its entirety, including the information under “Risk Factors” and our financial statements and related notes included elsewhere in this Prospectus.

OUR COMPANY

Enigma Software Group, Inc. (“Enigma” or the “Company”), is a Delaware corporation, headquartered in Connecticut, that was formed in 2005 and is the surviving corporation of a reverse takeover with Maxi Group, Inc. (“Maxi”). The Company commenced operations in 1999 and is a developer of security software products designed to give customers control over the programs installed on their computers in an automated and easy-to-use way, thereby enhancing transparency and user-control. In February of 2005, Enigma, upon completion of a reverse takeover transaction with Maxi, began trading on the Over the Counter Bulletin Board (the “OTCBB”). Enigma currently trades on the OTCBB under the symbol “ENGM.”

Enigma’s products utilize proprietary technology and target the consumer market. The Enigma consumer software product line is currently distributed exclusively over the Internet by download, and is focused on delivering Internet privacy and security to individual users, home offices, and small businesses. Enigma’s integrated products work to protect customers’ computers from Spyware, unwanted advertising, tracking, and malicious hacker attacks.

The Company’s SpyHunter® product (“SpyHunter”) is a utility that is used to scan and remove Spyware and Adware from customers’ computers. The Company estimates that over 15 million free trials of SpyHunter have been downloaded worldwide. The Company has over 750,000 paying customers who have purchased SpyHunter over the past three years. SpyHunter has generated sales in excess of $23 million from these paying customers.

Enigma has derived most of its revenue to date from SpyHunter license fees, including subscriptions for updates and customer service. Users are able to download trial versions of Enigma’s products from its various websites and then can decide whether to purchase fully licensed versions over the Internet via credit card. Users who purchase the fully licensed version pay a fee of $29.99, download the product to their computer and are then entitled to receive support and regular updates for 6 months from the date of purchase.

The Company has incurred significant operating expenditures in 2003, 2004, 2005 and 2006, and the first quarter of 2007. In addition, SpyHunter Series 1 experienced a sustained, substantial decline in product sales volume during the year ended December 31, 2004. License revenues from SpyHunter 2.0, which was introduced in late January 2005, never attained the levels experienced by SpyHunter Series 1 in its product life cycle, and neither has SpyHunter 2.7, which was introduced in May 2006, nor have SpyHunter 2.8 and 2.9, which were introduced in October 2006 and March 2007, respectively. Consequently sales are expected to continue to decline as compared to 2003 and early 2004. It is possible that the revenue from new license sales of SpyHunter could be phased out completely during 2007 or 2008.

The Company was founded by Colorado Stark and Alvin Estevez with the philosophy that software applications should be as simple to operate as a Fisher-Price toy; the products have to be good, and must address the widest possible market. For that reason, each of Enigma’s software applications is designed to be highly effective, yet extremely easy to use.

Following an initial investment round of $50,000 at the time of operational commencement, Enigma had not raised any additional investment capital, and had financed its growth solely from cash flow generated by operating activities up until June 2006, when Enigma entered into a One Million dollar ($1,000,000) convertible debenture agreement with Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund, II, LP (collectively “Dutchess”). If Dutchess elects to convert its debentures (the “Debentures”) into shares of common stock, par value $0.001 (the “Common Stock”) of the Company, the conversion price for their shares of Common Stock will fluctuate at a substantial percentage discount (25%) to fluctuating market prices. As a result, the number of shares issuable to Dutchess, upon conversion of the Debentures could be potentially materially adverse to current and potential investors. For example, if the lowest closing bid price during the 20 trading days immediately preceding a conversion were to be $0.031 per share, a price decline of 56% below the Maximum Conversion Price of $0.07, Dutchess would receive approximately 43,000,000 shares ($1,000,000 divided by $0.031 x 75%, or $1,000,000 divided by $0.02325), which is more than triple the minimum number of shares (14,285,714) issuable upon conversion of all of the Debentures at the Maximum Conversion Price. Please see our Risk Factors on pages 15-16 for additional information. This example and subsequent examples are based on the original principal amount of Debentures issued to Dutchess and outstanding at December 31, 2006. As discussed in Note Q of the accompanying Notes to Consolidated Financial Statements, beginning in January 2007, the Company has begun to make required principal pay downs to Dutchess.

In connection with the issuance of the Debentures to Dutchess, Colorado Stark and Alvin Estevez exchanged their shares of Common Stock for shares of newly issued Series A Convertible Preferred Stock (the “Preferred Stock”). The number of shares issuable upon conversion of the Preferred Stock, issued as an anti-dilutive device to Colorado Stark and Alvin Estevez, work in tandem with the number of shares issuable upon conversion of the Debentures. Prior to the financing between the Company and Dutchess Messrs. Stark and Estevez, owned 74.2% of the Company’s Common Stock. Assuming the full conversion of the 58,000,000 shares underlying the exercise of the warrants (the “Warrants”) and the shares underlying the conversion of the Debentures that the Company is obligated to register, the maximum amount of dilution to be experienced by Messrs. Stark and Estevez is 15%. Such number was derived assuming Dutchess’ full conversion of the 58,000,000 shares, as well as Messrs. Stark and Estevez’ conversion of their shares of Preferred Stock into shares of the Company’s Common Stock at the Initial Conversion Price. Assuming such conversion, Dutchess would own 58,000,000 shares of the Company’s Common Stock, Messrs. Stark and Estevez would own 106,199,827 shares of the Company’s Common Stock, and the number of shares outstanding immediately prior to the time of such conversion would remain at 4,191,266. In this instance, Messrs. Stark and Estevez would own 63.1% of the Company’s Common Stock, a 15% decrease from the 74.2% of Common Stock they owned prior to entering into the financing with Dutchess.

The conversion rate of Dutchess’ Debentures is a fluctuating 25% discount from the market price around the time of conversion, with a maximum conversion rate of $.07 per share. Furthermore, the conversion rate of the Preferred Stock fluctuates with the conversion rate of the Dutchess Debentures and the Warrants’ exercise price, as set forth in Article 3.2(d)(vi) of the Certificate of Designation of the Series A Convertible Preferred Stock, and is thus a discount of 25% from current market price. Dutchess’ overall ownership at any one moment is limited to 9.9% of the outstanding shares of Common Stock in accordance with the financing documents. However, Dutchess is free to sell any shares into the market, which have been issued to them, thereby enabling Dutchess to convert the remaining Debentures or exercise additional Warrants into shares of Common Stock. The shares of Preferred Stock so issuable are not a part of this registration statement (the “Registration Statement”). Please see our Risk Factor on page 16 for additional information as well as Description of Securities, pages 42-46.

Principal Product and its Market:

The Company's principal product is an in-house developed software program marketed under the name SpyHunter.

Spyware and other parasitic programs are installed on computers without the computer owners' knowledge or consent. Spyware programs allow their makers to monitor Internet browsing patterns, inundate computers with "pop-up" ads, transmit sensitive user data (including personal and financial information), and more. Many people are familiar with freeware, shareware, cookies, media players, interactive content, and file sharing, but what they may not realize is that some of the aforementioned may contain hidden code or components that allow the developers of these applications and tools to collect and disseminate information about those using them.

To protect our customers from Spyware and other threats, SpyHunter scans the files on a computer's hard drive, as well as Windows registry settings. SpyHunter then compares these files against our spyware database. SpyHunter's database consists of complete component profiles (files, registry settings, MD5 file signatures, and other diagnostic information) of various adware applications, spyware programs, backdoor trojans, browser hijackers, tracking cookies, worms, keyloggers, etc. that commonly afflict computers connected to the Internet. If SpyHunter's scanning process is unable to detect a suspicious threat, the customer has the option to rapidly generate a diagnostic report. SpyHunter will then transmit this information directly to our spyware helpdesk database, which is supervised by our support department. Using this updated information, the customer is now able to successfully detect and remove the parasitic program which is compromising their system.

Spyware makers consistently update and alter their programs to avoid detection by anti-Spyware utilities like SpyHunter. For this reason, SpyHunter's spyware database is updated regularly using the collective diagnostic reports generated through our user base, coupled with the spyware component profiles assembled through our technical team's active research.

Distribution Methods of the Product:

SpyHunter is downloaded over the Internet upon authorization of the customer’s credit card issuer. It is not sold in retail stores, but copies may be ordered on CD format from the Company’s website. Most users have historically found Enigma’s websites through advertisements purchased by the Company from Internet advertising companies and other advertising networks and search engines. Trial versions of SpyHunter are also available on download sites such as download.com and tucows.com. The Company also operates an affiliate program where other website operators can become resellers of Enigma products on a pay-for-performance basis. Most of the Company’s marketing agreements are short term purchase orders that either party can terminate, while other marketing is based on automated auctions for search engine advertising. None of the Company’s marketing agreements generate significant revenue for the Company.

Risk Factors

Our financial condition, business, operation and prospects involve a high degree of risk. You should carefully read and consider the risks and uncertainties described below as well as the other information in this report before deciding to invest in our Company. If any of the following risks are realized, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means that our stockholders could lose all or a part of their investment. For a more detailed discussion of some of the risks associated with our Company, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 7 of this Prospectus.

General

The Company’s principal executive offices are located at 150 Southfield Avenue, Suite 1432, Stamford, CT 06902, and the Company’s telephone number at that address is (888) 360-0646. The Company has a corporate internet website at http://www.enigmasoftwaregroup.com.The reference to this website address does not constitute incorporation by reference of the information contained therein.

About This Offering

This Prospectus relates to the resale of up to 1,397,088 shares of Common Stock by certain selling stockholders identified in this Prospectus. All of the 1,397,088 shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their Common Stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders.

Common Stock Offered	1,397,088 shares

Common Stock Offered by the Selling Stockholders	1,397,088 shares

Common Stock Outstanding at May 25, 2007(1)	4,191,266 shares

Use of Proceeds of the Offering	We will not receive any of the proceeds from the sale of the shares by the Offering.

OTCBB Ticker Symbol	ENGM

(1) Reflects the reduction of 12,052,001 Common Stock exchanged by Colorado Stark and Alvin Estevez for Preferred Stock.

Selected Financial Information

The selected financial information presented below is derived from and should be read in conjunction with our financial statements, including notes thereto, appearing elsewhere in this Prospectus. See “Financial Statements.”

Summary Operating Information
For the Quarters Ended March 31, 2007 and 2006 and
The Years Ended December 31, 2006 and 2005

	Quarter ended March 31 2007	Quarter ended March 31 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Total revenues	$600,329	$322,279	$1,327,481	$22,022,725
Total costs and expenses	$1,034,445	$620,510	$2,097,743	$3,281,380
Operating (loss) income	($434,116)	($298,231)	($770,262)	$18,741,345
(Loss) income before income tax provision	($6,798,022)	($293,169)	($1,966,563)	$18,754,793
Net (loss) income	($6,798,022)	($293,169)	($1,966,563)	$10,173,096

Summary Balance Sheets
March 31, 2007 and December 31, 2006

	March 31, 2007	December 31, 2006
Total current assets	$486,224	$724,912
Total assets	$622,620	$835,879
Total current liabilities	$8,163,797	$2,708,279
Total liabilities	$8,251,297	$2,766,612
Temporary equity	$2,581	$5,404
Total capital deficit	($7,631,258)	($1,936,137)
Total liabilities, temporary equity and capital deficit	$622,620	$835,879

RISK FACTORS

You should carefully consider the risks described below before investing in the Company. We consider these risks to be significant to your decision whether to invest in our Common Stock at this time. If any of the following risks actually occur, our business, results of operations and financial condition could be seriously harmed, the trading price of our Common Stock could decline and you may lose all or part of your investment.

Risks Relating to Our Business

As of December 31, 2006, there was substantial doubt about our ability to continue as a going concern. The Company may not be able to continue its operations and the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As of December 31, 2006, the Company’s independent public accounting firm issued a “going concern opinion” wherein they stated that the accompanying financial statements were prepared assuming the Company will continue as a going concern. The Company did not generate sufficient cash flows from revenues during the year ended December 31, 2006 to fund its operations. Also, as of December 31, 2006, the Company had negative net working capital of approximately $2 million. In addition, as discussed in Notes A, B and Q of the Notes to Consolidated Financial Statements for the Year Ended December 31, 2006, the Company was required, beginning January 1, 2007 to make substantial amortizing principal and debt redemption premium payments, which payments put further strain on the Company’s limited cash resources. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company continues to have negative cash flow and could run out of cash in six months or fewer.

At the present level of business activity and assuming that current sales continue at the average rate experienced during the first quarter of 2007, and the Company is required to continue making amortizing principal and debt redemption premium payments to Dutchess because of the non-effectiveness of the Company’s Registration Statement on Form SB-2, and the Company is required to make the accrued liquidated damage payments to Dutchess for the same reason, the Company’s, working capital resources could be depleted within six months or fewer, i.e., sometime in the third or fourth quarter of 2007. Actual results may be better or worse than anticipated, depending upon the Company’s actual sales results and if and when the Company’s Registration Statement on Form SB-2 (the “Registration Statement”) becomes effective.

At March 31, 2007, the Company had a net working capital deficit of approximately $7.7 million. After adding back a derivative liability, a warrant liability, a dividend payable in connection with a preferred stock beneficial conversion feature, and deferred revenue, all of which totaled approximately $7.5 million, the Company still had a net working capital deficit of approximately $166,000. Because the Registration Statement did not become effective as of January 1, 2007 and has still not been declared effective by the Securities and Exchange Commission (the “SEC”), the Company was required to make monthly payments to Dutchess of $104,167 on the first business day of each month of January through May 2007 and will most likely be required to make such a payment on June 1, 2007, in order to amortize 1/12th of principal amount of $1,000,000, plus a 25% redemption premium. The Company was unable to make the full payments due in March, April and May and will not be able to make the full payment on June 1 if required. Dutchess has agreed that through July 15, 2007, it will not hold the Company in default for making reduced payments on the Debentures, but that it reserves the right to charge any penalty specified in the Debenture Agreement for the Company’s failure to make full payment on the Debentures. See Notes C, F and L of Notes to Condensed Consolidated Financial Statements for the Three Month Period Ended March 31, 2007 (the “Notes to Financial Statements.”) The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
If all sales were to cease, and without reducing expenditures accordingly, the Company’s working capital reserves would be depleted within weeks. Therefore, if this situation were to occur, the Company would require additional funds of between approximately $2.0 million and $3.0 million in order to continue operations for the next 12 months. Please refer to Liquidity and Capital Resources in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

If we do not continue to innovate and provide products and services that are useful to users, we may not remain competitive, and our revenues and operating results could suffer.

Our success depends on providing products and services that people use for a high quality Internet experience. Our competitors are constantly developing innovations in web search, online advertising and providing information to people. As a result, we must continue to invest significant resources in new product development in order to introduce new high-quality products and services that people will use. If we are unable to predict user preferences or industry changes, or if we are unable to modify our products and services on a timely basis, we may lose users and advertisers. Our sales will decline also if our innovations are not responsive to the needs of our users and advertisers, are not appropriately timed with market opportunity, or are not effectively brought to market.

We have a material weakness in internal controls due to a limited segregation of duties, and if we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting which could harm the trading price of our stock.
Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. Inferior internal controls could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock. With only eight employees at the Company, of which only one full-time employee and one part-time employee are involved in the financial function, there is very limited segregation of duties, which the Company has identified as a material weakness in our internal controls. However, we have implemented procedures to both limit access to bank accounts and to segregate the approval of invoices from disbursements of cash, but total segregation of duties is not practicable.

Our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, our business may be harmed as we might become less responsive to the market conditions that affect our products.

We believe that a critical contributor to our success has been our corporate culture, which we believe fosters innovation, creativity and teamwork. As our organization grows, and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain the beneficial aspects of our corporate culture. This could negatively impact our future success.

Existing or new legislation could expose us to substantial liability, restrict our ability to deliver services to our users, limit our ability to grow and cause us to incur significant expenses in order to comply with such laws and regulations.

There are a number of emerging initiatives in the computer software industry. One example is the Consumer Protection Against Computer Spyware Act that provides protection for consumers against certain types of software. The aim of most of the emerging initiatives is to define which practices in the software industry are acceptable, which practices are violations of existing law, and what will require new laws. This type of legislation could impact us negatively in several ways, primarily because it would reduce the proliferation of Spyware, thereby making it more difficult to market an anti-Spyware software removal product.

During 2005, legislation pertaining to Spyware was enacted in 12 states, and is being considered in 28 additional states. This type of Legislation imposes severe penalties for companies who are in the business of distributing and installing Spyware. Typically companies will be charged fines ranging from $1,000 to $1,000,000 for each instance of installing Spyware. In some states such as New York, in addition to sharp penalties, there are also criminal charges that can be brought for installing Spyware.

This type of legislation could impact our business negatively because it would reduce the proliferation of Spyware, thereby making it more difficult to market an anti-Spyware software removal product.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

The technology and software we have developed, which underlie our products and services, are very important to us. Our proprietary products are not protected by patents. However, SpyHunter is protected as a registered trademark. To further protect our intellectual property rights, we license our software products and require our customers to enter into license agreements that impose restrictions on their ability to use the software or transfer it to other users. Additionally, we seek to avoid disclosure of our trade secrets through a number of means, including, but not limited to, requiring those persons with access to our proprietary information to execute confidentiality agreements with us, and by restricting access to our source code. In addition, we protect our software, documentation, templates and other written materials under trademark, trade secret and copyright laws. Even with all of these safeguards, there can be no assurance that such precautions will provide meaningful protection from competition or that competitors will not independently be able to develop similar technology. The copyright, trademark and trade secret laws, which are a significant source of protection for our intellectual property, offer only limited protection. In addition, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in software are uncertain and still evolving, and the future viability or value of any of our intellectual property rights is uncertain. Effective trademark, copyright and trade secret protection may not be available in every country in which our products are distributed or made available. If, in the future, litigation is necessary to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others, such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and/or financial condition. As a result, ultimately, we may be unable, for financial or other reasons, to enforce our rights under the various intellectual property laws described above.

We may be subject to intellectual property rights claims in the future, which are costly to defend, and could require us to pay damages and limit our ability to use certain technologies in the future.

The Company has not been a party to an intellectual property suit. However, as we face increasing competition, the possibility of intellectual property rights claims against us grows. Our revenues rely significantly on our intellectual property and to the extent we become subject to any intellectual property claims, they would have a material effect on the Company, and our technologies may not be able to withstand third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate, or settle, and could divert management resources and attention.  An adverse determination could also prevent us from offering our products and services to others and may require that we procure substitute products or services. With respect to an intellectual property rights claim, we may have to pay damages or stop using technology found to be in violation of a third party’s rights. We may have to seek a license for the technology, which may not be available on reasonable terms and may significantly increase our operating expenses. The technology also may not be available for license to us at all. As a result, we may be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for the infringing aspects of our business, we may be forced to limit our product and service offerings and we may be unable to compete effectively. Any of these results could harm our brand and operating results.

Our ability to offer our products and services may be affected by a variety of U.S. and foreign laws.

The laws relating to the liability of providers of online services for activities of their users are currently unsettled both in the U.S. and abroad. Claims have been threatened and filed under both U.S. and foreign law for defamation, libel, invasion of privacy and other data protection claims, tort, unlawful activity, copyright or trademark infringement, or other theories based on the nature and content of the materials searched and the ads posted or the content generated by our users. From time to time, we have received notices from individuals who do not want their names or web sites to appear in our web search results when certain keywords are searched. It is also possible we could be held liable for misinformation provided over the web when that information appears in our web search results. If one of these complaints results in liability to us, it could be potentially costly, encourage similar lawsuits, distract management and harm our reputation and possibly our business. Whether or not existing laws regulating or requiring licenses for certain businesses of our advertisers (including, for example, distribution of pharmaceuticals, adult content, financial services, alcohol or firearms), are applicable to us may be unclear. Existing or new legislation could expose us to substantial liability, restrict our ability to deliver services to our users, limit our ability to grow and cause us to incur significant expenses in order to comply with such laws and regulations. Several other federal laws could have an impact on our business. Compliance with these laws and regulations is complex and may impose significant additional costs on us. For example, the Digital Millennium Copyright Act (the “DMCA”) has provisions that limit, but do not eliminate, our liability for listing or linking to third-party web sites that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of the DMCA. The Children’s Online Protection Act and the Children’s Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. In addition, the Protection of Children from Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances. Any failure on our part to comply with these regulations may subject us to additional liabilities.

If we were to lose the services of our founders or our senior management team, we may not be able to execute our business strategy.

Our future success depends in large part upon the continued service of key members of our senior management team. In particular, our founders, Colorado Stark and Alvin Estevez, are critical to our overall management, as well as to the development of our technology, our culture and our strategic direction. Richard M. Scarlata, our Chief Financial Officer is the only full-time trained financial professional in our organization; he performs most of the duties that in many other cases would be performed by several people within a larger and deeper organization. We do not maintain any key-person life insurance policies. The loss of any of our management or key personnel could seriously harm our business.

If we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

Our performance is largely dependent on the talents and efforts of highly-skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly-skilled personnel for all areas of our organization; as well as to identify, contract with, motivate and retain contract personnel on an outsourced basis, for special projects. Competition in our industry for qualified employees and contractors is intense. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees and to retain contract personnel. As we become a more mature company, we may find our recruiting efforts more challenging. The incentives to attract, retain and motivate employees provided by our stock option grants or by future arrangements, such as through cash bonuses, may not be as effective as in the past. If we do not succeed in attracting excellent personnel or retaining or motivating existing personnel, we may be unable to grow effectively.

Our two founders run our business and affairs collectively, which may harm their ability to manage effectively.

Colorado Stark, our Executive Chairman, and Alvin Estevez, our President and Chief Executive Officer (“CEO”), currently provide leadership as a team. Our Executive Chairman and CEO provide general supervision, direction, and control, subject to the control of the board of directors. As a result, they tend to operate collectively and to consult extensively with each other before significant decisions relating to all aspects of our operations are made. This may slow the decision-making process, and a disagreement among these individuals could prevent key strategic decisions from being made in a timely manner. If our two founders are unable to continue working well together in providing cohesive leadership, our business could be harmed.

We have a short operating history and a relatively new business model in an emerging and rapidly evolving market. This makes it difficult to evaluate our future prospects and may increase the risk of your investment.
From 1999 to 2003, we were engaged in analyzing the consumer software and internet service markets, which ultimately led to the development of SpyHunter, which was launched in 2003. As a result, we first derived cash from sales of consumer software security and privacy products in 2003, all of which revenue, as well as that of 2004 and the month of January 2005, had been deferred for financial reporting purposes and was recognized in the first and second fiscal quarters of 2005, as is discussed in the Notes to Consolidated Financial Statements for the year ended December 31, 2006. We also attempted to develop an internet advertising search engine and spent considerable hours and dollars on developing this service, however, our lack of success in this regard, has led us to abandon our efforts. You must consider our business and prospects in light of the risks and difficulties that we have encountered, and will continue to encounter, as an early-stage company in a new and rapidly evolving market. We may not be able to successfully address these risks and difficulties, which could materially harm our business and operating results.

We have to keep up with rapid technological change to remain competitive.

Our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to improve the performance and reliability of our services. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our services or infrastructure.

Our main product SpyHunter from which we have derived almost all of our revenue is currently in need of product enhancements. If we are unable to introduce these product enhancements on a timely basis, or if the market does not accept these products or product enhancements, our sales will decline.

The markets for certain of our products and services are new and the markets for all of our products and services are likely to change rapidly. Our future success will depend on our ability to anticipate changing customer requirements effectively, and in a timely manner, and to offer products and services that meet these demands. The development of new or enhanced software products and services is a complex and uncertain process. We are currently working on adding additional features to our SpyHunter product, which are primarily two sets of changes that we are in the process of implementing for our SpyHunter product.  The first set contains features that will actively monitor a user’s computer in order to prevent new spyware infections; a scheduler to automatically check for new infections on the machine; and Domain Name Server (“DNS”) protection to prevent companies from spoofing URL's to trick users.  These are features that most of our competitors have and we do not.  Adding these features will make our product more competitive. The second set of changes contains features that we are adding that will be transparent to the user as an additional feature but will make our product one of the most effective solutions available. It will contain the ability to remove security threats at the WinLogon Notify level.  Historically, almost all of our revenue has come from our SpyHunter product, and we anticipate the majority of our revenue during the remainder of 2007 will be derived from enhanced versions of SpyHunter. We may experience design, development, testing and other difficulties that could delay or prevent the introduction of new products or product enhancements. Further, we may experience delays in market acceptance of new products or product enhancements as customers evaluate the advantages and disadvantages of upgrading to our new products or services.

Recently, our software product, SpyHunter, had been designated as a security threat by a certain competitor. The Company disputed this designation and it has been withdrawn. However, other competitors have made similar allegations and still others may make them in the future. If the Company is not able to successfully dispute such allegations, our customers may cease to purchase our product and result in a decrease in our revenues.

One of the Company’s competitors recently identified the Company’s core software product, SpyHunter, as a security threat to computers. The Company vigorously disputed this determination that our product is a security threat, and the competitor has withdrawn the designation. Other competitors of the Company have made similar claims before, and the Company has been successful in disputing them as well. In addition, several other competitors have made similar allegations and the Company is disputing them as well. However, if still other competitors make similar allegations in the future and we are unsuccessful in our efforts to defend our product against any such security threat designation, the acceptance of our product, as well as the revenue stream we receive as a result of the sales of our product, may substantially decrease.

There is significant competition in our market, which could make it difficult to attract customers, cause us to reduce prices and result in reduced gross margins or loss of market share.

The market for our products and services is highly competitive, dynamic and subject to frequent technological changes. We expect the intensity of competition and the pace of change either to be maintained or at least be increased in the future. A number of companies offer freeware products that provide some of the functionality of our products. The Company’s products have been affected by the availability of such freeware products, thus we may not be able to maintain our competitive position against current or potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources. Competitors with greater resources may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, distributors, resellers or other strategic partners. We expect additional competition from other established and emerging companies as the market for our products continues to develop. We may not be able to compete successfully against current and future competitors.

If our restructuring program is not successful, we may not achieve the operational and financial objectives we have set, and our business, financial condition and results of operations could be materially adversely affected. We are in the process of adapting a new business model that focuses on our core products, however, there can be no assurance our business model will be profitable.

In late 2005 we were facing an upcoming liquidity crisis which would render the company insolvent. We began to implement our current restructuring program. The aim of the restructuring plan is to first stabilize and then grow the business by reducing costs and increasing revenues. The steps to reduce costs included terminating our primary office lease, liquidating almost all of our Furniture and Equipment, terminating leases on our data center, and abandoning every product and service that the company had been developing with the exception of SpyHunter. The steps to increase revenue included increasing the quality of our SpyHunter products, increasing the quality of our SpyHunter product support, and increasing the marketing efforts of our SpyHunter product.

The costs associated with the restructuring included $302,000 in equipment writedowns, $123,000 to terminate the primary office lease, $21,000 to terminate the lease with the data center. Furthermore we estimate that during 2004, and 2005 approximately 70% of our efforts were focusing on developing new products and services. All of these potential new products and services have been abandoned and we currently have no plans to pursue them again or reuse what we had developed.

We reduced our monthly operating cash requirements from an average of $202,000 per month during 2005 to an average of $152,000 in 2006. However, during the first quarter of 2007, our monthly operating cash needs averaged $195,000, principally as a result of a stepped-up marketing program and the staffing-up of UAB Enigma. In addition our monthly cash requirements for debt service, including principal reduction payments, debt reduction premium payments and interest, averaged an additional $91,000.

In May of 2006, we introduced SpyHunter 2.7 (and in October 2006 added new features for SpyHunter 2.8 and additional features in March 2007 for SpyHunter 2.9), for which we charge a recurring fee with the subscription period shortened from 12 months to 6 months, thereby doubling the price. We have been able to dedicate our technical resources to improving our product. We still have additional improvements to make. (For information on these improvements please review the risk factor above, entitled, "Our main product SpyHunter from which we have derived almost all of our revenue is currently in need of product enhancements.”) If we are unable to introduce these product enhancements on a timely basis, or if the market does not accept these products or product enhancements, our sales will decline. Month by month we continue to see increasing revenues and are beginning to breakeven on a cash flow basis, before debt service.

There can be no assurance that we will be able to enhance our SpyHunter product or develop a new product or implement a business model that will be profitable. Previously, our product sales were non-recurring and substantially all of our reported and deferred revenue for 2003, 2004, 2005, 2006 and the first quarter of 2007 should be deemed as non-recurring revenue. For additional information, please review the Company’s discussion in “Management’s Discussion and Analysis.”

We may not be able to access third party technology, which we depend upon to conduct our business, and as a result, we could experience delays in the development and introduction of new products and services or enhancements of existing products and services.

If we lose the ability to access third party technology which we use, are unable to gain access to additional products or are unable to integrate new technology with our existing systems, we could experience delays in our development and introduction of new products and services and related improvements or enhancements until equivalent or replacement technology can be accessed, if available, or developed internally, if feasible. If we experience these delays, our sales could be substantially reduced. We license technology that is incorporated into our products and services from third parties. In light of the rapidly evolving nature of technology, we may increasingly need to rely on technology licensed to us by other vendors, including providers of development tools that will enable us to quickly adapt our technology to new products and services. Technology from our current or other vendors may not continue to be available to us on commercially reasonable terms, or at all.

Risks Related to Our Stock Being Publicly Traded

Our stock price may be volatile.

Our Common Stock has been trading in the public market for 27 months. Until very recently, trading volume has been extremely light, as approximately 59% of our outstanding shares are unregistered and cannot yet be traded. We cannot predict the extent to which a trading market will develop for our Common Stock or how liquid that market might become. The trading price of our Common Stock has been and is expected to continue to be highly volatile as well as subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	Quarterly variations in our results of operations or those of our competitors.

•	Announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments.

•	Disruption to our operations.

•	The emergence of new sales channels in which we are unable to compete effectively.

•	Our ability to develop and market new and enhanced products on a timely basis.

•	Commencement of, or our involvement in, litigation.

•	Any major change in our board of directors or management.

•	Changes in governmental regulations or in the status of our regulatory approvals.

•	Changes in earnings estimates or recommendations by securities analysts.

•	General economic conditions and slow or negative growth of related markets.

In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our Common Stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

We do not intend to pay dividends on our Common Stock.

We have never declared or paid any cash dividend on our Common Stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

Our two founders own a majority of the Company’s preferred stock, which will significantly impact our stockholders ability to influence corporate matters.

Until June 28, 2006, our founders, executive officers, directors (and their affiliates) and employees together owned approximately 77.0% of the voting power of our outstanding capital stock. In particular, our two founders, Colorado Stark and Alvin Estevez combined, controlled approximately 74.2% of the voting power of our outstanding capital stock. With the issuance of the Debentures to Dutchess, Colorado Stark and Alvin Estevez exchanged their shares of Common Stock for shares of newly issued Series A Convertible Preferred Stock (the “Preferred Stock”). While the Preferred Stock ranks senior to the Common Stock with respect to dividends, and on parity with the Common Stock with respect to liquidation, the holders of shares of the Preferred Stock shall generally vote together with the holders of shares of the Common Stock on an as-if-converted basis. Furthermore, Messrs. Stark and Estevez’ shares of Preferred Stock have anti-dilution protection, whereby they will maintain the majority voting power of the Company’s capital stock. Consequently, Colorado Stark and Alvin Estevez’ ownership of the Preferred Stock allows them to retain significant influence over management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of the Company or its assets, for the foreseeable future. This concentrated control limits the ability of stockholders to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. As a result, the market price of our Common Stock could be adversely affected.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions in our Certificate of Incorporation and By-laws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•
Our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which may prevent stockholders from being able to fill vacancies on our board of directors.

•
Our stockholders may act by written consent, provided that such consent is signed by all the shareholders entitled to vote with respect to the subject matter thereof. As a result, a holder, or holders, controlling a majority of our capital stock would not be able to take certain actions without holding a stockholders’ meeting.

•	Our Certificate of Incorporation prohibits cumulative voting in the election of directors. This limits the ability of minority stockholders to elect director candidates.

As a Delaware corporation, we are also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us.

You may experience substantial dilution as a result of the Dutchess financing transaction, as well as if we raise funds through the issuance of additional equity and/or convertible securities.

You may experience substantial dilution if Dutchess converts its Debentures into Common Stock of the Company. Since the conversion price of the Debentures fluctuates at a substantial percentage discount (25%) to fluctuating market prices, the number of shares issuable to Dutchess, upon conversion of the Debentures, is potentially limitless. In other words, the lower the average trading price of the Company’s shares at the time of conversion, the greater the number of shares that can be issued to Dutchess. This perceived risk of dilution may cause Enigma shareholders to sell their shares, thus contributing to a downward movement in the Company’s stock price, thereby potentially encouraging other Enigma shareholders to sell, or sell short, which could in turn further contribute to a spiraling stock price decline in Enigma’s Common Stock. You may also experience substantial dilution if Messrs. Stark and Estevez convert their shares of Preferred Stock into shares of Common Stock (See Description of Securities, page 42). Dutchess’ overall ownership at any one moment is limited to 9.9% of the outstanding shares of Common Stock in accordance with the financing documents. However, Dutchess is free to sell any shares into the market, which have been issued to them, thereby enabling Dutchess to convert the remaining Debentures or exercise additional warrants into shares of Common Stock.

Our Common Stock has a small public float and future sales of our Common Stock, or sales of shares being registered under this document may negatively affect the market price of our Common Stock.

As of May 25, 2007, the most recent trading day in our Common Stock, there were 4,191,266 shares of our Common Stock outstanding, at a closing market price of $0.32 for a total market valuation of approximately $1,341,205. Our Common Stock has a public float of approximately 1,740,000 shares, which shares are in the hands of public investors, and which, as the term "public float" is defined by NASDAQ, excludes shares that are held directly or indirectly by any of our officers or directors or any other person who is the beneficial owner of more than 10% of our total shares outstanding. These 1,740,000 shares are held by a relatively small number of stockholders of record. We cannot predict the effect, if any, that future sales of shares of our Common Stock into the market will have on the market price of our Common Stock. However, sales of substantial amounts of Common Stock, including future shares issued upon the exercise of 15,000,000 Warrants, future shares issued upon the conversion of Debentures, or upon Colorado Stark and Alvin Estevez converting their Preferred Stock into Common Stock, or upon exercise of stock options (of which 3,009,001 were outstanding as of March 31, 2007 and an additional 5,990,999 shares were reserved for issuance), or the perception that such transactions could occur, may materially and adversely affect prevailing market prices for our Common Stock.

We could terminate our Securities and Exchange Commission Registration, which could cause our Common Stock to be de-listed from the Over the Counter Bulletin Board (“OTCBB”).

As a public company with fewer than 300 shareholders, Enigma files its periodic reports with the SEC and registers its shares of Common Stock under the Securities Exchange Act of 1934 (the “Exchange Act”) on a voluntary basis. Since the Company has fewer than 300 stockholders of record, we are eligible to de-register our Common Stock under the Exchange Act. Although the Company does not currently plan to de-register its Common Stock, there can be no assurance that we would not de-register the Common Stock at some point in the future. If the Company were to take such action, it could inhibit the ability of the Company’s common stock holders to trade the shares in the open market, thereby severely limiting the liquidity of such shares. Furthermore, if we were to de-register, we would no longer be required to file annual and quarterly reports with the SEC and would no longer be subject to various substantive requirements of SEC regulations. De-registration would reduce the amount of information available to investors about our Company and may cause our Common Stock to be de-listed from the OTCBB. In addition, investors would not have the protections of certain SEC regulations to which we would no longer be subject. The Company has no intention of terminating the registration of the Common Stock, and in fact is constrained from doing so under the terms of its agreements with Dutchess.

Because the market for and liquidity of our shares is volatile and limited, and because we are subject to the "Penny Stock" rules, the level of trading activity in our Common Stock may be reduced.

Our Common Stock is quoted on the OTCBB (ENGM). The OTCBB is generally considered to be a less efficient market than the established exchanges or the NASDAQ markets. While our Common Stock continues to be quoted on the OTCBB, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of our Common Stock, compared to if our securities were traded on NASDAQ or a national exchange. In addition, our Common Stock is subject to certain rules and regulations relating to "penny stocks" (generally defined as any equity security that is not quoted on the NASDAQ Stock Market and that has a price less than $5.00 per share, subject to certain exemptions). Broker-dealers who sell penny stocks are subject to certain "sales practice requirements" for sales in certain nonexempt transactions (i.e., sales to persons other than established customers and institutional "accredited investors"), including requiring delivery of a risk disclosure document relating to the penny stock market and monthly statements disclosing recent bid and offer quotations for the penny stock held in the account, and certain other restrictions. If the broker-dealer is the sole market maker, the broker-dealer must disclose this, as well as the broker-dealer's presumed control over the market. For as long as our securities are subject to the rules on penny stocks, the liquidity of our Common Stock could be significantly limited. This lack of liquidity may also make it more difficult for us to raise capital in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this Prospectus, constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risk factors outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our Common Stock by the selling stockholders, Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund, II, LP.

DILUTION
As of March 31, 2007, the Company’s total liabilities exceeded its total tangible assets by $7,709,427, giving rise to a negative net tangible book value of $7,709,427, including temporary equity of $2,581, and after recognition of a derivative liability of $2,639,965, a Warrant Liability of $3,732,188, both of which arise in connection with the accounting for the Convertible Debentures, and a dividend payable with respect to a Preferred Stock beneficial conversion feature of $464,528, or a negative $1.84 per common share, based upon 4,191,266 shares of Common Stock outstanding. Dilution is determined by subtracting net tangible book value per share after this Offering from the amount paid by new investors per share of Common Stock. You may experience substantial dilution as a result of the Dutchess financing transaction, as well as if we raise funds through the issuance of additional equity and/or convertible securities. You may experience substantial further dilution if Messrs. Stark and Estevez convert their shares of Preferred Stock into shares of Common Stock.

As a result of the Dutchess financing, Dutchess may convert the shares underlying the Debentures and exercise the shares underlying the Warrant, into shares of the Company’s Common Stock. As Dutchess converts or exercises such shares into shares of the Company’s Common Stock, such conversion or exercise will dilute the current percentage ownership of the Company’s existing shareholders. The conversion price of the Dutchess Debentures and the exercise price of the Warrants fluctuate at a substantial percentage discount (25%) to fluctuating market prices, and as a result, the number of shares issuable to Dutchess, upon conversion of the Debentures and exercise of the Warrants, is potentially limitless. Dutchess’ potential ownership of the Company’s Common Stock could substantially dilute the current shareholders ownership in the Company’s Common Stock.

In addition to the Dutchess financing, the Company issued newly-issued shares of the Company’s Preferred Stock to Colorado Stark and Alvin Estevez. The shares of Preferred Stock are also convertible into shares of the Company’s Common Stock. Furthermore, the conversion rate of the Preferred Stock fluctuates with the conversion rate of the Dutchess Debentures and Warrant, and is thus at a discount of 25% from the current market price as well.

Upon Dutchess’ conversion of the shares underlying the Debenture and the exercise of the shares underlying the Warrant into shares of the Company’s Common Stock, as well as the holders of Preferred Stock conversion of their shares into shares of the Company’s Common Stock, the current shareholders will experience substantial dilution of their current percentage ownership. For additional disclosure pertaining to the potential dilution of the existing shareholders, please refer to the table on page 45, under “Description of Securities,” which shows the combined effect of the Debenture conversions and Preferred Stock conversions on the existing shareholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Market for Common Stock

Bid and ask prices for our Common Stock are quoted from broker dealers on the Bulletin Board. Enigma’s trading symbol is “ENGM”.

The following table contains information about the range of high and low bid prices for our Common Stock for each quarterly period from Q1 2005 through Q1 2007 based upon reports of transactions on the OTCBB.

Fiscal 2005*	Low	High
First Quarter (commencing February 22)	$0.42	$2.45
Second Quarter	$0.90	$1.54
Third Quarter	$0.30	$1.40
Fourth Quarter	$0.20	$0.55

Fiscal 2006*
First Quarter	$0.06	$0.25
Second Quarter	$0.05	$0.09
Third Quarter	$0.04	$0.07
Fourth Quarter	$0.02	$0.15

Fiscal 2007*
First Quarter	$0.05	$0.59

*The high and low prices listed have been rounded up to the next highest two decimal places.

The market price of our Common Stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market for the products we distribute, and other factors, over many of which we have little or no control. Broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our Common Stock, regardless of our actual or projected performance. On May 25, 2007, the most recent trading day on which shares of the Company were traded, the closing bid price of our Common Stock as reported on the OTCBB was $0.32 per share.

Holders

As of May 25, 2007, there were 30 holders of record of our Common Stock.

Dividend Policy

We have never declared dividends or paid cash dividends on our Common Stock. We intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

General

This discussion and analysis should be read in conjunction with our financial statements and accompanying notes, which are included elsewhere in this Prospectus. This discussion includes forward-looking statements that involve risks and uncertainties. Operating results are not necessarily indicative of results that may occur in future periods. When used in this discussion, the words “believes”, “anticipates”, “expects” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.

Our business and results of operations are affected by a wide variety of factors, as we discuss under the caption “Risk Factors” and elsewhere in this Prospectus, which could materially and adversely affect us and our actual results. As a result of these factors, we may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect our business, financial condition, operating results and stock price.

Any forward-looking statements herein speak only as of the date hereof. Except as required by applicable law, we undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

General Discussion on Results of Operations and Analysis of Financial Condition

We begin our General Discussion and Analysis with a discussion of the Critical Accounting Policies and the Use of Estimates, which we believe are important for an understanding of the assumptions and judgments underlying our financial statements. We continue with a discussion of the Results of Operations for the three-month periods ended March 31, 2007 and 2006 and for the years ended December 31, 2006 and 2005, followed by a discussion of Liquidity and Capital Resources available to finance our operations.
We are a developer of Internet-based systems and downloadable security software products designed to give our customers instant access to information on the web and control over the programs installed on their computers in an automated and easy to use way, thereby enhancing transparency and user control. Our business strategy is to leverage our knowledge of internet marketing, as well as our existing base of more than 750,000 users, to continue to develop Internet software products that further the values on which the Internet is based. Our consumer software product line is focused on delivering Internet privacy and security to individual users, homes, offices, and small businesses. Sales of SpyHunter® (“SpyHunter”) commenced in June 2003. In late January 2005, we began to license a new and improved product, SpyHunter 2.0, and in May 2006, with the introduction of SpyHunter 2.7, added important new features as well as changed the pricing structure. In October 2006, we introduced SpyHunter 2.8 and in March 2007, SpyHunter 2.9, each of which we further enhanced our detection and removal features.

Critical Accounting Policies and the Use of Estimates

Revenue Recognition

We recognize revenue from the sales of license fees and subscriptions of SpyHunter in accordance with accounting principles generally accepted in the United States of America that have been prescribed for the software industry. Revenue recognition requirements in the software industry are very complex and require us to make some estimates.

Specifically, we recognize such revenues in accordance with Statement of Position (“SOP”) No. 97-2 “Software Revenue Recognition,” as amended by SOP No. 98-9 “Modification of SOP No. 97-2, Software Revenue Recognition, With Respect to Certain Transactions.” These statements of position provide guidance for recognizing revenues related to sales by software vendors. We sell our principal software product, SpyHunter, along with its 6 month subscription service over the Internet. Customers order SpyHunter and simultaneously provide their credit card information to us. Upon receipt by us of authorization from the credit card issuer, the customer is able to download the product over the Internet. For the sales price of $29.99, we provide a license to use our product and post-contract customer support (“PCS”), which consists primarily of free updates to our software products as and when such updates are available, as well as e-mail and telephonic support.

For sales of SpyHunter 1 series that occurred during the years ended December 31, 2003 and 2004, as well as during the month of January 2005, this PCS was provided for an indefinite period into the future. However, with the introduction at the end of January 2005 of our new and improved product, SpyHunter 2.0, PCS was limited to one year from the date of purchase. For SpyHunter 2.7, which was introduced in May 2006, and which replaced SpyHunter 2.0, and for SpyHunter 2.8, which was introduced in October 2006, and represents an upgrade over SpyHunter 2.7, PCS is limited to six months. Licensees of the SpyHunter 1 series were provided with PCS up until March 10, 2005, from which point forward we no longer supported that product, and at which time we began to recognize the revenue from the sales of SpyHunter series 1.
SpyHunter 2.7, 2.8 and 2.9 contain improvements that are in recognition of the more challenging security threats that the Company noted in early 2006 and were developed in response to our customers. As part of Enigma’s renewed commitment to quality and customer satisfaction, spyware definition updates are a major facet of our customer support.

Because of the continuing threat of new spyware and adware, SpyHunter is not functional without these definition updates, which comprise the bulk of our PCS. The remainder of PCS consists of e-mail and telephonic customer support, which makes the product user friendly. Accordingly we believe that all of the value is attributable to PCS, and hence, the revenue from sales is attributable entirely to PCS and was deferred and recognized over 12 months in the case of the SpyHunter 2.0 and is deferred and recognized over 6 months in the case of the SpyHunter 2.7, 2.8 and 2.9, the respective periods of PCS in each case. Also in each case we utilize the ½ month convention in the month of sale and the corresponding final month of PCS. For both products, the renewal rate for PCS was and is $29.99, the same as the original sales price.
Customers are also able to order a CD version of, and an extended download service for, SpyHunter 2.9, in which case we earn commission income, all of which is recognized at the time of delivery of the product or service; as is any commission income that we earn on sales of other companies’ products or from on-line advertising of such products on our various websites.

In accordance with SOP No. 97-2 and SOP No. 98-9, the fee is required to be allocated to the various elements based on vendor specific objective evidence (“VSOE”) of fair value. On all sales of SpyHunter 1 series which occurred from June 2003 through January 2005, VSOE did not exist for the allocation of revenue to the various elements of the arrangement. As a result, we deferred all revenue from these arrangements. This deferred revenue totaled $21,270,075 and consisted of $6,320,000 deferred from the year ended December 31, 2003, approximately $14,850,000 deferred from the year ended December 31, 2004 and approximately $105,000 deferred from the month of January 2005.

We informed all of our customers that as of March 10, 2005, we would no longer support or provide updates to the SpyHunter 1 series software and we offered SpyHunter 2.0 to then existing customers free of charge for a period of 90 days. Accordingly, we have recognized as revenue, all proceeds from the sales of SpyHunter 1 series that occurred from June 2003 through January 2005, ($21,270,075) during the 90 day period from March 11, 2005 through June 10, 2005, at the daily rate of 1/90 of the total deferred revenues.

With respect to sales of SpyHunter 2.0, which had PCS limited to one year after the sale, and SpyHunter 2.7, 2.8 and 2.9, which have PCS limited to six months after the sale, VSOE does exist for the allocation of revenue to the various elements of the arrangement, as we consider all of the revenue from such sales to be attributable to the service element because the SpyHunter download is useless without it. Accordingly, we recognized the license fees for SpyHunter 2.0 during the 12-month period, and for SpyHunter 2.7, 2.8 and 2.9, for the 6-month period immediately subsequent to the sale.

Reserves for Product Returns

Our policy with respect to product returns is spelled out in our End User License Agreement (“EULA”), which states “…products purchased that are downloadable are NOT refundable; however, Enigma Software Group, Inc. reserves the right to award refunds to a customer on a per case basis.” As of December 31, 2006, we had not accrued a reserve for potential refunds or chargebacks, as our experience has been such that returns and chargebacks are not material to our overall revenues. We may voluntarily accept greater or fewer products for return.

Income Taxes

We make estimates to determine our current provision for income taxes, as well as our income taxes payable. Our estimates with respect to the current provision for income taxes take into account current tax laws and our interpretation of current tax laws, as well as possible outcomes of any future tax audits. Changes in tax laws or our interpretation of tax laws and the resolution of any future tax audits could significantly impact the amounts provided for income taxes in our financial statements.

Legal Contingencies

From time to time, we are involved in routine legal matters incidental to our business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on our financial position, results of operations or liquidity.

Results of Operations For the Three-Month Periods Ended March 31, 2007 and 2006

Overview

Our goals for the past several years were to launch SpyHunter, generate significant licensing fees and continue to build on that success by generating even greater licensing fees. We are making progress in accomplishing these goals. Our business plan going forward is to continue to develop both Internet software products and services for consumers in order to establish recurring subscription revenue.

Revenues

For the three-month period ended March 31, 2007 and 2006, revenue from the sales of software products and subscriptions was $547,932, and $297,440, respectively. This increase of approximately 84% reflects both an increase in the number of new subscriptions as a result of our increased marketing efforts, as well as an increased number of renewals resulting from the reduction in the subscription period from 12 months to 6 months. Actual unit sales for the quarter increased from 3,509 in the first quarter of 2006 to 22,821 in the first quarter of 2007. Since a change in the subscription period from 12 months to 6 months also results in a 50% reduction of the deferral period for revenues, this change has a skewing effect in the comparability of amounts of reported revenues from one year to the next. With respect to that skewing difference, while it cannot be quantified precisely, it should be noted that at March 31, 2007, deferred revenue as reported on the balance sheet was $674,638 as compared to $378,167 at March 31, 2006, an increase of $296,471. Also, the change in deferred revenue for each quarter, as reported in the Condensed Consolidated Statements of Cash Flows, was an increase in deferred revenue for the current year quarter, a “source of cash” of $147,433, while for the prior year quarter, the decrease in deferred revenue had the effect of being a “use of cash” of $191,445.

For the three-months ended March 31, 2007, commission income was $52,397, while for the comparable prior year period, such revenue reported was $24,839. The increase is primarily attributable to commissions earned on sales of third-party owned products.

Expenses

Expenses for the three month periods ended March 31, 2007 and 2006 were $1,034,445 and $620,510, respectively.

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006 (restated)
Marketing and selling	$202,954	$20,427
General and administrative	824,056	598,916
Depreciation and amortization	7,435	1,167
Total expenses	$1,034,445	$620,510

For the three months ended March 31, 2007, marketing and selling expenses increased by approximately $183,000 as compared to that of the prior year period. This almost 10 times increase had a direct result on the increase in unit sales of new subscriptions for the current year period compared to those of the prior year period. Marketing costs, which are expensed as incurred, relate directly to the level of unit sales activity for new subscriptions, as opposed to the revenue reported for the period, which may have been entirely or partially deferred, in accordance with SOP 97-2, as discussed above. Actual sales of software products (which impacts immediately on operating cash flow, as opposed to reported revenues from sales) increased for the quarter by approximately $576,000, an amount which was approximately 6 times greater than that of the prior year comparable period.

For the three months ended March 31, 2007, general and administrative expenses increased by approximately $225,000, or 38%. The increase was principally due to the non-cash increase in the cost of stock-based compensation expense, $144,000, related to the vesting of stock options, as well as expenses associated with UAB Enigma of $88,000 and the increased cost of the Company’s 401-k Plan matching formula. These increases were offset partially by decreases in the Company’s occupancy cost associated with the relocation of our corporate offices from New York City to Stamford Connecticut.

Depreciation and amortization expense increased by approximately $6,000 during the three months ended March 31, 2007, when compared to the comparable prior year period, principally due to the acquisition of fixed assets for UAB Enigma.

Operating Loss and Net Loss

As a result of the foregoing the Company incurred an operating loss of $434,116 for the quarter ended March 31, 2007, compared to an operating loss of $298,231 for the comparable prior year quarter. This loss was further increased by the incurrence of costs associated with the Dutchess financing: namely; debenture interest expense, discount expense on convertible debentures, fair value adjustments for derivatives and warrants, accretion adjustment for the beneficial conversion feature of the Preferred Stock, and provision for liquidated damages, thereby generating a net loss of approximately $6.8 million for the quarter ended March 31, 2007 as compared to a net loss of approximately $293,000 for the comparable prior year period.

Liquidity and Capital Resources for the Three-Month Periods Ended March 31, 2007 and 2006

At March 31, 2007, we had cash and cash equivalents of $187,982. This compares favorably to cash and cash equivalents of $167,705 at March 31, 2006, but unfavorably to cash and cash equivalents of $471,254 at December 31, 2006.

Net cash used in operating activities for the three months ended March 31, 2007 was approximately $15,000, as compared to net cash used in operating activities of approximately $304,000 for the comparable prior year period. The decrease in net cash used in operating activities of $289,000 principally reflects the increase in unit sales for the quarter, as discussed above.

Net cash used in investing activities for the three months ended March 31, 2007 was approximately $22,000, and represents capital expenditures for furniture and computers for UAB Enigma.

Net cash used in financing activities for the three months ended March 31, 2007 was approximately $246,000 and represents a portion of the payments required to be made to Dutchess due to the fact that the Registration Statement has not yet become effective. As discussed in Notes to Condensed Consolidated Financial Statements, Dutchess has agreed that through June 1, 2007, it will not hold Enigma in default specifically for reduced payments due on the Debentures, but that it reserves the right to charge any penalty specified in the Debenture Agreement for the Company’s failure to make full payment on the Debentures.

Had Dutchess not granted the Company a partial and temporary forbearance regarding the payments due to it, the Company would now be out of business, as through March 31, 2007 such additional payments due to Dutchess would have exceeded $240,000. Of that amount, approximately $67,000 was due for debenture reduction and debenture redemption premium payments and an additional approximate $174,000 was due for liquidated damage payments.

At the present level of business activity and assuming that current sales continue at the average rate experienced during the first quarter of 2007, and the Company is required to continue making amortizing principal and debt redemption premium payments to Dutchess because of the non-effectiveness of the Company’s Registration Statement on Form SB-2, and the Company is required to make the accrued liquidated damage payments to Dutchess for the same reason, the Company’s working capital resources could be depleted within six months or fewer, i.e., sometime in the third or fourth quarter of 2007. Actual results may be better or worse than anticipated, depending upon the Company’s actual sales results and if and when the Company’s Registration Statement on Form SB-2 becomes effective.

The Company’s liquidity position is extremely severe, as without the funds derived from the sale of Debentures to Dutchess, the Company would have run out of cash in July 2006; and without forbearance from Dutchess, we would have run out of cash in the first quarter of 2007. This was anticipated in the Company’s earlier filings, as is evidenced by the going concern opinions included in its 2005 and 2006 audited financial statements.

Results of Operations For the Years Ended December 31, 2006 and 2005

Overview

Our goals for the past several years were to launch SpyHunter, generate significant licensing fees and continue to build on that success by generating even greater licensing fees. We were successful in accomplishing these goals, but as discussed above, all of the revenue associated with the SpyHunter 1 series was deferred and not recognized as revenue until 2005, while the cash was received and used principally during 2003 and 2004 to support our operations. Therefore, all of our deferred revenue reported for 2003 and 2004, approximately $21.1 million, was realized and recorded as non-recurring revenue during 2005, without any cash flow effect. Our business plan going forward is to continue to develop both Internet software products and services for consumers in order to establish recurring subscription revenue.

During the third and fourth quarters of 2005, the Company attempted to restructure itself by transitioning from a license fee revenue model to an advertising based revenue model. This attempt ultimately failed and the Company completely abandoned this effort in January 2006. During the period of this attempted restructure, the Company terminated 11 of its 18 employees at a gross annual cost savings for salary and benefits, before outsourcing, of approximately $790,000, on a pre-tax basis. The terminated employees included 9 engineering and customer support personnel, and a portion of their workload was outsourced at an annual cost of approximately $150,000. In addition, several administrative employees were terminated to conserve capital resources and their workload was absorbed by the remaining employees.

Revenues

For the year ended December 31, 2006, reported revenues from the sales of software products and subscriptions were $1,207,824, principally consisting of revenue recognized from sales of SpyHunter 2.0 and SpyHunter 2.7 and 2.8. Also, for the year ended December 31, 2006, commission income and advertising revenues were $119,657. For the year ended December 31, 2005, reported revenues from the sales of software products and subscriptions totaled $21,915,358, consisting of the non-cash recognition of deferred revenue from sales of the SpyHunter 1 series of approximately $21,275,000 (the cash generated by these license fees having all been received during the years ended December 31, 2003, 2004 and the month of January 2005 and used to support operations of those years and period, respectively); and approximately $640,000 of revenue recognized principally from sales of SpyHunter 2.0. Also for the year ended December 31, 2005, commission income and advertising revenues totaled $107,367.

The price charged for each SpyHunter product, Series 1, SpyHunter 2.0 and SpyHunter 2.7 and 2.8 was or is $29.99. SpyHunter Series 1 was introduced in June 2003 and discontinued in January 2005 with the introduction of SpyHunter 2.0. SpyHunter 2.0 was discontinued in May 2006 with the introduction of SpyHunter 2.7. SpyHunter 2.8, which was introduced in October 2006, contains a number of upgrades that were not available in SpyHunter 2.7.

During the approximate 16 months that SpyHunter 2.0 was sold, the Company produced 31 spyware definition updates, for an average of slightly less than two per month. In recognition of the more challenging security threats that the Company noted in the months immediately prior to May 2006 and in response to our customers, Enigma introduced SpyHunter 2.7 in May 2006 with upgrades in October 2006 to SpyHunter 2.8, with the commitment that spyware definition updates would become a major facet of our customer support.

Accordingly, we have provided 58 such updates in that approximate 8 month period May-December 2006, for an average of over 7 updates per month, or more than triple the rate of spyware definition updates produced for SpyHunter 2.0. The production of such updates is labor intensive. Therefore, in recognition of the increased costs of defending against new threats with more timely and comprehensive definition updates, the Company determined it was necessary to increase the price of its product, but being sensitive to the historic price point of $29.99, decided to reduce the term of its customer support contract from 12 months to 6, without increasing the price point.

Expenses

Expenses for the years ended December 31, 2006 and 2005 were $2,097,743 and $3,281,380, respectively.

	Year Ended December 31, 2006	Year Ended December 31, 2005
Marketing and selling	$214,725	$308,015
General and administrative	1,868,441	2,425,265
Write-down of impaired assets		387,055
Depreciation and amortization	14,577	161,045
Total expenses	$2,097,743	$3,281,380

Marketing and selling expenses are expensed as incurred and relate directly to the level of “current sales” activity as opposed to the revenue reported, under SOP 97-2, for the period, which may have been entirely or partially deferred, as discussed above. For the year ended December 31, 2006, marketing and selling expenses declined by approximately $93,000, or 30%, from that of the prior year comparable period. This decline reflects reduced advertising dollar expenditures during the first half of 2006, in order to conserve cash. Normally there is a direct correlation between advertising dollar expenditures and “current sales.” That normal relationship was skewed in 2006 by the Company’s need to conserve cash.

The Company determines “current sales” based on sales that occur during the period upon which we are reporting. “Current sales” are the amount of cash sales that were generated during that period. The amount of sales reported on the Statement of Operations, under the caption “Sales of software products and subscription services” is a number derived from the Company’s application of SOP 97-2 and includes a portion cash or current sales that occurred in prior periods. “Current sales” of software products and subscription services declined for the year 2006 from 2005 by approximately $59,000, from $1,207,000 to $1,148,000.

For the years ended December 31, 2006 and 2005, General and Administrative expenses were approximately $1,868,000 and $2,425,000, respectively. The decline of $557,000, or approximately 23%, is principally due to decreases in compensation and benefits expense reflecting the lay-off of 11 employees in 2005.

Write-down of Impaired Assets

At December 31, 2005, the Company incurred an impairment charge of $387,055, representing: the difference between what the Company had received, approximately $4,000, from the disposal of its excess furniture and fixtures; and the abandonment of its leasehold improvements (see Notes to Consolidated Financial Statements), and their respective carrying values at that date; and the security deposit of $83,147, on its office lease. As of December 31, 2006, the Company had not incurred an impairment charge.

Net Income (Loss)

As a result of the foregoing and after accounting for interest income, debenture interest expense, debenture redemption premium, discount expense on convertible debentures, fair value adjustments for derivatives and warrants, provision for liquidated damages, accretion adjustment for the beneficial conversion feature of the Preferred Stock, (all of which are associated with the Convertible Debentures and the issuance of Preferred Stock) and any related income tax expense/(benefits), there was a net loss of approximately $1,967,000 for the year ended December 31, 2006, as compared to a net income of approximately $10,173,000 for the prior year.

Liquidity and Capital Resources For the Years Ended December 31, 2006 and 2005

At December 31, 2006 and 2005, we had cash and cash equivalents of $471,254 and $472,008, respectively. As discussed above, without the net $905,000 received in connection with the Dutchess financing transaction, the Company would have had to have cease operations prior to December 31, 2006.

Net cash used in operating activities for the year ended December 31, 2006, was approximately $893,000, compared to net cash used in operating activities of approximately $137,000 for the year ended December 31, 2005, representing an increase in net cash used in operating activities of $756.000. However, the $137,000 for the prior year reflects the release of approximately $1,005,000 from restricted cash as well as a refund of prepaid income taxes of approximately $257,000. Without both of these cash sources, the Company would have reported approximately $1,400,000 of net cash used in operating activities for the year ended December 31, 2005, or approximately $500,000 more than for the year ended December 31, 2006. The balance of the change in net cash used in operating activities is principally attributable to the lower general and administrative expenses discussed above.

At the present level of business activity, the Company’s ongoing monthly gross operating cash disbursements are expected to average $190,000, excluding debt service. At December 31, 2006, the Company had a net working capital deficit of approximately $2.0 million. After adding back a derivative liability, a warrant liability, a dividend payable in connection with a preferred stock beneficial conversion feature, and deferred revenue, all of which totaled approximately $2.4 million, the Company had net working capital of approximately $370,000 available to fund ongoing operations and required debt service payments. As discussed in Note H of the accompanying Notes to Consolidated Financial Statements, the Debenture Agreement contains provisions for amortizing cash payments, allocated to principal and debenture redemption premium, to be made if the Registration Statement has not been declared effective by January 1, 2007, which is the case. As a result thereof, the Company was required to make amortizing principal payments and redemption premium payments to Dutchess on January 2, February 1 and March 1, 2007, which totaled approximately $246,000. Until the Registration Statement is declared effective, which the Company presently estimates will occur on or about May 15, 2007, the Company will be required to make further such payments on April 2, 2007 and probably on May 1, 2007. The payment made on March 1, 2007 created an event of default under the Financing documents. (See Notes B and Q of the accompanying Notes to Consolidated Financial Statements.)

At the present level of business activity, and assuming that current sales continue at the average rate experienced during the months of December 2006 and January and February 2007, and assuming that the Company is required to continue making amortizing principal and debt redemption premium payments to Dutchess because of the non-effectiveness of the Registration Statement, the Company’s working capital resources could be depleted within six months or fewer, i.e., sometime in the third quarter of 2007. As discussed in Note Q to the accompanying Notes to Consolidated Financial Statements, as of December 31, 2006, the Company was required to make principal payments and debenture redemption premium payments totaling $104,167 on each of January 1 and February 1, 2007. These payments to Dutchess were required because the Registration Statement had not been declared effective prior to January 1, 2007 and continues to not be effective. These payments, plus the required monthly interest payments, amounting to 1% of the outstanding principal, severely depleted the Company’s working capital reserves in the first two months of 2007. Unless the Company receives forbearance from Dutchess on a portion of future required payments under the Debenture, the Company could deplete its working capital reserves within the next four to six months.

Actual results may be better or worse than anticipated, depending upon the Company’s actual sales results in future months. The Company’s liquidity position is extremely severe, as without the funds derived from the sale of Debentures to Dutchess, the Company would have run out of cash in July 2006. This was anticipated in the Company’s earlier filings, as is evidenced by the going concern opinion included in its 2005 audited financial statements.

Because our business is evolving and changing, our operating cash flow may continue to suffer, and past operations are not a good gauge for anticipating future operations. In addition, we have taken on substantial debt. On the positive side, we have effectively reduced our operating overhead by reducing staff and utilizing outsourcing channels and by moving our corporate headquarters from lower Manhattan to Stamford, Connecticut. We are hopeful that these overhead reductions will help to improve our operating results.

Net cash used in investing activities for the years ended December 31, 2006 and 2005 were approximately $12,500 and $6,500. Acquisitions of furniture and fixtures and computer equipment accounted for the major portion of investing activities in each year.

Net cash provided by financing activities for the years ended December 31, 2006 and 2005, were $905,000 and $0, respectively. Net proceeds from the issuance of the Debentures to Dutchess accounts for all of the net cash provided by financing activities during the year ended December 31, 2006.

BUSINESS

General

The Company is a developer of software and Internet-based systems designed to give customers information and control over the programs installed on their computers in an automated and easy to use way. The Company’s business strategy is to develop products that further the values on which the Internet is based: transparency and user control.

The Company is a Delaware corporation which commenced operations in July of 1999. Following an initial investment round at the time of operational commencement, the Company had no further capital infusion until June 28, 2006, when the Company, entered into a Subscription Agreement with Dutchess and immediately closed the transaction pursuant to which the Company issued secured Debentures, convertible into shares of Common Stock of the Company, in the principal amount of One Million dollars ($1,000,000). Dutchess funded Five Hundred Thousand dollars ($500,000) to the Company upon the initial closing and Dutchess funded an additional Five Hundred Thousand dollars ($500,000) to the Company simultaneously with the filing of the Registration Statement in July 2006 covering the shares of Common Stock underlying the Debentures and Warrants with the SEC. Pursuant to the Subscription Agreement, the additional funding had been agreed upon between Dutchess and the Company and was contingent only on the filing of the Registration Statement.

The Debentures bear interest at 12% per annum and are due in June of 2011. The Company also entered into a Registration Rights Agreement with Dutchess, whereby the Company agreed to register the shares of Common Stock issuable pursuant to the conversion of the Debentures and exercise of outstanding Warrants.

The Debentures are convertible into shares of Common Stock of the Company at the lesser of seven cents ($.07), or seventy-five percent (75%) of the lowest closing bid price of the Common Stock during the twenty (20) trading days immediately preceding a notice of conversion. Dutchess’ overall ownership at any one moment is limited to 9.9% of the outstanding shares of Common Stock in accordance with the financing documents. However, Dutchess is free to sell any shares into the market, which have been issued to them, thereby enabling Dutchess to convert the remaining Debentures or exercise additional warrants into shares of Common Stock.

Pursuant to a Security Agreement between the Company and Dutchess, the Company granted Dutchess a first priority security interest in certain property of the Company to secure the prompt payment, performance and discharge in full of all of Company’s obligations under the Debentures and exercise and discharge in full of Company’s obligations under the Warrants.

The Company’s products and services utilize proprietary technology that target the U.S, consumer market. Products are distributed exclusively over the Internet by download. The Company owns and operates over 20 websites, including Enigmasoftware.com, Enigmasoftwaregroup.com, adorons.com, spywareremove.com, Enigma-popup-stop.com, softvote.com, registryline.com and others.

The Company also operates Registryline.com, a specialty search engine for real estate foreclosures, for which users pay $29.99 per month to access.

Competition

The Company’s markets are extremely competitive and are subject to rapid technological change. They are influenced by the constant change in Internet security threats and the strategic direction of major software and operating system providers, as well as network equipment and computer hardware manufacturers, Internet service providers, application service providers and key application software vendors. The Company’s competitiveness depends on its ability to deliver products that meet customer needs by enhancing existing solutions and services as well as offering reliable, scalable and standardized new solutions on a timely basis.

The Company has limited resources, and as a result, must deploy its available resources thoughtfully. Most of the Company’s competitors have far greater financial resources. The principal competitive factors in the consumer products: product quality, employment of the most advanced technology, time to market, price, reputation, financial stability, breadth of product offerings, customer support, brand recognition, and sales and marketing capabilities.

In the consumer software security and privacy markets, the Company competes against many companies who offer competing technology solutions and competing customer response and support services. The Company estimates its share of this market to be less than 1%. In anti-Spyware and filtering products, some of the companies Enigma competes against include: Microsoft, Symantec, Computer Associates, McAfee Security, Trend Micro, CheckPoint, Lavasoft, PepiMK Software, WebRoot, PCTools, and Aluria Software.

The principal competitive factors for our product are: quality of database of spyware definitions, quality of product, features of product, brand name, distribution, and marketing. There are several hundred companies that have products that compete directly with SpyHunter. Qualitatively, SpyHunter is not the best product on the market but is good enough to compete effectively with the leading products.  The one unique feature that SpyHunter has that gives us a competitive advantage is our ability to remotely diagnose and create a custom fix for individual machines regardless of whether or not we have identified and categorized the user's particular problem.  One of our main objectives at present is to create more of a distinction on the advantages of this level of personal service. Our brand is well known but not as well known or trusted and respected as some of the other brands that we compete against.  Microsoft, Symantec, Computer Associates, Mcafee and other large companies all have products that directly compete with SpyHunter.  These companies have considerably more established brands, and distribution and some of them even offer this product free. We believe that our most direct competitors are:  PC Tools, Lavasoft, Webroot, LI Utilities, and Xoftspy.

Industry Overview

Internet Security Software

The rapid adoption of the Internet has accelerated the distribution and sharing of data and applications, enabling users to adopt new electronic ways of doing everything from home entertainment to shopping to conducting business. However, as users have become more reliant on the Internet to conduct operations, new security threats have emerged to significantly increase their vulnerability to malicious attacks. These security threats include worms, viruses, phishing, spam and spyware that can enable unauthorized access to information, monitor the user’s online activity, transmit sensitive data, steal proprietary data, and otherwise negatively affect the performance of the user’s computer network.

The Spyware Problem

History

The following disclosure is the Company’s views, based on our market research and analysis.

In late 2000, after the collapse of the Internet bubble, several companies began developing free software applications that would monitor a user’s activity and deliver advertisements. Lack of interest in the Internet allowed this form of marketing to rapidly grow.

The success of initial entrants into the space attracted many new companies. Unregulated by any authorities, many companies employed aggressive and deceptive marketing tactics. Many computers had some form of Spyware present and much of this Spyware was poorly written and caused machines to become unstable; and computers with multiple infestations would often be slowed to a crawl or become completely unusable.

In 2004, legislators became very active in regulating the threat of Spyware. Several new bills and laws were introduced. In 2004 and 2005 several lawsuits were filed against publishers of Spyware. Some of the lawsuits were filed by formidable organizations such as the office of New York State Attorney General Eliot Spitzer, and The Federal Trade Commission. The threat of litigation forced many American and Western European organizations to make substantial modifications to their software to the point that many are no longer considered threats.

There are a number of emerging legal initiatives relating to Spyware in the computer software industry. One example is the Consumer Protection Against Computer Spyware Act that provides protection for consumers against certain types of software. The aim of most of the emerging initiatives is to define which practices in the software industry are acceptable, which practices are violations of existing law, and what will require new laws.

While not many laws exist to specifically regulate Spyware, many web groups are interested in using existing laws to protect consumers against Spyware and other malicious software. As early as March 2004, the Center for Democracy & Technology president Jerry Berman testified before the Senate Commerce Committee that several established federal laws - Section 5 of the Federal Trade Commission Act, the Electronic Communications Privacy Act (ECPA), and the Computer Fraud and Abuse Act (CFAA) - could be used against Spyware distributors.

During 2005, legislation pertaining to Spyware was enacted in 12 states, and is being considered in 28 additional states. This type of Legislation imposes severe penalties for companies who are in the business of distributing and installing Spyware. Typically companies will be charged fines ranging from $1,000 to $1,000,000 for each instance of installing Spyware. In some states such as New York, in addition to sharp penalties, there are also criminal charges that can be brought for installing Spyware.

During the last two years there have been several lawsuits brought up by stated attorneys general, and the Federal Trade Commission, against publishers of Spyware. The outcome of these lawsuits has mostly been that injunctions were granted and severe fines were imposed. These lawsuits appear to be causing most publishers of Adware and Spyware to re-evaluate their business practices.

This type of legislation could impact our business negatively because it would reduce the proliferation of Spyware, thereby making it more difficult to market an anti-Spyware software removal product, and effectively making SpyHunter redundant.

Spyware Today

Many American and Western European publishers of Spyware have taken steps such as informing the consumer in a clear and conspicuous manner of what their software will do. They have made it easier for users to identify and remove their programs if they choose to. Most consumers are aware of the Spyware problem and have some form of anti-Spyware software installed in their computer.

While American and Western European authors of Spyware and Adware have made strides in a positive direction, software authors out of areas such as Russia, Eastern Europe, Indonesia and other regions, which are not as cooperative with United States Courts, have made their products more intrusive than ever.

While the new breeds of Spyware are not as ubiquitous as the original wave which reached over 90% of all users, they are far more difficult to detect and remove, and substantially more dangerous. For these reasons, individuals and corporations have purchased several different forms of anti-Spyware protection and scan their computers regularly to ensure that their machines have not been compromised.

Business Strategy

Consumers and businesses are more internet security conscious today than ever. Enigma continues to see a consumer appetite for anti-Spyware products. The Company has found that some of its customers are so conscious about security, that they purchase multiple anti-Spyware products. The Company repeatedly sees this multiple product buying pattern in both consumers and businesses. Enigma now generates most of its revenue from renewals. Enigma is in the process of developing and executing a marketing strategy to increase new license sales.

The Company’s strategy is to develop a new version of SpyHunter that will be competitive with the leading products on the market. A few simple changes to the product will make SpyHunter competitive with the other leading brands. There are two sets of changes that we are in the process of implementing for our SpyHunter product.  The first set contains features that will actively monitor a user’s computer in order to prevent new spyware infections; a scheduler to automatically check for new infections on the machine; and DNS protection to prevent companies from spoofing URL's to trick users.  These are features that most of our competitors have and we do not.  Adding these features will make our product more competitive. The second set of changes contains features that we are adding that will be transparent to the user as an additional feature but will make our product one of the most effective solutions available. It will contain the ability to remove security threats at the WinLogon Notify level.  At present none of our competitors have the ability to remove security threats at this level in the system.  We are presently testing it, but have not yet perfected it to the point of inclusion in our product. This should make our product one of the most effective solutions available.

The Company may also pursue acquisitions. Currently there are no plans, discussions, proposals, or arrangements to acquire other businesses.

Marketing

Most users find Enigma websites through advertisements purchased from Internet advertising companies and other advertising networks or search engines. Trial versions of SpyHunter are also available on download sites such as Reg.net, download.com, and Tucows. The Company also operates an affiliate program where other website operators can become resellers of Enigma products on a pay-for-performance basis.

Much of the Company’s marketing occurs through agreements that are effectively short-term purchase orders that either party can terminate. Marketing also occurs through automated auctions for search engine advertising. In the past, the Company has lost the ability to advertise certain products or services on various networks. For example, Google will not allow Enigma to advertise SpyHunter under many important industry keywords such as Spyware or Adware. Yahoo will not permit the advertisement of SpyHunter on its front page, as it competes with Yahoo’s own Spyware removal product. The Company does, however, maintain an active relationship with both Google and Yahoo for other products.

The Internet advertising market is extremely competitive and has experienced steadily increasing advertising rates. More and more offline advertisers are using the Internet as a means of promotion and branding and this trend is continuing to drive up online advertising prices. Management anticipates continued increases in Internet advertising rates for the foreseeable future. Higher advertising rates can adversely affect Company profit margins. The price of internet advertising has increased to the point where it is extremely difficult for Enigma to purchase advertising at a profit in order to market it’s product(s).

Critical Accounting Policies - Revenue Recognition

The Company recognizes revenue in accordance with accounting principles generally accepted in the United States of America that have been prescribed for the software industry. Revenue recognition requirements in the software industry are very complex. In applying its revenue recognition policies, management must determine which portions of Company revenue are recognized currently and which portions must be deferred. In order to determine current and deferred revenue, management must make estimates with regard to future deliverable products and services and the appropriate pricing for those products and services. Such estimates regarding future products and services may differ from actual events.

In arrangements that include multiple elements, including software licenses and maintenance and/or services, and packaged products with content updates, the Company recognizes revenues in accordance with SOP No. 97-2 “Software Revenue Recognition,” as amended by SOP No. 98-9 “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions,” and thus allocates all of the revenue to the maintenance and service feature and none to the software license, per se; and, accordingly, defers such revenue from these arrangements and recognizes the revenue over the term of maintenance and service.

A full description of the Company’s revenue recognition policy is discussed in the Notes to Consolidated Financial Statements.

Technology and Development

Intellectual Property

The Company regards its software as proprietary, and software applications are written in Visual Basic and C++. They are written for personal computers using Microsoft Windows 98, Windows 2000, Windows ME, Windows XP and Windows NT. The Company protects its software technology by relying on a combination of copyright, trade secret and trademark laws, restrictions on disclosure and other methods. In particular, it has registered trademarks in the United States. In the future, management may implement patent filing in order to protect proprietary intellectual property that it believes is important to its business. To speed up development time of new products, the Company occasionally licenses some intellectual property from third parties for use in our products.

Enigma faces a number of risks relating to its intellectual property, including unauthorized use and unauthorized copying, or piracy, of software solutions. Litigation may be necessary to enforce intellectual property rights, to protect trade secrets or trademarks or to determine the validity and scope of the proprietary rights of others. Furthermore, other parties have asserted and may, in the future, assert infringement claims against the Company. Litigation, even if not meritorious, could result in substantial costs and diversion of resources and management attention. In addition, third party licenses may not continue to be available to the Company on commercially acceptable terms, or at all.

Products

SpyHunter®

The Company has had three different versions of SpyHunter, each of which were sold at different times and had different periods of customer support: SpyHunter Series 1 had an unlimited customer support period. The Company sold its SpyHunter Series 1 from June 2003 until January 2005. Total sales were approximately $21.2 million. Customer support was continued for an additional 90 days and then ceased.

SpyHunter 2.0 had 12 months of customer support. SpyHunter 2.0 was sold from February 2005 through May 2006, after which it is no longer being sold, but support will continue until the end of the 12 month PCS period. SpyHunter 2.0 had total sales of approximately $1.4 million.

The Company commenced sales of SpyHunter 2.7 in May 2006, SpyHunter 2.8 in October 2006, and SpyHunter 2.9 in March 2007; each has 6 months of customer support. At the present time SpyHunter 2.9 is the Company’s only product, and with it we are beginning to achieve our aim to establish new and recurring subscription revenues. Total sales of this product for the five months January - May 2007 have been approximately $1,2 million. We expect to develop enhanced versions in future months which will broaden the product from a spyware scanning and removal product to a more complete security platform.

SpyHunter 2.9 is a Spyware Detection and Removal program. It scans the computer’s memory, registry and hard drive, and checks for spyware from a proprietary database of spyware definitions. If the program is ineffective at removing the problem, the user can generate a support log. The support log is a snapshot, created by examining all of the points of execution, of all programs running or scheduled to run in their machine. If an unwanted program is found, the user is manually sent a special file which will fix the problem and the spyware is put on a queue for evaluation and to be added to the Company’s definitions database. Definition files are updated regularly and the latest definition file can be obtained through the program. One License costs $29.99 and entitles the purchaser to receive support and regular updates for 6 months.

Research and Development

The Company employs a multiple product sourcing strategy that includes: internal development, licensing from third parties and purchase of source code. In the future, Company strategy may also include acquisitions of technologies, product lines or companies.
New products and enhancements of existing products are typically developed through focused product development groups. Each product development group is responsible for its own design, development and documentation. The Company maintains a central quality assurance department to ensure consistency. Independent contractors are used for aspects of the product and marketing development process. In addition, elements of some of the Company’s products are licensed from third parties. Our main outsourcing activities are related to both developing new modules for our software, and marketing and supporting our product.  While our business depends somewhat on our ability to outsource, we are not dependent on any one contractor or vendor.  However, with our wholly-owned foreign subsidiary UAB Enigma coming up to full production, we estimate that our annual outsourcing costs will be less than $50,000 as compared to $200,000 from prior years.

In the future, the Company may affect select strategic acquisitions to secure certain technology, people and products which complement or augment overall product and services strategy. Both time-to-market and potential market share growth, among other factors, are considered when evaluating acquisitions of technologies, product lines or companies. Management may acquire and/or dispose of other technologies and products in the future.

Currently, the Company does not have formal research and development activities, but the Company has spent an estimated $150,000 over the past two fiscal years combined on product development activities, specifically related to software development. The Company develops and adds improvements to its products based on customer demand. The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, “Computer Software To Be Sold, Leased, or Otherwise Marketed”. Such costs are expensed prior to achievement of technological feasibility and thereafter are capitalized. There has been very limited software development costs incurred between the time the SpyHunter software and its related enhancements have reached technological feasibility and its general release to customers. As a result, all software development costs have been charged to general and administrative expense.

However, as a technology Company, we realize that we must increase our investment in research and development to design both new, experimental products and marketing campaigns. Management anticipates incurring additional research and development expenditures as its business grows and adequate cash flow becomes available to fund such costs.

Employees

As of May 25, 2007, the Company had eight employees, of whom seven were full-time employees and one was a part-time employee.

Property
As of May 25, 2007, the principal property assets of the Company consisted of furniture, fixtures and computer equipment owned by its wholly-owned Lithuanian-based foreign subsidiary, UAB Enigma Software Group LT, see Notes A[1] of Notes to Condensed Consolidated Financial Statements for the Three-Month Period Ended March 31, 2007. At December 31, 2006, the Company had no significant fixed assets, having sold some of its excess assets during the year ended December 31, 2005, as employees were terminated, and having written down in that year, any remaining assets to a negligible value due to an impairment loss resulting from the Company vacating its office space at 17 State Street, New York, New York. The lease for that office space, which was entered into during 2004, was an operating lease for 6,236 square feet of office space requiring monthly rent of $16,629 and which was due to expire on November 30, 2007. There is no lease for the Company’s current office space, which is located within an office suite complex in Stamford, Connecticut. Rather the Company entered into an office service agreement with the operator of the office suite, giving the Company a license to use designated offices as well as business center facilities and services.

The office services agreement covers services, such as telephone, heat, electricity, furniture, lighting, coffee, water, restroom facilities, reception, conference facilities, mailbox, parking and office cleaning. Pursuant to the office services agreement, the Company has eight employees in approximately 350 square feet of dedicated office space under a six month agreement that has provisions for automatic renewals and is currently in effect until August 31, 2007, subject to the next automatic six month renewal, unless cancelled by either party. In February 2007, the Company notified the operator of the office suite complex that it would not renew again and would vacate the premises prior to August 31, 2007. On February 27, 2007, the Company signed a 15 month lease at a nearby facility at a lower cost, effective March 1, 2007.

Legal Proceedings

From time to time, we are involved in routine legal matters incidental to our business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on our financial position, results of operations or liquidity.

MANAGEMENT

Directors and Executive Officers

Set forth below is certain information concerning each of the directors and executive officers of the Company as of May 25, 2007:

Name	Age	Position	With Company Since
Colorado Stark	36	Executive Chairman, Director	1999
Alvin Estevez	35	President and CEO, Director	1999
Edwin J. McGuinn, Jr.	55	Director	2005
Richard M. Scarlata	64	CFO and Treasurer	2004

Colorado Stark. Mr. Stark co-founded the Company in 1999 and currently serves as its Executive Chairman. Having worked in the investment banking industry for over 12 years, Mr. Stark offers Enigma his expertise in sales, business development, raising capital, and structuring transactions to enhance shareholder value. From 2001 to 2003, in addition to serving as Enigma Software Group's Executive Chairman, Mr. Stark also served as president of Brill Capital. Brill Capital was a Venture Capital Placement agent that helped US companies, in the fields of biotechnology and communications, raise capital from Taiwan.

Alvin Estevez. Mr. Estevez is also a co-founder of the Company and currently serves as its President and CEO, having held such positions since 1999. He comes from a network security background and prior to co-founding Enigma, he worked at defense contractor Northrop Grumman, as well as with related subsidiaries and entities. Mr. Estevez brings to the Company the experience of managing large groups of technical personnel along with the expertise of building enterprise level technology systems.

Edwin J. McGuinn, Jr. Mr. McGuinn currently serves as a Director of the Company, having been so elected in March 2005. Mr. McGuinn also serves on the Audit Committee and the Compensation Committee and has been designated the Audit Committee Financial Expert. Mr. McGuinn is currently the Chairman and CEO of MRU Holdings, Inc., having held such position since April 2004. MRU Holdings, Inc. is a specialty finance company that provides undergraduate and graduate students with funds for higher education. Prior to joining MRU Holdings, Inc., Mr. McGuinn was the President and CEO of eLOT, Inc., having held such positions from May 2000 until November 2004. eLOT, Inc. is a company whose focus was the development of consumer e-commerce products and integrated network management systems for the sale of state and governmental lottery tickets on the Internet. Prior to joining eLOT, Inc., Mr. McGuinn was President and CEO of Limitrader.com from January 1999 until May 2000. Limitrader.com is the first Internet based trading platform for the new issue and secondary trading of corporate bonds. Mr. McGuinn also sits on the Board of Directors of eLOT, Inc. and the board of a venture capital company and several development stage companies specializing in financial technology and Internet services.

Richard M. Scarlata. Mr. Scarlata became CFO of the Company as of December 30, 2004. From 1999 until that date, Mr. Scarlata was self-employed as a consultant, providing financial, accounting and business advisory services to clients. From 1993, Mr. Scarlata held at different intervals the CFO and CEO positions at Rockefeller Center Properties, Inc., a publicly traded REIT. Mr. Scarlata possesses an MBA degree in Finance, and has been a CPA since 1970. Previously, Mr. Scarlata had also served as an Adjunct Professor of Finance at Monroe College in The Bronx, NY.

Audit Committee

In March 2005, the Company adopted an Audit Committee Charter and designated Edwin J. McGuinn Jr., the sole member of the Audit Committee, as the independent audit committee financial expert. The appointment of Mr. McGuinn satisfies the definition of independence in accordance with SEC rules and NASDAQ listing standards.

The Audit Committee makes such examinations as are necessary to monitor the corporate financial reporting and the external audits of the Company, to provide to the Board of Directors (the “Board”) the results of its examinations and recommendations derived there from, to outline to the Board improvements made, or to be made, in internal control, to nominate independent auditors, and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

Compensation Committee

In March 2005, the Company adopted a Compensation Committee Charter. The compensation committee is authorized to review and make recommendations to the Board regarding all forms of compensation to be provided to the executive officers and directors of the Company, including stock compensation, and bonus compensation to all employees. Mr. McGuinn is the sole member of the Compensation Committee.

Nominating Committee

The Company does not have a Nominating Committee and the full Board acts in such capacity for the immediate future due to the limited size of the Board, which consists of three members.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s directors and executive officers and persons who beneficially own more than ten percent (10%) of a registered class of its equity securities, file with the SEC reports of ownership and changes in ownership of its common stock and other equity securities. Executive officers, directors, and greater than ten percent (10%) beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to us or written representations that no other reports were required, the Company believes that, during 2005 and during 2006 to date, all filing requirements applicable to its executive officers, directors, and greater than ten percent (10%) beneficial owners were met.

Code of Ethics

In March 2005, the Company adopted a Code of Ethics.

Executive Compensation

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to all of the executive officers of the Company, who served during the fiscal year ended December 31, 2006, for services in all capacities to the Company:

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Alvin Estevez President & CEO	2006	$150,000	0	0	$11,056	0	0	$32,750	(2)(3)	$193,806
Colorado Stark Executive Chairman	2006	$150,000	0	0	$11,056	0	0	$29,596	(2)(3)	$190,652
Richard M. Scarlata CFO & Treasurer	2006	$110,000	0	0	$11,070	0	0	$12,500	(3)	$133,570

(1) See Notes D [8] and K of the Notes to Consolidated Financial Statements for the year ended December 31, 2006.

(2) The amounts for both Alvin Estevez and Colorado Stark include a perquisite payment for automobile allowance in the amount of $20,000. Messrs. Estevez and Stark also serve as directors of the Company, but without compensation for the director services.
(3) The balance of the amounts for both Alvin Estevez and Colorado Stark include Enigma’s matching of employee contributions to the Company’s 401(k) defined contribution plan (“401(k) Plan”). The amount for Richard M. Scarlata represents Enigma’s matching of employee contributions to the 401(k) Plan. Under the 401(k) Plan, which became effective on May 1, 2004, eligible employees are able to make contributions to the 401(k) Plan, which are matched, effective September 1, 2006, by the Company at the rate of 100% of an individual employee’s contribution up to the maximum allowable by law, which for 2006 was generally $15,000. The amount of $15,000 refers to the maximum elective salary deferral contribution permitted under applicable tax law for 2006. In addition, in accordance with applicable tax law, for participants age 50 and over, the Company’s 401(k) Plan permits an additional “catch up” contribution of up to $5,000 (for 2006) to be added to such participants’ salary deferral limit. For 2006, the only named executive officer entitled to take advantage of the “catch up” contribution was Mr. Scarlata. Prior to September 1, 2006, the Company matched 50% of the first $10,000 of an individual employee's contribution to the 401(k) Plan.

Employment Agreements

Messrs. Estevez, Stark, and Scarlata each have an employment agreement with the Company that currently extends until December 31, 2009. The employment agreements each provide for an initial term of employment of three years, which term is automatically extended for successive one year terms unless either party notifies the other of its intention not to renew for an additional year. The employment contracts provide for annual discretionary performance bonuses and additional incentive awards, including stock options and stock grants. In addition, the employment agreements each contain non-compete, non-disclosure and non-solicitation restrictive covenants, which last for a period of 12 months following the date of the employee’s termination from the Company. A copy of each of these employment agreements was filed as an exhibit to the Company’s Form 8-K filed on February 16, 2005.

Messrs. Estevez, Stark and Scarlata participate in the Company’s defined contribution plan, the Enigma Software Group, Inc. 401(k) Plan, (the "401(k) Plan"). The 401(k) Plan became effective on May 1, 2004. Eligible employees are able to make contributions to the 401(k) Plan, which are matched, effective September 1, 2006, by the Company at the rate of 100% of an individual employee’s contribution up to the maximum allowable by law, which for 2006 was generally $15,000. Prior to September 1, 2006, the Company matched 50% of the first $10,000 of an individual employee's contribution.

The Company recognizes compensation costs associated with stock options over each employee’s service period, which in all cases is the vesting period for such stock option grants. The 2006 stock option awards vest ratably over a period of 12 months from the date of grant, which is the requisite service period for such awards. No other conditions, such as market or performance conditions, must be satisfied in order for the option awards to fully vest.

The following table sets forth information with respect to outstanding equity awards at December 31, 2006 held by the persons named in the Summary Compensation Table:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (1)

	Option Awards (1)							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Alvin Estevez President & CEO	225,000 26,293	50,246	(2)	0 0	$ $	0.0715 1.2100	4/12/2011 5/17/2010	0	0	0	0
Colorado Stark Executive Chairman	225,000 20,238	50,246	(2)	0 0	$ $	0.0715 1.2100	4/12/2011 5/17/2010	0	0	0	0
Richard M. Scarlata CFO & Treasurer	225,000 161,718	50,246 118,271	(2) (3)	0 0	$ $	0.0650 1.1000	4/12/2016 5/17/2015	0	0	0	0

(1) See Notes D [8] and K of Notes to Consolidated Financial Statements for the Year Ended December 31, 2006.

(2) Represents stock option grants for the year ended December 31, 2006; such grants vest ratably on the first day of each month of January to April, 2007.

(3) Represents stock option grants for the year ended December 31, 2005; Mr. Scarlata’s grant vests 101,377 shares on January 1, 2007 and 16,894 shares on January 1, 2008.

Compensation of Directors

The following table sets forth information with respect to director’s compensation for the fiscal year ended December 31, 2006:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Edwin J. McGuinn, Jr.	$10,000	0	$190	0	0	0	$10,190

(1) The fair value of each stock option granted was estimated as of the date of issuance using the Black-Scholes-Merton option-pricing model. Also see Note K of Notes to Consolidated Financial Statements.

Non-employee Directors of the Company are paid $10,000 per year in director fees, payable quarterly. No fees are paid for meeting attendance or for committee service. Non-employee Directors also receive non-qualified stock options as follows:
Initial Grant. At the time this option was granted, the Company’s practice was upon initial election to the Board, a Non-employee Director would receive a grant of Stock Option grant to purchase 39,000 shares of Stock with an exercise price equal to the fair market value as of the date of grant. The Option vests as to 13,000 shares on the one year anniversary of the date of grant, 13,000 shares on the second anniversary of the date of grant, and 13,000 shares on the third anniversary of the date of grant, as long as the Board member is still a member of the Board as of such date. The Option has a term of ten years. The method of making such grants changed effective March 13, 2007, see Note L of Notes to Condensed Consolidated Financial Statements for the Three Month Period ended March 31, 2007

Annual Grant. At the time this option was granted, the Company’s practice was that every Non-employee Director was entitled to an annual grant of a Stock Option to purchase 3,000 Shares on the last trading day in March following the each anniversary of the member joining the Board. The Options fully vested on the date of grant, with a term of ten years. The exercise price was the fair market value as of the date of the grant. The method of making such grants changed effective March 13, 2007, see Note L of Notes to Condensed Consolidated Financial Statements for the Three Month Period ended March 31, 2007
During the year ended December 31, 2006, Mr. McGuinn was awarded an option to purchase 3,000 shares exercisable at $0.065 per share. The Option was fully vested upon the date of grant. During the year ended December 31, 2005, Mr. McGuinn was awarded an Option to purchase 39,000 shares exercisable at $1.26 per share. The Option vested as to 13,000 shares on each of March 8, 2006 and March 8, 2007, and shall vest with respect to the remaining 13,000 shares on March 8, 2008, as long as Mr. McGuinn remains a Board member at such time. A grant was made to Mr. McGuinn in March 2007, and one will be made in May 2007, please see Notes I and L of Notes to Condensed Consolidated Financial Statements for the Three Month Period ended March 31, 2007

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company as of May 25, 2007, for: (i) each person who is known by the Company to beneficially own more than 5 percent of the Company’s Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s Named Executive Officers, and (iv) all directors and executive officers as a group. As of May 25, 2007, the Company had 4,191,266 shares of Common Stock outstanding.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned		Percentage of Shares Beneficially Owned	Percentage of Total Voting Power	Position
Colorado Stark	6,056,872	(2)	34.3%	34.3%	Executive Chairman & Director
Alvin Estevez	5,995,129	(2)	33.9%	33.9%	President & CEO and Director
Dutchess Private Equities Fund, LP, Dutchess Private Equities Fund, II, LP	1,397,088		7.9%	7.9%
Edwin J. McGuinn, Jr.	0		0	0	Director
Richard M. Scarlata	0		0	0	CFO & Treasurer
Guy Bitetto	398,609		2.26%	2.26%	Secretary
Michael Zelvin 7 Lee Lane Rye Brook, NY 10573	403,858		2.3%	2.3%
Directors and Executive Officers as a Group (4 persons)	12,052,001		68.2%	68.2%

(1)	Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as the Company.

(2)
Includes all shares of Common Stock underlying Messrs. Stark and Estevez’ Preferred Stock that they may obtain within 60 days, assuming the conversion of the 1,397,088 shares underlying the Dutchess Debentures.

The following table sets forth certain information with respect to the beneficial ownership of the Preferred Stock of the Company as of May 25, 2007, for: (i) each person who is known by the Company to beneficially own more than 5 percent of the Company’s Preferred Stock, (ii) each of the Company’s directors, (iii) each of the Company’s Named Executive Officers, and (iv) all directors and executive officers as a group. As of May 25, 2007, the Company had 7,433,988 shares of Preferred Stock outstanding.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Percentage of Total Voting Power	Position
Colorado Stark	3,736,036	50.3%	50.3%	Executive Chairman & Director
Alvin Estevez	3,697,952	49.7%	49.7%	President & CEO and Director
Edwin J. McGuinn, Jr.	0	0	0	Director
Richard M. Scarlata	0	0	0	CFO & Treasurer
Directors and Executive Officers as a Group (4 persons)	7,433,988	100%	100%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Colorado Stark and Alvin Estevez had combined control of approximately 74.2% of our outstanding Common Stock, representing approximately 74.2% of the voting power of our outstanding capital stock. However, as a result of the Dutchess financing they exchanged their shares of Common Stock for shares of newly issued Preferred Stock. The board of directors of the Company concluded that it was in the best interests of the Company to provide the Messrs. Stark and Estevez shares of the Company’s Preferred Stock in exchange for their shares of Common Stock. Messrs. Stark and Estevez founded the Company and have been instrumental in the operations and performance of the Company since inception. Messrs. Stark and Estevez would not have remained with the Company unless they were afforded the anti-dilution protection as a result of the Dutchess financing. Dutchess was the only source of financing for the Company, and the Company could not have survived without the Dutchess financing as well as the management services of Messrs. Stark and Estevez. The board of directors gave the Preferred Holders the anti-dilution protection they sought with respect to the new class of Preferred Stock. No other shareholder was in the same position as Messrs. Stark and Estevez, and the board of directors believed that no other shareholder would want to relinquish the liquidity associated with the Company’s Common Stock in order to receive the anti-dilution protection of the Preferred Stock. There was no change in the ownership nor the rights of the non-affiliated shareholders of the Company based on the decision to issue shares of the Company’s Preferred Stock to Messrs. Stark and Estevez.

Since the holders of shares of the Preferred Stock shall generally vote together with the holders of shares of the Common Stock on an as-if-converted basis, Colorado Stark and Alvin Estevez retain significant influence over management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of the Company or its assets, for the foreseeable future. This concentrated control limits the ability of stockholders to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. As a result, the market price of our Common Stock could be adversely affected.

Messrs. Stark and Estevez co-founded the Company in 1999. In addition to investing their own capital in Enigma, additional equity capital was raised from family members, friends and associates. At the time that Enigma became a public company, upon its reverse merger transaction with Maxi in February 2005, and until June 2006, Messrs. Stark and Estevez owned 6,056,872 and 5,995,129 shares of the Company’s Common Stock, respectively. Such amounts represented 37.3% and 36.9%, respectively, of the total common shares outstanding. In connection with the Dutchess financing in June 2006, Messrs Stark and Estevez each exchanged their shares of the Company’s Common Stock for 3,736,036 and 3,697,952 shares, respectively, of the Company’s newly issued Preferred Stock at an exchange rate was .61683 shares of Preferred Stock for each share of Common Stock. The purpose of this exchange was to provide anti-dilution protection to Messrs. Stark and Estevez in light of the potential dilutive effect upon conversion of the Debentures and exercise of the Warrants. The Preferred Stock has the potential to be extremely dilutive to holders of the Common Stock. The number of shares issuable upon conversion of the Preferred Stock works in conjunction with the number of shares issuable upon conversion of the Debentures. The maximum amount of dilution to be experienced by Messrs. Stark and Estevez from their original holdings of Common Stock, as a result of conversion of the Debentures and issuance of stock from the exercise of Warrants, is 15%.

Consequently the conversion rate of Dutchess’ Debenture is a fluctuating 25% discount from the market price around the time of conversion, with a maximum conversion rate of $.07 per share. Furthermore, the conversion rate of the Preferred Stock fluctuates with the conversion rate of the Dutchess Debentures and Warrants, as set forth in Article 3.2(d)(vi) of the Certificate of Designation of the Series A Convertible Preferred Stock, and is thus a discount of 25% from current market price. Dutchess’ overall ownership at any one moment is limited to 9.9% of the outstanding shares of Common Stock in accordance with the financing documents. However, Dutchess is free to sell any shares into the market, which have been issued to them, thereby enabling Dutchess to convert the remaining Debentures or exercise additional warrants into shares of Common Stock.

In connection with the reverse merger transaction with Maxi, in February 2005, shareholders acquired 2.827 common shares of Maxi in exchange for each share of “Old” Enigma (as defined below) securities, which in turn became an equal number of common shares of “New” Enigma, the Registrant, upon the renaming of the Company from Maxi to Enigma and its statutory re-incorporation in Delaware.

Colorado Stark exchanged 2,142,500 shares of “Old” Enigma for 6,056,872 shares of Maxi. Alvin Estevez exchanged 2,120,668 shares of “Old” Enigma for 5,995,129 shares of Maxi. Esther Stark, sister of Colorado Stark, exchanged 2,858 shares of “Old” Enigma for 8,080 shares of Maxi. Gary Stark, father of Colorado Stark, exchanged 14,286 shares of “Old” Enigma for 40,387 shares of Maxi. Jordan Stark, brother of Colorado Stark, exchanged 2,143 shares of “Old” Enigma for 6,058 shares of Maxi. Marjorie Stark, mother of Colorado Stark, exchanged 1,429shares of “Old” Enigma for 4,040 shares of Maxi. Daniel Radovanovic, brother-in-law of Alvin Estevez, exchanged 20,000 shares of “Old” Enigma for 56,540 shares of Maxi.

In anticipation of the reverse takeover, in December 2004, Mathew Evans, one of the shareholders of Maxi, who was also at that time a Director, President, CEO, CFO and Secretary of Maxi, returned to Maxi (and Maxi cancelled) 750,000 shares of its Common Stock owned by him for no consideration. Such cancellation was reflected in a Schedule 13D filed by Mr. Evans with the SEC on December 9, 2004.

During 2004, Adorons (“Old” Enigma) loaned $120,000 to its Alvin Estevez, who is President and CEO and also one of the Company’s founders as well as a stockholder. This loan, including interest at market rates, was repaid prior to the completion of the reverse takeover, by the redemption and cancellation of 21,840 shares of Adorons’ Common Stock owned by this individual.

In November 2004 the Company entered into a financial advisory agreement with Jesup & Lamont Securities Corporation, whose chairman, Stephen DeGroat, owned approximately 0.05% of the Company’s Common Stock. The agreement provided for a $500,000 advisory fee payable in cash upon the Company’s execution of a Share Exchange Agreement with a public company, which amount was paid in December 2004 to that entity.

During 2004, in connection with the preparation of financial statements for the 2002 and 2003 fiscal years, Nobska Associates, LLC, a company of which Richard M. Scarlata, the Company’s CFO and Treasurer is a principal, was paid a fee of $23,850 and was reimbursed for out-of-pocket expenses totaling $293 for services rendered.

Edwin J. McGuinn, Jr. is an independent director of the Company, and as such, he satisfies the definition of independence in accordance with SEC rules and NASDAQ listing standards. Colorado Stark and Alvin Estevez are not independent directors of the Company.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of Common Stock, par value $.001 per share and 10,000,000 shares of Preferred Stock, par value $.001 per share. As of May 25, 2007, 4,191,266 shares of Common Stock were issued and outstanding, 9,000,000 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options, and 58,000,000 shares of Common Stock were reserved for conversion of the Debentures and exercise of the Warrants. In addition, 7,433,988 shares of Preferred Stock were issued and outstanding.

Common Stock

Voting, Dividend and Other Rights. Each outstanding share of Common Stock will entitle the holder to one vote on all matters presented to the stockholders for a vote. Holders of shares of Common Stock will have no preemptive, subscription or conversion rights. Our Board will determine if and when distributions may be paid out of legally available funds to the holders. We have not declared any cash dividends during the past fiscal year with respect to the Common Stock. Our declaration of any cash dividends in the future will depend on our Board’s determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. In addition, the Company has not declared or paid any dividends and has no plans to pay any dividends to the stockholders.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the Preferred Stock to receive preferential distributions, each outstanding share of Common Stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of a majority of the outstanding shares of Common Stock constitute a quorum at any meeting of the stockholders. A plurality of the votes cast at a meeting of stockholders elects our directors. The Common Stock does not have cumulative voting rights.

As discussed on pages 14-17 of the Prospectus, in “Risks Related to Our Stock Being Publicly Traded,” you may experience substantial dilution if Dutchess converts its Debentures into Common Stock of the Company. Since the Conversion Rate fluctuates at a substantial percentage discount (25%) to fluctuating market prices, the number of shares issuable to Dutchess, upon conversion of the Debentures, is potentially limitless. The following table demonstrates the number of Common Shares of Enigma stock issuable to Dutchess upon conversion of their Debentures under the Maximum Conversion Price as defined in the Debenture Agreement and under 3 different declining Enigma stock price scenarios:

Sensitivity Analysis of Number of Common Shares issuable to Dutchess at selected Conversion Prices assuming conversion of all Debentures held by Dutchess for $1 million face value

Conversion Price and Market Price Benchmarks	# of potential Common Shares issuable to Dutchess
Maximum Conversion Price of $0.07	14,285,714
Conversion Price of $0.039 (assuming 25% drop in average market price from Maximum Conversion Price to $0.0525)	25,641,025
Conversion Price of $0.02625 (assuming 50% drop in average market price from Maximum Conversion Price to $0.035)	38,095,238
Conversion Price of $0.0131 (assuming 75% drop in average market price from Maximum Conversion Price to $0.0175)	76,335,877

Dutchess’ overall ownership at any one moment is limited to 9.9% of the outstanding shares of Common Stock in accordance with the financing documents. However, Dutchess is free to sell any shares into the market, which have been issued to them, thereby enabling Dutchess to convert the remaining Debentures or exercise additional warrants into shares of Common Stock.

Preferred Stock

Voting, Dividend and Other Rights. The holders of shares of Preferred Stock shall vote together with the holders of shares of Common Stock and any other series of preferred stock or common stock that, by its terms, votes on an as-if-converted basis with the Common Stock on all matters to be voted on or consented to by the stockholders of the Company, except as may otherwise be required under the Delaware General Corporation Law (the “DGCL”). With respect to any such vote or consent, each holder of Preferred Stock shall only be entitled to vote the number of shares of Common Stock underlying the Preferred Stock that such holder has the right to convert as of the record date for determination of holders of Common Stock entitled to participate in such vote or action by consent. With respect to the payment of dividends and other distributions on the capital stock of the Company, other than the distribution of the assets upon a liquidation, dissolution or winding-up of the affairs of the Company, the Preferred Stock shall rank: (i) senior to the Common Stock of the Company, (ii) senior to any new class or series of stock of the Company that by its terms ranks junior to the Preferred Stock, or that does not provide any terms for seniority, as to payment of dividends, or (iii) on a parity with any new class or series of stock of the Company that by its terms ranks on a parity with the Preferred Stock.

Rights Upon Liquidation. With respect to the distribution of assets upon a liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, the Preferred Stock shall rank (i) on a parity the Common Stock, (ii) senior to any new class or series of stock of the Company that by its terms ranks junior to the Preferred Stock, or that does not provide any terms for seniority, as to distribution of assets upon liquidation, dissolution or winding-up, (iii) on a parity with any new class or series of stock of the Company that by its terms ranks on a parity with the Preferred Stock as to distribution of assets upon liquidation, dissolution or winding-up of the Company and (iv) with the consent of the holders of all of the then outstanding shares of the Preferred Stock, junior to any new class of stock of the Company that by its terms ranks senior to the Preferred Stock as to distribution of assets upon liquidation, dissolution or winding-up of the Company.

Conversion Rights. The holders of the Preferred Stock entered into a Lock-Up Agreement with the Company, whereby the holders of Preferred Stock agreed not to convert their shares of Preferred Stock into shares of the Company’s Common Stock from February 6, 2007, until in either case ending on the earlier to occur of (i) three hundred and sixty (360) days after the effective date of this Registration Statement or (ii) the date on which the full face amount, accrued interest and penalties, if any, on the Debentures have been paid or (iii) the conversion in full of the Debenture, any accrued interest thereon and the full exercise of the Warrant (either being the “Lock-Up Period”). However, the holders of the Preferred Stock may convert their shares of Preferred Stock during the Lock-Up Period upon and after the occurrence of Dutchess acquiring a percentage threshold of the shares of the Company’s Common Stock, whether through partial conversion of the shares underlying the Debenture or exercise of the shares underlying the Warrant, on a pro rata basis with subsequent conversions of Common Stock that have been issued to Dutchess as a result of conversions of the Debenture and exercises of the Warrant.

In the event that the outstanding shares of Common Stock shall be subdivided into a greater number of shares, and no equivalent subdivision or increase is made with respect to the Preferred Stock, the conversion price, concurrently with the effectiveness of such subdivision or other increase, be proportionately decreased. In the event that the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, and no equivalent combination or consolidation is made with respect to the Preferred Stock, the conversion price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

Each share of Preferred Stock shall automatically convert into shares of Common Stock at the then-effective conversion price, immediately upon the earlier of (i) the repayment in full by the Company of its obligations under the Debenture, or (ii) the conversion in full of the Debenture and any accrued interest thereon.

The number of shares issuable upon conversion of the Series A Preferred Stock, issued as an anti-dilutive device to Colorado Stark and Alvin Estevez, work in tandem with the number of shares issuable upon conversion of the Debentures. As detailed in the Company’s Certificate of Designation of the Preferred Stock, the conversion price for the shares of the Company’s Preferred Stock will be adjusted to equal the conversion price of the shares underlying the Debenture. The purpose of this adjustment is so that the holders of the Company’s Preferred Stock, in the event that other convertible securities of the Company may be converted into Common Stock at a lower price, may increase the number of shares of Common Stock their shares of Preferred Stock may convert into, so as to avoid substantial dilution of their interests. When the holders of the Company’s Preferred Stock agreed to exchange their shares of Common Stock for shares of the Company’s Preferred Stock, they did not believe, and the Company’s board of directors did not believe, that in the event the Company entered into another agreement whereby derivative securities could be converted into shares of the Company’s Common Stock, that the holders of the Preferred Stock should convert their shares at a lesser rate than other convertible securities. The holders of the Preferred Stock exchanged their shares of Common Stock to facilitate the financing with Dutchess, and the potential adjustment of the Preferred Stock acts as a measure for the holders of the Preferred Stock to maintain their relative ownership in the event that other convertible securities of the Company may be converted at a price less than the then current effective conversion price of the Preferred Stock.

The following table shows the combined effect that various declines and increases in the current market price would have with respect to the floating conversion rate of the debentures and the preferred stock conversions. The current market price is based on the most recent trading price prior to December 31, 2006. The second column, pertaining to the Debenture conversion price is calculated either at 75% of the decreased or increased current market price, or calculated at the Maximum Conversion Price of $.07. The number of shares issuable upon conversion of the underlying Debentures is based on a principal amount of $1,000,000 of outstanding Debentures as of December 31, 2006, while the number of shares issuable upon exercise of the Warrants is 15,000,000. The number of Common Stock issuable upon conversion of the Preferred Stock is based upon 7,433,988 shares of Preferred Stock outstanding.

	Market Price	Debenture Conversion Price at 75% of Market Price	# of Shares Issuable Upon Conversion of Debentures	# of Shares Issuable Upon Exercise of Warrants	# of Shares Issuable Upon Conversion of Preferred Shares	Sub-Total # of Shares Issuable	# of Shares Outstanding Prior to Issuances	Potential Total # of Shares Outstanding	Percent of Potential Ownership of Existing Common Shareholders	Percent of Potential Dilution to Existing Common Shareholders
									(1)

at 12/29/06	$0.0500	$0.0375	26,666,666	15,000,000	198,239,680	239,906,346	4,191,266	244,097,612	1.72%	98.28%
25% decline in Market Price	$0.0375	$0.0281	35,587,188	15,000,000	264,554,733	315,141,921	4,191,266	319,333,187	1.31%	98.69%
50% decline in Market Price	$0.0250	$0.0188	53,191,489	15,000,000	395,424,893	463,616,382	4,191,266	467,807,648	0.90%	99.10%
75% decline in Market Price	$0.0125	$0.0094	106,382,978	15,000,000	790,849,787	912,232,765	4,191,266	916,424,031	0.46%	99.54%

50% increase in market price	$0.0750	$0.0563	17,761,989	15,000,000	132,042,415	164,804,404	4,191,266	168,995,670	2.48%	97.52%
75% increase in market price	$0.0875	$0.0656	15,243,902	15,000,000	113,322,987	143,566,889	4,191,266	147,758,155	2.84%	97.16%
100% increase in market price	$0.1000	$0.0700	14,285,714	15,000,000	106,199,828	135,485,542	4,191,266	139,676,808	3.00%	97.00%
150% increase in market price	$0.1250	$0.0700	14,285,714	15,000,000	106,199,828	135,485,542	4,191,266	139,676,808	3.00%	97.00%
175% increase in market price	$0.1375	$0.0700	14,285,714	15,000,000	106,199,828	135,485,542	4,191,266	139,676,808	3.00%	97.00%
200% increase in market price	$0.1500	$0.0700	14,285,714	15,000,000	106,199,828	135,485,542	4,191,266	139,676,808	3.00%	97.00%

(1)
Prior to the Dutchess transaction and the exchange of the Company’s Common Stock for shares of Preferred Stock by Messrs. Stark & Estevez, the "existing common shareholders" owned 4,191,266 common shares of 16,243,267 outstanding, or 25.8% of the Company.

Debentures

The Company entered into a Debenture Agreement with Dutchess, in the principal amount of $1,000,000. Under the terms of the Debenture, the Debenture is convertible into shares of our Common Stock. The Debenture Holder is entitled to convert the unpaid face amount of the Debenture, plus accrued interest, any time, at the lesser of the maximum conversion price of seven cents ($.07), or at a conversion price of seventy-five percent (75%) of the lowest closing bid price of our Common Stock during the twenty (20) trading days immediately preceding a notice of conversion from the Debenture Holder. The Debenture is subject to automatic conversion on June 28, 2011.

In no event shall the Debenture Holder be entitled to convert the Debenture, and in no event shall the Company permit that amount of conversion, into a number of shares, which when added to the sum of the number of shares of Common Stock beneficially owned, by the Holder, would exceed 4.99% of the number of shares of Common Stock outstanding on the date of conversion.

The Company shall pay a twelve percent (12%) annual coupon on the unpaid amount of the Debenture, commencing August 1, 2006 and continuing while there is an outstanding balance on the Debenture, in an amount equal to the interest on the balance on the Debenture.

Transfer Agent and Registrar

The registrar and transfer agent for the Company’s Common Stock is Mellon Investor Services, LLC, P.O. Box 3315, South Hackensack, NJ 07606-1915, (866) 229-3147. The Company acts as registrar and transfer agent for the Preferred Stock.

SHARES ELIGIBLE FOR FUTURE SALE

We had outstanding 4,191,266 shares of Common Stock as of the date of this Prospectus. All 1,397,088 shares registered pursuant to this Prospectus will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”). If shares are purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

(1) 1% of the number of shares of our Common Stock then outstanding; or

(2) the average weekly trading volume of the Company’s Common Stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

Future sales of substantial amounts of our Common Stock in the public market following the Offering, or the possibility of these sales occurring, could affect prevailing market prices for our Common Stock or could impair our ability to raise capital through an offering of equity securities.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the maximum number of shares of Common Stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of May 25, 2007. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by the Prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this Prospectus any or all of the Common Stock being registered.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The “Number of Shares Beneficially Owned After Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the Registration Statement, which includes this Prospectus. For a detailed description of the Debenture Agreement with Dutchess, whereby the selling stockholders may convert the Debenture into shares of our Common Stock, please see above, “Description of Securities”, page 44.

Selling Stockholder	Natural Person	Number of Shares Beneficially Owned Prior to Offering (1)	Common Stock issuable upon conversion and exercise of securities forming part of this Offering		Number of Common Stock registered in this Offering	Number of Shares Beneficially Owned After Offering
Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund II, LP	Michael Novielli, Douglas Leighton(2)	0	1,397,088	(3)	1,397,088	1,397,088

(1) Ownership as of May 25, 2007, for the selling stockholders based on information provided by the selling stockholders or known to us.

(2) Michael Novielli and Douglas Leighton, the managing members of Dutchess Capital Management, LLC, the general partner of Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund II, LP, share dispositive and voting power with respect to shares held by Dutchess.

(3) Represents 1,397,088 shares of common stock issuable upon conversion of a $1,000,000 convertible debenture.

PLAN OF DISTRIBUTION

The Registration Statement relates to the Offering of 1,397,088 shares of Common Stock owned by Dutchess. Such shares of common stock are not outstanding, but Dutchess beneficially owns the underlying shares because the Debentures can be converted at Dutchess’ election.

The Company will not receive any proceeds from the sale of such shares. The selling stockholders will sell their Common Stock at the prevailing market prices or at privately negotiated prices. These shareholders may be underwriters as defined by the Securities Act.

The selling stockholders have advised us that the sale or distribution of our Common Stock owned by the selling stockholders may be effected by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of Common Stock are quoted or (ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of Common Stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of Common Stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of Common Stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales after this Registration Statement becomes effective;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

The selling stockholders may also engage in short sales against the box after this Registration Statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of Common Stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus and may sell the shares of Common Stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of Common Stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Each of the selling stockholders acquired the securities offered hereby in the ordinary course of business and has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Common Stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of Common Stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock, if required, we will file a supplement to this Prospectus. If the selling stockholders use this Prospectus for any sale of the shares of Common Stock, they will be subject to the Prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our Common Stock and activities of the selling stockholders.

LEGAL MATTERS

The legality of the issuance of the shares offered in this Prospectus will be passed upon for us by Kirkpatrick & Lockhart Preston Gates Ellis LLP.

EXPERTS

The financial statements for the years ended December 31, 2006 and December 31, 2005 included in this Prospectus, have been audited by Bagell, Josephs, Levine & Company, LLC, independent registered public accounting firm, as stated in their report appearing herein and elsewhere in this Registration Statement, and have been so included in reliance upon the report of this firm given upon its authority as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent certified public accountants.

AVAILABLE INFORMATION

We have filed with the SEC a Registration Statement on Form SB-2 (including exhibits) under the Securities Act, with respect to the shares to be sold in this Offering. This Prospectus does not contain all the information set forth in the Registration Statement as some portions have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to our Company and the Common Stock offered in this Prospectus, reference is made to the Registration Statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

We are subject to the information and reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC pursuant to the Securities Act. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

ENIGMA SOFTWARE GROUP, INC.
INDEX TO FINANCIAL STATEMENTS
Page
Condensed Consolidated Balance Sheet at March 31, 2007 (unaudited)	F-2
Condensed Consolidated Statements of Operations for the three-month periods ended	F-3
March 31, 2007 and 2006 (unaudited)
Condensed Consolidated Statements of Cash Flows for the three-month periods ended
March 31, 2007 and 2006 (unaudited)	F 4
Notes to Condensed Consolidated Financial Statements (unaudited)	F-5 -F-15

Condensed Consolidated Balance Sheet
March 31, 2007
(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$187,982
Accounts receivable	260,617
Prepaid expenses	37,625
Total current assets	486,224
Property and equipment, net	34,130
Deferred financing costs, net	80,750
Other assets	21,516
Total Assets	$622,620
LIABILITIES, TEMPORARY EQUITY AND CAPITAL DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$195,214
Accrued debenture interest	8,033
Current portion of secured convertible debentures, due 2011	220,000
Debenture redemption premium payable	55,000
Accrued liability for liquidated damages	174,231
Derivative liability	2,639,965
Warrant liability	3,732,188
Dividend payable in connection with Preferred Stock beneficial conversion	464,528
Deferred revenue	674,638
Total current liabilities	8,163,797
Secured convertible debentures, due 2011, less current portion, net	87,500
Commitments and contingencies
Total Liabilities	8,251,297
TEMPORARY EQUITY
Series A convertible preferred stock, par value $0.001, 10,000,000 shares authorized;
7,433,988 issued and outstanding	2,581
CAPITAL DEFICIT
Series A convertible preferred stock, par value $0.001, 10,000,000 shares authorized;
7,433,988 issued and outstanding	4,853
Common stock, par value $0.001, 100,000,000 shares authorized;
4,191,266 issued and outstanding	4,191
Additional paid-in capital	1,253,558
Accumulated deficit	(8,893,860)
Total capital deficit	(7,631,258)
Total Liabilities, Temporary Equity and Capital Deficit	$622,620
See notes to condensed consolidated financial statements.

Enigma Software Group, Inc.
Condensed Consolidated Statements of Operations
For the three-month periods ended March 31,
(unaudited)
		Restated
	2007	2006
Revenues:
Sales of software products and subscriptions	$547,932	$297,440
Commission income	52,397	24,839
Total revenues	600,329	322,279
Expenses:
Marketing and selling	202,954	20,427
General and administrative	824,056	598,916
Depreciation and amortization	7,435	1,167
Total costs and expenses	1,034,445	620,510
Operating loss	(434,116)	(298,231)
Interest income	982	5,062
Debenture interest expense	(25,533)	-
Fair value adjustments for derivatives and warrants	(4,612,059)	-
Provision for liquidated damages	(77,936)	-
Discount expense on convertible debentures	(404,167)	-
Accretion adjustment for beneficial conversion feature of Preferred Stock	(1,245,193)	-
Loss before income tax provision	(6,798,022)	(293,169)
Income tax provision	-	-
Net loss	$(6,798,022)	$(293,169)
Basic net loss per common share	$(1.62)	$(.02)
Diluted net loss per common share	$(1.62)	$(.02)
Weighted average shares outstanding:
Basic	4,191,266	16,243,267
Diluted	4,191,266	16,243,267
See notes to condensed consolidated financial statements.

Enigma Software Group, Inc.
Condensed Consolidated Statements of Cash Flows
For the three-month periods ended March 31,
(unaudited)
		Restated
	2007	2006
Cash flows from operating activities:
Net loss	$(6,798,022)	$(293,169)
Adjustments to reconcile net loss to net cash used in operating activities:
Fair value adjustments for derivatives and warrants	4,612,059
Accretion adjustment for beneficial conversion feature of Preferred Stock	1,245,193
Discount expense on convertible debentures	404,167
Provision for liquidated damages	77,936
Stock based compensation expense	251,868	108,263
Depreciation and amortization	7,435	1,167
Changes in:
Accounts receivable	(8,230)	10,417
Prepaid expenses	(36,354)	2,744
Other assets	(10,428)	(6,700)
Accounts payable and accrued expenses	93,908	54,244
Accrued debenture interest	(1,967)
Deferred revenue	147,433	(191,445)
Note payable		10,176
Net cash used in operating activities	(15,002)	(304,303)
Cash flows from investing activities:
Purchase of property and equipment	(22,454)
Net cash used in investing activities	(22,454)
Cash flows from financing activities:
Repayment of current portion of secured convertible debentures, due 2011	(196,650)
Payment of accrued debenture redemption premium	(49,166)
Net cash used in financing activities	(245,816)
Net decrease in cash and cash equivalents	(283,272)	(304,303)
Cash and cash equivalents - beginning of period	471,254	472,008
Cash and cash equivalents - end of period	$187,982	$167,705

See notes to condensed consolidated financial statements.

Enigma Software Group, Inc.
Notes to Condensed Consolidated Financial Statements
For the three-month period ended March 31, 2007
(unaudited)

Note A - Basis of presentation and restatement

[1] Basis of presentation

The accompanying unaudited condensed consolidated financial statements of Enigma Software Group, Inc. (“Enigma” or the “Company”), have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), with the instructions of Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2006 included in the Company’s Form 10-KSB filing with the SEC on March 23, 2007. The results for the interim period are not necessarily indicative of the results for the full fiscal year.

The unaudited condensed consolidated financial statements include the accounts of the Company and its two wholly-owned subsidiaries, which are not material to the consolidated results. The only intercompany transactions are investments in and advances to subsidiaries, which have been eliminated in consolidation. UAB Enigma Software Group LT (“UAB Enigma”), one of the Company’s wholly-owned subsidiaries, is a foreign corporation formed under the laws of the Republic of Lithuania. UAB Enigma, which is basically a cost center, has no revenues other than intercompany revenues. UAB Enigma commenced operations in the fourth quarter of 2006 and its financial statements, which are prepared in the local currency, have been converted to U.S. dollars using the appropriate exchange rates. A foreign currency translation loss, which is not material to the consolidated results, is included in General and Administrative expenses for the quarter ended March 31, 2007.

[2] Restatement

The results for the quarter ended March 31, 2006 have been restated in an amended Form 10-QSB, which was filed with the SEC on January 30, 2007. The restatement relates to the accounting for stock based compensation expense in connection with stock options granted in 2005 and how they were accounted for in 2006 under Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) (See Note D3) and to add clarity to the footnote disclosures with respect to such stock based compensation expense.

The effects of the restatement adjustment on the Company’s previously reported condensed balance sheet as of March 31, 2006, and its condensed statement of operations for the quarter ended March 31, 2006 are summarized below. The restatement adjustment did not affect the components of the Company’s cash flows.

		As
	As	Previously
	Restated	Reported
Condensed Balance Sheet
Capital Deficit
Common Stock	$16,243	$16,243
Additional paid-in capital	52,761	74,204
Accumulated deficit	(422,443)	(443,886)
Total Capital Deficit	$(353,439)	$(353,439)
Condensed Statement of Operations

Total revenues	$322,279	$322,279
Total costs and expenses	620,510	641,953
Operating loss	(298,231)	(319,674)
Interest income	5,062	5,062
Net loss	$(293,169)	$(314,612)
Net Loss per common share - Basic and Diluted	$(0.02)	$(0.02)

Note B - Going Concern - The Company continues to have negative cash flow and may not be able to continue operations

The Company’s independent public accountants, in their opinion rendered in connection with the Company’s most recent audited consolidated financial statements as of December 31, 2006, expressed substantial doubt as to the Company’s ability to continue as a going concern. During the year ended December 31, 2006 and the quarter ended March 31, 2007, the Company did not generate sufficient cash flows from revenues to fund its operations. In June 2006, Enigma entered into a One Million Dollar ($1,000,000) convertible debenture agreement ( the “Debenture Agreement”) with Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund, II, LP (collectively “Dutchess”) (see Notes C and F).

At March 31, 2007, the Company had a net working capital deficit of approximately $7.7 million. After adding back a derivative liability, a warrant liability, a dividend payable in connection with a preferred stock beneficial conversion feature, and deferred revenue, all of which totaled approximately $7.5 million, the Company still had a net working capital deficit of approximately $166,000. The Company was required to make monthly payments to Dutchess of $104,167 on the first business day of each month of January through May 2007 in order to amortize 1/12th of the principal amount of $1,000,000 plus a 25% redemption premium. Such payments were required to be made as the Company’s registration statement on Form SB-2 (the “Registration Statement”) (see Note C) had not become effective. The Company was unable to make the full payments due in March, April and May, due to its deteriorating cash position. Dutchess has agreed that through June 1, 2007, it will not hold the Company in default for making reduced payments on the Debentures (hereafter defined), but that it reserves the right to charge any penalty specified in the Debenture Agreement for the Company’s failure to make full payment on the Debentures. . (See Notes C, F and L).The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note C - Financing transaction

On June 28, 2006, the Company, entered into a Subscription Agreement (the “Subscription Agreement”) with Dutchess and immediately closed the transaction pursuant to which the Company issued secured debentures, convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in the principal amount of One million Dollars ($1,000,000) (the “Debentures”) (See Note F). Dutchess funded Five Hundred Thousand Dollars ($500,000) to the Company upon the initial closing and funded an additional Five Hundred Thousand Dollars ($500,000) to the Company on July 25, 2006 (the “Financing”); simultaneous with the Company’s filing of the Registration Statement with the SEC, covering the shares of Common Stock underlying the Debentures.

The filing of the Registration Statement was in accordance with a Debenture Registration Rights Agreement, which was also entered into by the Company and Dutchess on June 28, 2006, and under which the Company is obligated to register 58,000,000 shares of Common Stock underlying the exercise of the warrants (the “Warrants”) and the shares underlying the conversion of the Debentures. Also, in connection with the Financing, on June 28, 2006, the Company and Dutchess entered into a Debenture Agreement, a Security Agreement and a Warrant Agreement.

Pursuant to the Security Agreement, the Company granted Dutchess a first priority security interest in certain property of the Company in order to secure the prompt payment, performance and discharge in full of all of the Company’s obligations under the Debentures and exercise and discharge in full of all of the Company’s obligations under the Warrants.

The Registration Rights Agreement between the Company and Dutchess provides for liquidated damages to the extent that the Company does not attain certain milestones within specified time frames.

Specifically, if the Company had failed to file the Registration Statement within 35 calendar days after June 28, 2006 (a milestone which was met by the Company) (the “Closing”), liquidated damages amounting to approximately $20,000 per month would have been payable to Dutchess and the Conversion Price (hereafter defined) of the Debentures would have decreased by 10%. In addition, liquidated damages amounting to approximately $20,000 per month are payable by the Company, in the event that the Registration Statement is not declared effective within 90 calendar days after the Closing. Such liquidated damages are payable for each 30 calendar day period after the 90 day milestone on a pro-rata, compounded daily basis until the Registration Statement becomes effective. Furthermore, liquidated damages amounting to approximately $20,000 per month are payable by the Company, in the event that it fails to respond to any SEC comments or correspondence within seven business days of receipt of such by the Company and within nine business days in the case of SEC staff accounting comments. As of March 31, 2007, liquidated damages totaling approximately $174,000 have been accrued by the Company in connection with these two provisions, as the Registration Statement was not then and still has not yet been declared effective and the Company has required more than nine business days to respond, in each case, to the SEC staff’s first, second, third and fourth round of comments on the Registration Statement. Once the Registration Statement has become effective, if Dutchess’ right to sell is suspended for any reason for a period of 5 business days, then the Company must pay liquidated damages in the amount of 2% of the face amount of the then outstanding Debentures for each 10 day calendar period that the suspension is in effect.

The Debenture Agreement also provides that if the Registration Statement is not declared effective on or before January 1, 2007, then the Company shall make monthly amortizing principal payments to Dutchess on the first business day of each month, while there is an outstanding balance on the Debentures, until the Registration Statement is declared effective, or the Debentures have been repaid in full. Such payments are in the amount of $104,167 and are allocated to principal at the rate of 1/12 of the face amount of the Debentures, ($83,333) and to a debenture redemption premium ($20,833), (see Note L). The Company had estimated as of December 31, 2006 that the Registration Statement would become effective during the month of May 2007; accordingly, in accordance with Financial Accounting Standards Board (“FASB”) Staff Position regarding Emerging Issues Task Force (“EITF”) No. 00-19-2 “Accounting for Registration Payment Arrangement” (“EITF 00-19-2”), the Company had reported as of December 31, 2006 a current liability of $41,667, representing five months of amortizing principal payments in the amount of $416,667 (net of unamortized debt discount of $375,000.) In addition, as of that date, the Company had reported a current liability of $104,167, representing five months of debenture redemption premiums due with the amortizing principal payments.

The actual combined amortizing principal and debenture redemption premiums payments made to Dutchess during the first quarter were $245,816, instead of the required $312,500, with the result that the current portion of debentures payable at March 31, 2007 was $220,000 (all unamortized debt discount of $375,000 associated with the current portion of long-term debt was expensed in the first quarter) and the accrued liability for liquidated damages was $174,231. The Company still believes that the Registration Statement should become effective during the month of May 2007; accordingly, no additional amortizing cash payments have been reclassified to current liabilities.

In connection with the Financing, the Company’s two founders and principal stockholders, Colorado Stark and Alvin Estevez, each exchanged their shares of Common Stock (collectively 12,052,001 shares of Common Stock) for an aggregate 7,433,988 shares of newly issued Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), convertible initially at the rate of $0.07, (the “Initial Conversion Price”.) While the Preferred Stock ranks senior to the Common Stock with respect to dividends, and on parity with the Common Stock with respect to liquidation, the holders of shares of the Preferred Stock shall generally vote together with the holders of shares of the Common Stock on an as-if-converted basis. The number of shares issuable upon conversion of the Preferred Stock, issued as an anti-dilutive device to Colorado Stark and Alvin Estevez, work in tandem with the number of shares issuable upon conversion of the Debentures. Prior to the financing between the Company and Dutchess, Messrs. Stark and Estevez, owned 74.2% of the Company’s Common Stock. Assuming the full conversion of the 58,000,000 shares underlying the exercise of the warrants (the “Warrants”) and the shares underlying the conversion of the Debentures that the Company is obligated to register, the maximum amount of dilution to be experienced by Messrs. Stark and Estevez is 15%. Such number was derived assuming Dutchess’ full conversion of the 58,000,000 shares, as well as Messrs. Stark and Estevez’ conversion of their shares of Preferred Stock into shares of the Company’s Common Stock at the Initial Conversion Price. Assuming such conversion, Dutchess would own 58,000,000 shares of the Company’s Common Stock, Messrs. Stark and Estevez would own 106,199,827 shares of the Company’s

Common Stock, and the number of shares outstanding immediately prior to the time of such conversion would remain at 4,191,266. In this instance, Messrs. Stark and Estevez would own 63.1% of the Company’s Common Stock, a 15% decrease from the 74.2% of Common Stock they owned prior to entering into the financing with Dutchess.

The conversion rate of Dutchess’ Debentures is a fluctuating 25% discount from the market price around the time of conversion, with a maximum conversion rate of $0.07 per share. Furthermore, the conversion rate of the Preferred Stock fluctuates with the conversion rate of the Dutchess Debentures and the Warrants’ exercise price, as set forth in Article 3.2(d) (vi) of the Certificate of Designation of the Series A Convertible Preferred Stock, and is thus a discount of 25% from current market price. Dutchess’ overall ownership at any one moment is limited to 9.9% of the outstanding shares of Common Stock in accordance with the Financing documents. However, Dutchess is free to sell any shares into the market, which have been issued to them, thereby enabling Dutchess to convert the remaining Debentures or exercise additional Warrants into shares of Common Stock. The shares of Common Stock that will be issued, if the shares of Preferred Stock are converted, will be very dilutive to the Company’s common stockholders (see Notes G and H).

Note D - Selected Significant Accounting Policies

[1] Revenue recognition:

With respect to license fees generated from the sales of software products and subscriptions services for downloadable security software products, the Company recognizes revenues in accordance with Statement of Position (“SOP”) No. 97-2, "Software Revenue Recognition," as amended by SOP No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, With Respect to Certain Transactions." These statements provide guidance for recognizing revenues related to sales by software vendors. The Company sells its SpyHunter software with the subscription service for spyware definition updates and product support over the Internet. Customers place their orders and simultaneously provide their credit card information to the Company. Upon receipt of authorization from the credit card issuer, the Company licenses the customer to download SpyHunter over the Internet. For a fee of $29.99, the Company provides a subscription for post-contract customer support ("PCS") for a period of six months, which consists primarily of e-mail support and free updates of its SpyHunter software, as and when such updates are available. In accordance with SOP No. 97-2 and SOP No. 98-9, the fee is required to be allocated to the various elements, based on vendor-specific objective evidence ("VSOE") of fair value.

SpyHunter 2.0, which was released in late January 2005, provided for twelve months of PCS. Accordingly, the Company recognized revenue from sales of subscriptions of SpyHunter 2.0 ratably over the 12-month period subsequent to each sale of SpyHunter 2.0. During May 2006, the Company introduced SpyHunter 2.7, and in the fourth quarter of 2006 and the first quarter of 2007, introduced SpyHunter 2.8 and SpyHunter 2.9, respectively. In the case of the SpyHunter 2.7, 2.8 and 2.9 editions, the Company provides PCS for a period of six months. The Company considers all revenue from the sales of the various versions of SpyHunter to be attributable to the service elements.

With respect to commission income, the Company recognizes such revenue at the time of delivery of the product or the service for which the commission is earned.

[2] Accounting estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue, costs and expenses during the period. Estimates are used in accounting for the cost of PCS, sales returns and allowances, lives of depreciable and amortizable assets, employee benefits, valuation of derivatives and warrants, valuation of temporary equity, provision for income taxes, realization of deferred tax assets and stock-based compensation expenses. Actual results could differ from those estimates.

[3] Stock-based compensation expense

The Company recognizes compensation costs associated with stock options over each employee’s service period, which in all cases is the vesting period for such stock option grants. All vesting is time-based; there are no performance-based or market-based vesting requirements. In December 2004, the FASB issued SFAS 123R, which establishes standards that require companies to record the cost resulting from all share-based payment transactions using the fair value method. Transition under SFAS 123R permits using a modified version of prospective application under which compensation costs are recorded for unvested shares outstanding or a modified retrospective method under which all prior periods impacted by SFAS 123R are restated. SFAS 123R became effective, for the Company, as of January 1, 2006, with early adoption permitted. Enigma adopted prospective application in 2006, and accordingly compensation costs associated with stock options that were unvested at December 31, 2005 and which vested in the first quarter of 2006 were expensed in the first quarter of 2006. This resulted in a restated charge to earnings of $108,263 in that quarter (see Note A2). For stock options that vested in the first quarter of 2007 and which were granted in 2005, 2006 and the first quarter of 2007, an expense of $251,868 was charged to operations and is included in General and Administrative expense on the Company’s Condensed Consolidated Statement of Operations for the quarter ended March 31, 2007. Since the portion of this expense related to Incentive Stock Options (“ISOs”) is not deductible for tax purposes, its recording gave rise to a deferred tax asset of approximately $86,000. However, since the Company has utilized all if its Net Operating Loss carryforwards, such benefit would not be realizable, and as a result, has been entirely offset by a valuation reserve.

[4] Earnings (loss) per share:

Basic earnings (loss) per share are computed by dividing the income/loss available to common stockholders by the weighted average number of common shares outstanding. For the quarter ended March 31, 2007, diluted earnings per share would include the dilutive effect, if any, from the potential exercise of stock options using the treasury stock method, as well as the potential conversion of shares of Preferred Stock into Common Stock, the potential conversion of Convertible Debentures into shares of Common Stock and the potential issuance of shares of Common Stock upon potential exercise of Warrants. For the quarter ended March 31, 2006, diluted earnings per share would include the dilutive effect, if any, from the potential exercise of stock options using the treasury stock method. However, since such treatment for the quarters ended March 31, 2007 and 2006 would be anti-dilutive, the diluted loss per share for each quarter is equivalent to basic loss per share.

NOTE E - FIXED ASSETS
Property and equipment is comprised of the following at March 31, 2007:
		Estimated
		Useful Lives
Computer hardware & software	$45,617	3 years
Furniture and fixtures	3,293	5 - 6 years
Gross property and equipment	48,910
Less accumulated depreciation	14,780
Net property and equipment	$34,130

NOTE F - SECURED CONVERTIBLE DEBENTURES DUE 2011

The Debentures bear interest at 12% per annum, payable monthly, and are due in June of 2011. The Debentures are convertible into shares of Common Stock of the Company at the lesser of $0.07 per share or seventy-five percent (75%) of the lowest closing bid price of the Common Stock during the 20 trading days immediately preceding a notice of conversion (the “Conversion Price”). The Warrants are also exercisable at the Conversion Price and may be exercised any time after issuance through and including June 28, 2011. The shares of Common Stock that will be issued, if the underlying Debentures are converted and the Warrants are exercised, will be very dilutive to the Company’s common stockholders (see Note H).

The potential conversion of Convertible Debentures into shares of Common Stock and the potential issuance of shares of Common Stock upon the potential exercise of Warrants give rise to a Derivative Liability and a Warrant Liability, respectively. The Company has calculated the potential fair value of each respective liability using the Black-Scholes-Merton option-pricing model: with the Company’s latest stock trading price of $0.25 at, or prior to, March 31, 2007; the annualized historical volatility of the Company’s stock price over a period of 25 months of 249.23%; an estimated exercise price of $0.07, equal to the estimated Conversion Price at March 31, 2007; a discount rate of 4.51% equal to the yield on 5 year Treasury Notes issued March 30, 2007; an estimated life of 4.25 years for the non-current portion of the Convertible Debentures; and an estimated life of 1/2 month for the current portion of the Convertible Debentures.

These calculations resulted in an estimated fair value of $2,639,965 for the convertibility feature of the Convertible Debentures and an estimated fair value of $3,732,188 for the Warrants. Such amounts were recorded as liabilities in the Company’s condensed consolidated financial statements as of March 31, 2007, giving rise to a charge to earnings for the quarter ended March 31, 2007 of $4,612,059 for the fair value adjustment of derivatives and warrants.

In connection with the issuance of the Debentures and the calculation of the fair value of the Warrant and Derivative Liabilities, at the time of issuance a Convertible Debenture Discount of $1 million was netted against the liability for Convertible Debentures, thereby reducing that liability to a net of zero. The Convertible Debentures are due 60 months from the Closing; therefore the $1,000,000 discount was to be amortized as an expense at the rate of $16,667 per month. This was done through December 31, 2006, giving rise to a Discount Expense on Convertible Debentures for the year ended December 31, 2006 of $100,000, as well as a liability of $41,667 for the current portion and $58,333 for the non-current portion of Debentures outstanding, net of unamortized discount, at December 31, 2006. As a result of the principal payments required to be made to Dutchess, due to the Registration Statement not having become effective, all remaining unamortized Debt Discount Expense ($375,000) associated with the current portion of Debentures, was expensed in the quarter ended March 31, 2007. In addition, 3 months of unamortized Debt Discount Expense ($29,167) related to the non-current portion of outstanding Debentures, was charged to earnings during the quarter ended March 31, 2007 as well.

The Debenture Agreement contains provisions for monthly amortizing payments, allocated to principal and debenture redemption premium, to be made commencing January 1, 2007, if the Registration Statement had not been declared effective by that date, and continuing each month until the Registration Statement is declared effective. As that is the case, during the quarter ended March 31, 2007, payments totaling $245,816, representing principal reductions of $196,650 and debenture redemption premiums of $49,166, were made to Dutchess. Dutchess has agreed that through June 1, 2007, it will not hold the Company in default for making reduced payments on the Debentures, but that it reserves the right to charge any penalty specified in the Debenture Agreement for the Company’s failure to make full payment on the Debentures. (See Notes B, C and L).

NOTE G - TEMPORARY EQUITY
As of March 31, 2007, the Company did not have a sufficient quantity of authorized Common Stock to meet its potential obligations for the conversion of the Debentures, the exercise of the Warrants and the conversion of the Preferred Stock. At the March 31, 2007 closing stock price of $0.25, the Maximum Conversion Price was $0.07. As a result, the outstanding Debentures would have been convertible into 11,476,428 shares of the Company’s Common Stock, the Preferred Stock would have been convertible into 106,199,828 shares of the Company’s Common Stock, and the Warrants could have been exercised for 15,000,000 shares of the Company’s Common Stock. The aggregate of the common shares outstanding and those shares due upon the conversions and the Warrant exercise, as of March 31, 2007, was in excess of 136 million shares of Common Stock, which exceeded the 100 million shares of Common Stock authorized in the Company’s Certificate of Incorporation. Accordingly, the excess of such shares, approximately 36.9 million, represented by 2,580,710 shares of the Company’s Preferred Stock, has been reclassified to Temporary Equity on the condensed consolidated balance sheet until this situation can be resolved. Management is considering its alternatives to remedy this situation, including increasing the number of authorized shares of Common Stock, with the consent of the Company’s shareholders. In addition, at March 31, 2007, based on the Company’s stock trading price of $0.25 and the conversion price of the preferred shares of $0.07, a beneficial conversion feature exists with respect to the Preferred Stock. The fair value of the beneficial conversion feature at March 31, 2007 increased by $1,245,193 from the calculation of $92,925, as of December 31, 2006. Accordingly, a charge to income of

$1,245,193 was required in connection with the Preferred Stock beneficial conversion feature. As a result, at March 31, 2007, the portion that relates to the Preferred Stock deemed to be temporary equity is $464,528, which is classified as a dividend payable to preferred shareholders; and the portion that relates to the Preferred Stock considered to be permanent equity, which is $873,590, is credited to Additional Paid-in Capital.

NOTE H - CAPITAL DEFICIT
The Company’s authorized capital stock consists of 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of March 31, 2007, 4,191,266 shares of Common Stock were issued and outstanding, 9,000,000 shares of Common Stock were reserved for issuance upon the exercise of outstanding and future stock options (see Notes I and L), and 58,000,000 shares of Common Stock were reserved for conversion of the Debentures and exercise of the Warrants. In addition, 7,433,988 shares of Preferred Stock were issued and outstanding. The Company will not receive any proceeds from the conversion of the Debentures into Common Stock but will receive proceeds from the exercise of the Warrants, if so exercised.

Preferred Stock - As discussed in Note C, in connection with the issuance of the Debentures to Dutchess, Messrs. Stark and Estevez exchanged their combined 12,052,001 shares of Common Stock for 7,433,988 shares of Preferred Stock. The terms of the Preferred Stock follow:

Voting, Dividend and Other Rights. The holders of shares of Preferred Stock shall vote together with the holders of shares of Common Stock and any other series of preferred stock or common stock that, by its terms, votes on an as-if-converted basis with the Common Stock on all matters to be voted on or consented to by the stockholders of the Company, except as may otherwise be required under the Delaware General Corporation Law (the “DGCL”). With respect to any such vote or consent, each holder of Preferred Stock shall only be entitled to vote the number of shares of Common Stock underlying the Preferred Stock that such holder has the right to convert as of the record date for determination of holders of Common Stock entitled to participate in such vote or action by consent. With respect to the payment of dividends and other distributions on the capital stock of the Company, other than the distribution of the assets upon a liquidation, dissolution or winding-up of the affairs of the Company, the Preferred Stock shall rank: (i) senior to the Common Stock of the Company, (ii) senior to any new class or series of stock of the Company that by its terms ranks junior to the Preferred Stock, or that does not provide any terms for seniority, as to payment of dividends, or (iii) on a parity with any new class or series of stock of the Company that by its terms ranks on a parity with the Preferred Stock.

Rights upon Liquidation. With respect to the distribution of assets upon a liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, the Preferred Stock shall rank (i) on a parity with the Common Stock, (ii) senior to any new class or series of stock of the Company that by its terms ranks junior to the Preferred Stock, or that does not provide any terms for seniority, as to distribution of assets upon liquidation, dissolution or winding-up, (iii) on a parity with any new class or series of stock of the Company that by its terms ranks on a parity with the Preferred Stock as to distribution of assets upon liquidation, dissolution or winding-up of the Company and (iv) with the consent of the holders of all of the then outstanding shares of the Preferred Stock, junior to any new class of stock of the Company that by its terms ranks senior to the Preferred Stock as to distribution of assets upon liquidation, dissolution or winding-up of the Company.

Conversion Rights. The holders of the Preferred Stock entered into a Lock-Up Agreement with the Company, whereby the holders of Preferred Stock agreed not to convert their shares of Preferred Stock into shares of the Company’s Common Stock from February 6, 2007, until in either case ending on the earlier to occur of (i) three hundred and sixty (360) days after the effective date of the Registration Statement or (ii) the date on which the full face amount, accrued interest and penalties, if any, on the Debentures have been paid or (iii) the conversion in full of the Debentures, any accrued interest thereon and the full exercise of the Warrants (either being the “Lock-Up Period”). However, the holders of the Preferred Stock may convert their shares of Preferred Stock during the Lock-Up Period upon and after the occurrence of Dutchess acquiring a percentage threshold of the shares of the Company’s Common Stock, whether through partial conversion of the shares underlying the Debentures or exercise of the shares underlying the Warrants, on a pro rata basis with subsequent conversions of Common Stock that have been issued to Dutchess as a result of conversions of the Debentures and exercise of the Warrants. In the event that the outstanding shares of Common Stock shall be subdivided into a greater number of shares, and no equivalent subdivision or increase is made with respect to the Preferred Stock, the conversion price, concurrently with the effectiveness of such subdivision or other increase, shall be proportionately decreased. In the event that the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, and no equivalent combination or consolidation is made with respect to the Preferred Stock, the conversion price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

Each share of Preferred Stock shall automatically convert into shares of Common Stock at the then-effective conversion price, immediately upon the earlier of (i) the repayment in full by the Company of its obligations under the Debenture, or (ii) the conversion in full of the Debenture and any accrued interest thereon.

The number of shares issuable upon conversion of the Preferred Stock, issued as an anti-dilutive device to Messrs. Stark and Estevez, work in tandem with the number of shares issuable upon conversion of the Debentures. As discussed in the Company’s Certificate of Designation of the Preferred Stock, in the event of a conversion of the Preferred Stock, and provided that the weighted average of the price per share of the shares of Common Stock underlying the Debentures upon the conversion of such Debentures is less than the then-effective Conversion Price for the Preferred Stock, such conversion price shall be adjusted equitably such that it is equal to the weighted average of the price per share of the shares of Common Stock underlying the Debentures upon the conversion of such Debentures.

Since the Preferred Stock is intended to provide anti-dilution protection to the owners of the Preferred Stock, it is not considered to be a derivative as defined in FASB Opinion 133, and accordingly has not been considered in calculating the diluted weighted average of the shares outstanding.

Common Stock

Voting, Dividend and Other Rights. Each outstanding share of Common Stock will entitle the holder to one vote on all matters presented to the stockholders for a vote. Holders of shares of Common Stock will have no preemptive, subscription or conversion rights. The Company’s Board of Directors will determine if and when distributions may be paid out of legally available funds to the holders. Enigma has not declared any cash dividends during the past two fiscal years with respect to the Common Stock. A declaration of any cash dividends in the future will depend on a determination by the Board of Directors as to whether, in light of earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. In addition, the Company has not declared or paid any dividends and has no plans to pay any dividends to the stockholders.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the Preferred Stock to receive preferential distributions, each outstanding share of Common Stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities.

Majority Voting. The holders of a majority of the outstanding shares of Common Stock (in concert with the holders of the Preferred Stock) constitute a quorum at any meeting of the stockholders. A plurality of the votes cast at a meeting of stockholders elects the directors of the Company. The Common Stock does not have cumulative voting rights.

NOTE I - STOCK OPTION PLAN

During the year ended December 31, 2005, the Company granted options, under the 2005 Stock Option and Grant Plan (the “Stock Option Plan”), to 18 employees, a non-employee director and consultants to purchase an aggregate of 1,257,595 shares of the Company’s Common Stock at exercise prices ranging from $1.10-$1.26. The options were scheduled to vest over periods of up to three years, which is the requisite service period for such awards. No other conditions, such as market or performance conditions, must be satisfied in order for the option awards to fully vest. Subsequent to the granting of the options, 11 employees were terminated by the Company in 2005 and their options were terminated. As a result, option grants for 319,984 shares were cancelled and returned to the Stock Option Plan, and the total number of options outstanding at December 31, 2005 was 937,611.

During April of 2006, the Company granted options under the Stock Option Plan to seven employees, a non-employee director and consultants to purchase an additional aggregate of 1,438,000 shares of the Company’s Common Stock at exercise prices ranging from $0.065-$0.0715. These options generally vest ratably over a period of 12 months from the date of grant, which is the requisite service period for such awards. No other conditions, such as market or performance conditions, must be satisfied in order for the option awards to fully vest. In November of 2006, three employees of the Company, namely, Alvin Estevez, Colorado Stark and Richard Scarlata, returned a portion of their 2005 options, which totaled 391,610 shares, to the Company and the Company cancelled them, adding them back to the pool for new option grants. Also in November of 2006, the Company granted an employee of UAB Enigma options to purchase 1,000,000 shares of the Company’s Common Stock at an exercise price of $0.03. These options vest over a period of three years from the date of grant, which is the requisite service period for such award. No other conditions, such as market or performance conditions, must be satisfied in order for the option award to fully vest. Accordingly, the Company recognizes compensation costs associated with stock options over each employee’s respective service period, which in all cases is the vesting period for such stock option grants.

On March 13, 2007, subject to shareholder ratification, the Board of Directors of the Company (the “Board”) approved an amendment to the Stock Option Plan, which became effective on May 8, 2007 (see Note L), and which increased the number of shares reserved under the Stock Option Plan from 3,000,000 shares to 9,000,000 shares. In addition the Board voted to amend the formula for options granted to independent directors. As a result of that amendment, an annual option for 25,000 shares was granted to the Company’s sole independent director, Mr. McGuinn, at an exercise price of $0.25 per share. Such option vested immediately. Also, as a result of that amendment, a one time “catch-up” option for 100,000 shares will be granted to Mr. McGuinn as of May 31, 2007, at an exercise price to be determined by the closing market price of the Company’s stock on or about that date. Such option will vest immediately as well.

The following table presents the status of options outstanding under the Stock Option Plan as of March 31, 2007:

Year of				#
Grant	# granted	# cancelled	# exercised	outstanding	# vested	# unvested
2005	1,257,595	(711,594)	0	546,001	(366,731)	179,270
2006	2,438,000	0	0	2,438,000	(1,357,925)	1,080,075
2007	25,000	0	0	25,000	(25,000)	0
Total	3,720,595	(711,594)	0	3,009,001	(1,749,656)	1,259,345

The fair value of each stock option granted is charged to earnings as such option vests. The fair value of each stock option granted was estimated as of the date of issuance using the Black-Scholes-Merton option-pricing model. The following table shows the range of assumptions for each group of options issued:

	Options	Options	Options
	granted	granted	granted	Options
	during the	during the	during the	granted	Pro-forma
	Quarter	Quarter	Quarter	during the	Fiscal Year
	ended	ended	ended	Fiscal Year	ended
	Mar. 31,	Dec. 31,	June 30,	ended	Dec. 31,
	2007	2006	2006	Dec. 31, 2005	2005
Dividend yield	0%	0%	0%	0%	0%
Expected Volatility	249.23%	210.14%	195.41%	172.78%	18.76%
Risk-Free Interest Rate	4.51%	4.60%	4.84%	3.91-4.00%	3.91
Expected Life	5 years	5 years	5 years	5 years	5 years

The Company does not currently pay cash dividends on its Common Stock and does not anticipate doing so in the foreseeable future. Accordingly, the expected dividend yield is zero. Expected volatility is based on the average of the historical volatility for the Company’s Common Stock for the period from commencement of trading in February 2005 to the date of the calculation. The risk free interest rate is equal to the U.S. Treasury constant maturity rate for securities issued nearest the option grant date and for the period equal to the expected life of the option. Since the Company has no experience on which to base the expected lives of a stock option, five years, or ½ of the option exercise period for all grantees, other than Messrs. Stark and Estevez, was used. The option exercise period for Messrs. Stark and Estevez, is five years which was used to determine the value of their options as well.

NOTE J - PROFIT SHARING PLAN

The Company has a defined contribution plan, the Enigma Software Group, Inc. 401(k) Plan, (the "401(k) Plan"), under which eligible employees are able to make contributions that are matched, effective September 1, 2006, by the Company at the rate of 100% of an individual employee’s contribution, up to the maximum allowable by law. For 2007, that amount is generally $15,500 (for employees 50 years of age and older it is $20,500). Such amounts for 2006 were $15,000 and $20,000, respectively. Prior to September 1, 2006, the Company matched 50% of the first $10,000 of an individual employee's contribution. The Company's contributions to the 401(k) Plan for the quarters ended March 31, 2007 and 2006 were $37,859 and $13,876, respectively.

NOTE K - PROVISION FOR INCOME TAXES

The income tax benefit for the three month periods ended March 31, 2007 and 2006 differed from the amounts computed by applying the federal income tax rate of 34% to the pre-tax loss as a result of the following:

	THREE MONTHS	THREE MONTHS
	ENDED MARCH 31, 2007	ENDED MARCH 31, 2006
COMPUTED BENEFIT	$(70,312)	$(64,589)
DEFERRED TAX ASSET ASSOCIATED WITH
SHARE-BASED COMPENSATION	(85,635)	(42,769)
TOTAL CALCULATED BENEFIT	(155,947)	(107,358)
INCREASE IN VALUATION ALLOWANCE	155,947	107,358
NET (BENEFIT) PROVISION	$0	$0

As the income tax benefits of $155,947 and $107,358 may not be realized, they have been entirely offset by a valuation allowance. As of December 31, 2006, the Company had fully utilized all net operating loss carryforwards.

NOTE L - SUBSEQUENT EVENTS

As required under the Debenture Agreement (see Notes B and F), if the Registration Statement has not been declared effective on or before January 1, 2007, which is the case, the Company must make payments to Dutchess on the first business day of each month, while there is an outstanding balance on the Debentures, until the Registration Statement is declared effective, or the Debentures have been repaid in full. Such payments are in the amount of $104,166.67 and are allocated to principal at the rate of 1/12 of the face amount of the Debentures, ($83,333.33) and to a debenture redemption premium ($20,833.34).

Accordingly, on January 2, 2007 and on February 1, 2007, the Company made such payments, and such a payment was due to have been made on March 1, April 2 and May 1, 2007. However, the making of the required March, April and May payments in full would have placed a severe strain on the Company’s limited cash resources. The Company has sought and Dutchess has granted limited, temporary relief from this obligation, with the result that on March 1, 2007 and April 2, 2007, the Company made amortizing cash payments to Dutchess each in the amount of $37,500, of which $30,000 was allocated to principal and $7,500 was allocated to debenture redemption premium. On May 1, 2007, the Company made an amortizing cash payment to Dutchess in the amount of $20,000, of which $16,000 was allocated to principal and $4,000 was allocated to debenture redemption premium. The balance of the debenture redemption premiums have been accrued as a current liability to Dutchess, along with the balance of the unpaid principal amounts due on March 1, April 2 and May 1, 2007.

Dutchess has agreed that through June 1, 2007, it will not hold Enigma in default specifically for reduced payments due on the Debentures, but that it reserves the right to charge any penalty specified in the Debenture Agreement for the Company’s failure to make full payment on the Debenture. The Company expects that the unpaid portion of the amortizing cash payments will be funded from future operating cash flow.

On March 13, 2007, the majority shareholders of the Company voted to adopt amendments to the Company’s 2005 Stock Option Plan to (a) increase the number of shares of Common Stock reserved and available for issuance under the Stock Option Plan from 3,000,000 shares of Common Stock to 9,000,000 shares of Common Stock, (b) automatically grant stock options to new members of the Board of Directors (the “Board”), who are not employees of the Company, to purchase 75,000 shares of Common Stock, (c) automatically grant annual stock options to every Board member, who is not an employee of the Company, to purchase 25,000 shares of Common Stock, and (d) grant one time stock options to every Board member, who is not an employee of the Company, if such individual was a member of the Board prior to the date of the amendment of the Stock Option Plan, to purchase 100,000 shares of the Common Stock. The amended Stock Option Plan became effective on May 8, 2007 in accordance with Form 14C which was filed with the SEC on April 12, 2007 and mailed to all registered shareholders shortly thereafter.

ENIGMA SOFTWARE GROUP, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Enigma Software Group, Inc.
2 Stamford Landing, Suite 100
Stamford, CT 06902
We have audited the accompanying consolidated balance sheet of Enigma Software Group, Inc., (the “Company”) as of December 31, 2006, and the related consolidated statements of operations, changes in capital deficit, temporary equity and cash flows for each of the years in the two-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Enigma Software Group, Inc., as of December 31, 2006, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note A to the consolidated financial statements, the Company did not generate sufficient cash flows from revenues during the year ended December 31, 2006, to fund its operations. Also at December 31, 2006, the Company had negative net working capital of $1,983,367. The Company’s net working capital position has continued to deteriorate into the first quarter of 2007. Unless the Company is successful in generating new sources of revenue, or obtaining debt or equity financing, or restructuring its business, the Company is likely to deplete its working capital during 2007. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note A. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C. Bagell, Josephs, Levine & Company, L.L.C.

Gibbsboro, NJ 08026

March 15, 2007

Enigma Software Group, Inc.
Consolidated Balance Sheet
December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$471,254
Accounts receivable	252,387
Other current assets	1,271
Total current assets	724,912
Property and equipment, net	14,379
Deferred financing costs, net	85,500
Other assets	11,088
Total Assets	$835,879
LIABILITIES, TEMPORARY EQUITY AND CAPITAL DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$101,306
Current portion of secured convertible debenture, due 2011, net	41,667
Debenture redemption premium payable	104,166
Accrued debenture interest	10,000
Accrued liability for liquidated damages	96,295
Derivative liability	1,017,834
Warrant liability	742,260
Dividend payable in connection with Preferred Stock beneficial conversion	67,546
Deferred revenue	527,205
Total current liabilities	2,708,279
Secured convertible debentures due 2011, net, less current portion	58,333
Commitments and contingencies
Total Liabilities	2,766,612
TEMPORARY EQUITY
Series A convertible preferred stock, par value $0.001, 10,000,000 shares authorized;
7,433,988 issued and outstanding	5,404
CAPITAL DEFICIT
Series A convertible preferred stock, par value $0.001, 10,000,000 shares authorized;
7,433,988 issued and outstanding	2,030
Common stock, par value $0.001, 100,000,000 shares authorized;
4,191,266 issued and outstanding	4,191
Additional paid-in capital	153,479
Accumulated Deficit	(2,095,837)
Total capital deficit	(1,936,137)
Total Liabilities, Temporary Equity and Capital Deficit	$835,879
See notes to consolidated financial statements.

Enigma Software Group, Inc.
Consolidated Statements of Operations
	Year ended December 31,
	2006	2005
Revenues:
Sales of software products and subscriptions	$1,207,824	$21,915,358
Commission income and advertising revenues	119,657	107,367
Total revenues	1,327,481	22,022,725
Expenses:
Marketing and selling	214,725	308,015
General and administrative	1,868,441	2,425,265
Write-down of impaired assets	-	387,055
Depreciation and amortization	14,577	161,045
Total costs and expenses	2,097,743	3,281,380
Operating (loss) income	(770,262)	18,741,345
Interest income	18,180	13,448
Debenture interest expense	(61,000)
Debenture redemption premium	(104,166)
Discount expense on convertible debentures	(100,000)
Fair value adjustments for derivatives and warrants	(760,095)
Provision for liquidated damages	(96,295)
Accretion adjustment for beneficial conversion feature
of Preferred Stock	(92,925)
(Loss) income before income tax provision	(1,966,563)	18,754,793
Income tax provision	-	8,581,697

Net (loss) income	$	(1,966,563)	$10,173,096

Basic net (loss)/income per common share	$(0.20)	$0.63
Diluted net (loss)/income per common share	$(0.20)	$0.63
Weighted average shares outstanding:
Basic	10,068,680	16,129,178
Diluted	10,068,680	16,129,178
See notes to consolidated financial statements.

Enigma Software Group, Inc.
Consolidated Statement of Changes in Capital Deficit
For the two years ended December 31, 2006

	Preferred Stock		Common Stock		Additional				Total
		Par		Par	Paid-in	Accumulated	Treasury Stock		Capital
	Shares	value	Shares	value	Capital	Deficit	Shares	Amount	Deficit

Balance - December 31, 2004			14,838,198	$14,838	$74,048	$(10,302,370)	(188,197)	$(4,660)	$(10,218,144)
Shares redeemed in
connection with
repayment of loan by shareholder							(61,743)	(123,485)	(123,485)
Shares deemed issued in
connection with Maxi Group,
Inc. merger			1,655,009	1,655	(1,655)
Shares of Treasury Stock cancelled			(249,940)	(250)	(127,895)		249,940	128,145
Net income for the year						10,173,096			10,173,096

Balance - December 31, 2005			16,243,267	$16,243	$(55,502)	$(129,274)	-	$-	$(168,533)
Exchange and cancellation
of common shares for newly
issued preferred shares	7,433,988	$7,434	(12,052,001)	(12,052)	4,618
Stock based compensation
expense					178,985				178,985
To provide for temporary
equity		(5,404)			25,378				19,974
Net loss for the year						(1,966,563)			(1,966,563)

Balance - December 31, 2006	7,433,988	$2,030	4,191,266	$4,191	$153,479	$(2,095,837)			$(1,936,137)
See notes to consolidated financial statements.

Enigma Software Group, Inc. Consolidated Statement of Temporary Equity For the two years ended December 31, 2006
Balance - December 31, 2004	$-

Balance - December 31, 2005	$-

Issuance of Preferred Stock	$5,404

Balance - December 31, 2006	$5,404

See notes to consolidated financial statements.

Enigma Software Group, Inc.
Consolidated Statements of Cash Flows
For the years ended December 31,
	2006		2005
Cash flows from operating activities:
Net (loss) income		$(1,966,563)	$10,173,096
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Fair value adjustments for derivatives and warrants		760,095
Discount expense on convertible debentures		100,000
Provision for liquidated damages		96,295
Accretion adjustment for beneficial conversion feature of Preferred Stock		92,925
Debenture redemption premium payable		104,166
Stock-based compensation expense		178,985
Depreciation and amortization		14,577	161,045
Deferred tax asset			8,495,000
Write-down of impaired assets, net of cash proceeds			387,055
Interest income on loan repaid by officer			(819)
Changes in:
Restricted cash			1,004,640
Accounts receivable		(201,092)	(38,355)
Prepaid expenses and other current assets		6,501	146,941
Other assets		(11,088)
Prepaid income taxes			256,711
Accounts payable and accrued expenses		(35,692)	(213,749)
Accrued debenture interest		10,000
Income taxes payable			86,166
Deferred revenue		(42,407)	(20,594,957)

Net cash used in operating activities		(893,298)	(137,226)

Cash flows from investing activities:
Purchase of property and equipment		(12,456)	(9,285)
Proceeds from disposition of excess property and equipment			2,785
Net cash used in investing activities		(12,456)	(6,500)
Cash flows from financing activities:
Issuance of convertible debentures		1,000,000
Less: Deferred financing costs in connection with issuance of convertible debentures		(95,000)
Net cash provided by financing activities		905,000

Net decrease in cash and cash equivalents		(754)	(143,726)
Cash and cash equivalents - beginning of year		472,008	615,734

Cash and cash equivalents - end of year		$471,254	$472,008

Non-cash transaction:
Common shares redeemed in connection with repayment of loan and interest by shareholder	$	$ -	$123,485
Supplemental disclosure of cash flow information:
Cash paid for:
Interest		$51,000	$-
Taxes		$-	$2,191

See notes to consolidated financial statements.

Enigma Software Group, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2006 and 2005

NOTE A - Organization and Nature of Operations

Enigma Software Group, Inc. (“Enigma” or the “Company”), is a Delaware corporation, headquartered in Connecticut, that was formed in 2005 and is the surviving corporation of a reverse takeover with Maxi Group, Inc. (“Maxi”). Enigma commenced operations in 1999 and is a developer of security software products designed to give customers control over the programs installed on their computers in an automated and easy-to-use way, thereby enhancing transparency and user-control. In February of 2005, Enigma, upon completion of a reverse takeover transaction with Maxi, began trading on the Over the Counter Bulletin Board (the “OTCBB”). Enigma currently trades on the OTCBB under the symbol “ENGM.” The consolidated financial statements include the accounts of the Company and its two wholly-owned subsidiaries, which are not material to the consolidated results. The only intercompany transactions are investments in and advances to, subsidiaries, which have been eliminated in consolidation. One wholly-owned subsidiary is a foreign corporation formed under the laws of the Republic of Lithuania. This subsidiary, which is basically a cost center and has no revenues, commenced operations in the fourth quarter of 2006 and its financial statements, which are prepared in the local currency, have been converted to U.S. dollars using the appropriate exchange rates. A foreign currency translation loss, which is not material to the consolidated results, is included in General and Administrative expenses for the year ended December 31, 2006.

Enigma’s products utilize proprietary technology and target the consumer market. The Enigma consumer software product line is currently distributed exclusively over the Internet by download, and is focused on delivering Internet privacy and security to individual users, home offices, and small businesses. Enigma’s integrated products work to protect customers’ computers from Spyware, unwanted advertising, tracking, and malicious hacker attacks. The Company’s SpyHunter® product (“SpyHunter”) is a utility that is used to scan and remove Spyware and Adware from customers’ computers. Enigma has derived most of its revenue to date from SpyHunter license fees, including subscriptions for updates and customer service. Users are able to download trial versions of Enigma’s products from its various websites and then can decide whether to purchase fully licensed versions over the Internet via credit card. Users who purchase the fully licensed version pay a fee of $29.99, download the product to their computers and are then entitled to receive support and regular updates for 6 months from the date of purchase.

The Company did not generate sufficient cash flows from revenues to fund its operations during the years ended December 31, 2006 and 2005. In June 2006, Enigma entered into a One million Dollar ($1,000,000) convertible debenture agreement with Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund, II, LP (collectively “Dutchess”) (see Notes B and H). Prior to the funding from Dutchess, in 2005, in order to slow the outflow of cash until new sources of revenue could be generated or financing obtained, the Company reduced its work force by more than 60%; and in early 2006, the Company downsized and relocated its offices from New York City to Stamford Connecticut, at a significantly reduced rental rate. In addition, in 2006, all of Enigma’s remaining employees deferred their salaries until the Dutchess transaction was funded.

Going Concern - The Company continues to lose money and may not stay in operations:

At December 31, 2006, the Company had a net working capital deficit of approximately $2.0 million. After adding back a derivative liability, a warrant liability, a dividend payable in connection with a preferred stock beneficial conversion feature, and deferred revenue, all of which totaled approximately $2.4 million, the Company had net working capital of approximately $370,000 available to fund ongoing operations and required debt service payments. The Company was required to make amortizing principal payments and redemption premium payments to Dutchess on January 2, February 1 and March 1, 2007, which totaled approximately $246,000 and will be required to make further such payments on April 2, 2007 and probably on May 1, 2007. The payment made on March 1, 2007 created an Event of Default under the Financing, documents. (See Notes B and Q). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

At December 31, 2005, the Company had negative net working capital of $175,533, including deferred revenue of $569,612, which after being added back, provided the Company with net working capital of $394,079.

NOTE B - Financing Transaction

On June 28, 2006, the Company, entered into a Subscription Agreement (the “Subscription Agreement”) with Dutchess and immediately closed the transaction pursuant to which the Company issued secured debentures, convertible into shares of common stock of the Company (the “Common Stock”), in the principal amount of One million Dollars ($1,000,000) (the “Debentures”) (See Note H). Dutchess funded Five Hundred Thousand Dollars ($500,000) to the Company upon the initial closing and funded an additional Five Hundred Thousand Dollars ($500,000) to the Company on July 25, 2006 (the “Financing”), simultaneous with the Company’s filing of a registration statement (the “Registration Statement”) with the SEC, covering the shares of Common Stock underlying the Debentures.

The filing of the Registration Statement was in accordance with a Debenture Registration Rights Agreement, which was also entered into by the Company and Dutchess on June 28, 2006 and under which the Company is obligated to register 58,000,000 shares of Common Stock underlying the exercise of the warrants (the “Warrants”) and the shares underlying the conversion of the Debentures. Also, in connection with the Financing, on June 28, 2006, the Company and Dutchess entered into a Debenture Agreement, a Security Agreement and a Warrant Agreement.

Pursuant to the Security Agreement, the Company granted Dutchess a first priority security interest in certain property of the Company in order to secure the prompt payment, performance and discharge in full of all of the Company’s obligations under the Debentures and exercise and discharge in full of all of the Company’s obligations under the Warrants.

The Registration Rights Agreement between the Company and Dutchess provides for liquidated damages to the extent that the Company does not attain certain milestones within specified time frames. Specifically, if the Company had failed to file the Registration Statement within 35 calendar days after the Closing (a milestone which was met by the Company) liquidated damages amounting to approximately $20,000 per month would have been payable to Dutchess and the Conversion Price of the Debentures would have decreased by 10%. In addition, liquidated damages amounting to approximately $20,000 per month are payable by the Company, in the event that the Registration Statement is not declared effective within 90 calendar days after the Closing. Such liquidated damages are payable for each 30 calendar day period after the 90 day milestone on a pro-rata, compounded daily basis until the Registration Statement becomes effective. Furthermore, liquidated damages amounting to approximately $20,000 per month are payable by the Company, in the event that it fails to respond to any Securities and Exchange Commission (“SEC”) comments or correspondence within seven business days of receipt of such by the Company and within nine business days in the case of SEC staff accounting comments. As of December 31, 2006, liquidated damages totaling approximately $96,000 have been accrued by the Company in connection with these two provisions, as the Registration Statement was not then and still has not yet been declared effective and the Company has required more than nine business days to respond, in each case, to the SEC staff’s first, second and third round of comments on the Registration Statement. Once the Registration Statement has become effective, if Dutchess’ right to sell is suspended for any reason for a period of 5 business days, then the Company must pay liquidated damages in the amount of 2% of the face amount of the then outstanding Debentures for each 10 day calendar period that the suspension is in effect.

The Debenture Agreement provides that if the Registration Statement is not declared effective on or before January 1, 2007, then the Company shall make amortizing cash payments to Dutchess on the first business day of each month, while there is an outstanding balance on the Debentures, until the Registration Statement is declared effective, or the Debentures have been repaid in full. Such payments are in the amount of $104,166.67 and are allocated to principal at the rate of 1/12 of the face amount of the Debentures, ($83,333.33) and to a debenture redemption premium ($20,833.34), (see Note Q). Accordingly, in accordance with Financial Accounting Standards Board (“FASB”) Staff Position regarding Emerging Issues Task Force (“EITF”) No. 00-19-2 “Accounting for Registration Payment Arrangement” (“EITF 00-19-2”),the Company has estimated that the Registration should become effective sometime in May of 2007 and has reported as a current liability five months worth of amortizing principal payments of $416,667, net of debt discount of $375,000 for a net current liability of $41,667 and five debenture redemption premium payments totaling $104,166 due with those amortizing principal payments.

In connection with the Financing, the Company’s two founders and principal stockholders, Colorado Stark and Alvin Estevez, each exchanged their shares of Common Stock (collectively 12,052,001 shares of Common Stock) for an aggregate 7,433,988 shares of newly issued Series A Convertible Preferred Stock (the “Preferred Stock”) convertible initially at the rate of $0.07, (the “Initial Conversion Price”.) While the Preferred Stock ranks senior to the Common Stock with respect to dividends, and on parity with the Common Stock with respect to liquidation, the holders of shares of the Preferred Stock shall generally vote together with the holders of shares of the Common Stock on an as-if-converted basis. The number of shares issuable upon conversion of the Preferred Stock, issued as an anti-dilutive device to Colorado Stark and Alvin Estevez, work in tandem with the number of shares issuable upon conversion of the Debentures. Prior to the financing between the Company and Dutchess, Messrs. Stark and Estevez, owned 74.2% of the Company’s Common Stock. Assuming the full conversion of the 58,000,000 shares underlying the exercise of the warrants (the “Warrants”) and the shares underlying the conversion of the Debentures that the Company is obligated to register, the maximum amount of dilution to be experienced by Messrs. Stark and Estevez is 15%. Such number was derived assuming Dutchess’ full conversion of the 58,000,000 shares, as well as Messrs. Stark and Estevez’ conversion of their shares of Preferred Stock into shares of the Company’s Common Stock at the Initial Conversion Price. Assuming such conversion, Dutchess would own 58,000,000 shares of the Company’s Common Stock, Messrs. Stark and Estevez would own 106,199,827 shares of the Company’s Common Stock, and the number of shares outstanding immediately prior to the time of such conversion would remain at 4,191,266. In this instance, Messrs. Stark and Estevez would own 63.1% of the Company’s Common Stock, a 15% decrease from the 74.2% of Common Stock they owned prior to entering into the financing with Dutchess.

The conversion rate of Dutchess’ Debentures is a fluctuating 25% discount from the market price around the time of conversion, with a maximum conversion rate of $0.07 per share. Furthermore, the conversion rate of the Preferred Stock fluctuates with the conversion rate of the Dutchess Debentures and the Warrants’ exercise price, as set forth in Article 3.2(d) (vi) of the Certificate of Designation of the Series A Convertible Preferred Stock, and is thus a discount of 25% from current market price. Dutchess’ overall ownership at any one moment is limited to 9.9% of the outstanding shares of Common Stock in accordance with the Financing documents. However, Dutchess is free to sell any shares into the market, which have been issued to them, thereby enabling Dutchess to convert the remaining Debentures or exercise additional Warrants into shares of Common Stock. The shares of Common Stock that will be issued, if the shares of Preferred Stock are converted, will be very dilutive to the Company’s common stockholders (see Note J).

NOTE C - Reverse Takeover

Maxi, a non-operating public company, was incorporated on June 17, 1986 in the State of Nevada. On December 29, 2004, Maxi entered into a Share Exchange Agreement (the "Acquisition Agreement") with Adorons.com, Inc. (formerly known as Enigma Software Group, Inc.) a closely-held, Delaware corporation which commenced operations in 1999 (“Adorons”). Adorons was a developer of an Internet-based search network and downloadable security software products designed to give customers instant access to information on the web and control over the programs installed on their computers in an automated and easy-to-use way, thereby enhancing transparency and user-control.

Pursuant to the terms of the Acquisition Agreement, which closed on February 16, 2005, Maxi acquired substantially all of the issued and outstanding capital stock of Adorons, in exchange for 14,158,953 newly issued shares of Maxi's common stock (the "Exchange"). In addition, Maxi acquired for $50,000, 97,633,798 shares of its own common stock from certain of its stockholders prior to the Exchange, which shares were canceled on February 16, 2005. Three stockholders of Adorons, who held 151,858 shares of common stock, did not exchange their shares for Maxi common stock at the time of the Exchange. However, on April 8, 2005, these stockholders did exchange all of their shares for 429,305 shares of Maxi common stock. For reporting purposes, these shares are considered to have been exchanged as of February 16, 2005.

The 14,588,258 shares of common stock represented approximately 89.81% of the ownership interests in Maxi. The Exchange, which resulted in the stockholders of Adorons obtaining control of Maxi, represented a recapitalization of Maxi, or a reverse takeover rather than a business combination. As a non-operating company, the assets and liabilities of Maxi were not material to the reverse takeover. For accounting purposes, Adorons was considered to be an acquirer in the reverse acquisition transaction and, consequently, the financial statements are the historical financial statements of Adorons and the reverse takeover has been treated as a recapitalization of Adorons. Additionally, on February 16, 2005, Maxi issued 135,000 shares of common stock to a related party for the assumption of certain liabilities that amounted to approximately $46,000.

On April 14, 2005, Maxi completed a reincorporation merger to the state of Delaware and changed its name to Enigma Software Group, Inc. On May 17, 2005, Adorons merged into its parent company, Enigma Software Group, Inc., and ceased to exist as a separate company.

NOTE D - Significant Accounting Policies

[1]	Fair value of financial instruments:

At December 31, 2006 and 2005, the Company’s financial instruments included cash, accounts receivable and accounts payable. The carrying values of these instruments approximate their fair value because of their short-term nature.

At December 31, 2006, financial instruments also included the Debentures. Because the Debentures contain a conversion feature that is deemed to be an embedded derivative requiring bifurcation from the debt host instrument, they are precluded from being accounted for as conventional convertible debt. Specifically, the Company has concluded that since, among other things, the Debenture contract does not contain economic characteristics and risks that are contained in its embedded derivative (i.e., the Company’s Common Stock) and the host instrument does not meet the definition of conventional convertible debt required by Emerging Issues Task Force Issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock” (“EITF 00-19”), as it contains provisions that could result in the conversion ratio not being fixed, the Debentures should be accounted for pursuant to the provisions of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“FAS 133”). Accordingly, the fair value of the derivative liability as of the December 31, 2006, has been estimated using a Black-Scholes-Merton model with the following assumptions: Debenture conversion price of $0.035 equal to 75% of the closing market price of the Company’s Common Stock as of the last trading day on which the Company’s Common Stock traded prior to December 31, 2006; a five year life in the case of the non-current portion of the Debentures and an average 2 month life in the case of the current portion of the Debentures (see Note B); estimated the amount of dividends the Company would pay to be zero; an expected volatility of 221.13%, based on the average of the historical volatility for the Company’s Common Stock during its 22 months of trading activity; and a risk-free interest rate of 4.65%, based on the U.S. Treasury constant maturity rate for the period equal to the expected life of the derivative instrument.

[2]	Revenue recognition:

With respect to license fees generated from the sales of software products and subscriptions services for downloadable security software products, the Company recognizes revenues in accordance with Statement of Position (“SOP”) No. 97-2, "Software Revenue Recognition," as amended by SOP No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, With Respect to Certain Transactions." These statements provide guidance for recognizing revenues related to sales by software vendors. The Company sells its SpyHunter software with the subscription service for spyware definition updates and product support over the Internet. Customers place their orders and simultaneously provide their credit card information to the Company. Upon receipt of authorization from the credit card issuer, the Company licenses the customer to download SpyHunter over the Internet. For the sales price, the Company provides a subscription for post-contract customer support ("PCS") for a period of six months, which consists primarily of e-mail support and free updates of its SpyHunter software, as and when such updates are available. In accordance with SOP No. 97-2 and SOP No. 98-9, the fee is required to be allocated to the various elements, based on vendor-specific objective evidence ("VSOE") of fair value.

In connection with the issuance of SpyHunter 2.0, which was released in late January 2005, the Company announced to all of its then existing customers that as of March 10, 2005, the Company would no longer support and/or provide updates to its SpyHunter software issued prior to the introduction of SpyHunter 2.0 (“SpyHunter 1 series”), and the Company ceased to offer the SpyHunter 1 series, for which PCS had been provided for an indefinite period. As an incentive to purchase the then recently released SpyHunter 2.0, the Company offered this software to its existing customers free of charge for a period of 90 days. Since VSOE did not exist for the allocation of revenue to the various elements of the SpyHunter 1 series arrangement, as the Company had not limited the amount of time it would support the product, the Company had deferred all revenue from such arrangements. However, with the discontinuance of the SpyHunter 1 series, the Company began to recognize its deferred revenue related to the SpyHunter 1 series, beginning in March 2005, ratably over a period of 90 days. Accordingly, during the year ended December 31, 2005, the Company recognized as revenue, all sales from its SpyHunter 1 series software, while no additional cash was received during that year in connection with these subscription and product sales. Substantially all (97%) of the revenue from sales of software subscriptions and products reported during the year ended December 31, 2005 is from SpyHunter 1 series sales, which occurred during 2003, 2004 and January 2005.

SpyHunter 2.0 provided for twelve months of post-contract customer support and updates, if any. Accordingly, the Company recognized revenue from sales of subscriptions of SpyHunter 2.0 ratably over the 12-month period subsequent to each sale of SpyHunter 2.0. During May 2006, the Company introduced SpyHunter 2.7, and in the fourth quarter of 2006, introduced SpyHunter 2.8. In the case of both, the Company provides post-contract customer support and updates, if any, for a period of six months. The Company considers all revenue from the sales of SpyHunter 2.0, 2.7 and 2.8 to be attributable to the service elements.

With respect to commission income, the Company recognizes such revenue at the time of delivery of the product or the service for which the commission is earned; and with respect to on-line advertising, at the time the advertising revenue is generated as determined by the consumer’s click-through to the advertiser’s website.

The Company’s license agreement for its SpyHunter software does not provide the Company’s customers with any right of return. However, the Company may decide to accept customer returns on a case-by-case basis. For the years ended December 31, 2006 and 2005, customer returns and chargebacks were minimal.

[3]	Property, plant and equipment:

Furniture, equipment and computer hardware are depreciated using the straight-line method over their estimated useful lives of up to five years. Purchased computer software products are amortized using the straight-line method over their estimated useful lives of three years. Leasehold improvements are amortized by the straight-line method over the shorter of the remaining term of the lease or the economic useful life of the asset. The Company evaluates its long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. In the evaluation, the Company compares the values of such assets to the estimated undiscounted future cash flows expected from the use of the assets and their eventual disposition. When the estimated undiscounted future cash flows are less than the carrying amount, an impairment loss is recognized equal to the difference between the assets’ fair value and their carrying value. At December 31, 2005, the Company incurred an impairment charge of $387,055, representing the difference between what the Company had received and expected to receive, $3,785, from the disposal of its excess furniture and fixtures, as well as the abandonment of its leasehold improvements (see Note N), and their respective carrying values at that date; and the security deposit of $83,147, on its office lease.

[4]	Software development costs:

The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, “Computer Software to Be Sold, Leased, or Otherwise Marketed”. Such costs are expensed prior to achievement of technological feasibility and thereafter are capitalized. There have been very limited software development costs incurred between the time the SpyHunter software and its related enhancements have reached technological feasibility and its general release to customers. As a result, all software development costs have been charged to general and administrative expense.

[5]	Advertising expenses:

Advertising expenses, consisting primarily of space purchased from various Internet-based marketers as well as search engines, are expensed as incurred. For the years ended December 31, 2006 and 2005, advertising expense amounted to $87,193 and $88,611, respectively, and is included in marketing and selling expenses in the Company’s Consolidated Statement of Operations for those respective years.

[6]	Income taxes:

The Company uses the asset and liability method to account for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years during which those temporary differences are expected to be recovered or settled.

[7]	Accounting estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue, costs and expenses during the period. Estimates are used in accounting for cost of post-contract customer support, sales returns and allowances, lives of depreciable and amortizable assets, employee benefits, valuation of derivatives, provision for income taxes, realization of deferred tax assets and stock-based compensation expenses. Actual results could differ from those estimates.

[8]	Stock-based compensation expense:

The Company recognizes compensation costs associated with stock options over each employee’s service period, which in all cases is the vesting period for such stock option grants. In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R establishes standards that require companies to record the cost resulting from all share-based payment transactions using the fair value method. Transition under SFAS 123R permits using a modified version of prospective application under which compensation costs are recorded for unvested shares outstanding or a modified retrospective method under which all prior periods impacted by SFAS 123R are restated. SFAS 123R became effective, for the Company, as of January 1, 2006, with early adoption permitted. Enigma adopted prospective application in 2006, and accordingly compensation costs associated with stock options that were unvested at December 31, 2005 and which vested in the first quarter of 2006 were expensed in the first quarter of 2006. This resulted in a charge to earnings of $108,263 in that quarter. Accordingly, the financial statements for the Company’s prior interim periods and fiscal years will not reflect any restated amounts. In addition, for compensation costs incurred in the second, third and fourth quarters of 2006 in connection with stock options granted and vested during 2006, the Company recorded charges to earnings of $40,308 in the second quarter and $15,207 in each of the third and fourth quarters, resulting in a total charge of $178,985 for the year ended December 31, 2006. All stock-based compensation expense is included in General and Administrative expense on the Company’s Consolidated Statement of Operations. Since the portion of this expense related to Incentive Stock Options (“ISOs”) is not deductible for tax purposes, its recording gave rise to a deferred tax asset of approximately $61,000. However, since the Company has reported a loss before income tax provision for the year ended December 31, 2006, and has utilized all if its Net Operating Loss carryforwards, such benefit would not be realizable, and as a result, has been entirely offset by a valuation reserve.

[9]	Earnings per share:

Basic earnings (loss) per share are computed by dividing the income/loss available to common stockholders by the weighted average number of common shares outstanding. For the year ended December 31, 2006 diluted earnings per share would include the dilutive effect, if any, from the potential exercise of stock options using the treasury stock method, as well as the potential conversion of shares of Preferred Stock into Common Stock, the potential conversion of Convertible Debentures into shares of Common Stock and the potential issuance of shares of Common Stock upon potential exercise of Warrants. Since such treatment for the year ended December 31, 2006 would be anti-dilutive, diluted earnings per share are equivalent to basic earnings per share. For the year ended December 31, 2005, diluted earnings per share would include the dilutive effect, if any, from the potential exercise of stock options using the treasury stock method. Options to purchase common stock were outstanding during the year ended December 31, 2005, but were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares and, therefore, the effect would have been anti-dilutive.

[10]	Future impact of recently issued accounting standards:

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS No. 154 will become effective for accounting changes and corrections of errors made in fiscal year 2006 and beyond. The effect of this statement on the Company’s Financial Statements will depend on the nature and significance of future accounting changes subject to this statement.

[11]	Cash and cash equivalents:

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

NOTE E - Restricted Cash

Under a credit card processing agreement with a financial institution, which was terminated as of December 31, 2004, the Company had been required to maintain a security reserve deposit as collateral. The amount of the deposit was at the discretion of the financial institution and as of January 1, 2005 it was $1,004,640. During the year ended December 31, 2005, these funds were released to the Company and were reflected in net cash provided by operating activities for the year ended December 31, 2005, with the result that net cash used in operating activities for the year ended December 31, 2005 was $137,226. Without the benefit of these funds, the Company, in all likelihood, would have exhausted its cash resources prior to December 31, 2005.

NOTE F - Concentrations of Credit Risk

Cash and cash equivalents

The Company has placed its cash and cash equivalents with highly capitalized financial institutions insured by the Federal Deposit Insurance Corporation (“FDIC”). At December 31, 2006 and 2005, such cash balances were in excess of FDIC limits.

Accounts receivable

The Company utilizes a third-party servicer (the “servicer”) that acts as a retail merchant to process its sales of software products and to collect its sales receipts from the customers’ credit card companies. The servicer holds the receipts until the end of the month subsequent to the month of the sale, at which time it remits the funds, net of the servicer’s commission, to the Company. This process represents a significant concentration of the Company’s accounts receivable. Accordingly, if the servicer were not able to pay the amounts owed to the Company, the impact would have a material adverse effect upon the Company’s liquidity, financial position and results of operation.

NOTE G - Property and Equipment

Property and equipment is comprised of the following at December 31:

	2006	2005	Estimated Useful Lives

Computer hardware	$23,163	$14,000	3 - 5 years
Furniture and fixtures	3,293	0	5 years

Gross property and equipment	26,456	14,000
Less accumulated depreciation	12,077	7,000

Net property and equipment	$14,379	$7,000

During the year ended December 31, 2006 the Company recorded depreciation expense of $5,077 and during the year ended December 31, 2005, the Company recorded depreciation and amortization expense of $161,045. As discussed in Note D-3, the Company recognized an impairment charge of $387,055 during the year ended December 31, 2005. As the Company terminated 61% of its employees during the year ended December 31, 2005 and outsourced their functions to independent contractors, as well as the remaining employees, the computer and communications equipment, software and furniture and fixtures used by those former employees became excess. At December 31, 2005, the Company had sold some of that property and equipment to its employees and former employees, and had entered into an agreement with a third party to sell a portion of the remainder. Since this property and equipment was principally computer and telecommunications equipment, its fair value was deemed to be de minimis and the undepreciated balance was written off, net of a token amount of actual and anticipated proceeds.

Until March 1, 2006, the Company had leased space at 17 State Street, New York, New York (the "Building"). On March 10, 2006, the Company advised the owner of the Building that in view of the owner's breach of certain of its obligations under the Company's lease of space at the Building, the Company had no choice but to vacate the premises (see Note N.) Accordingly, the Company relocated to offices in Stamford, Connecticut in order to conserve cash while it attempted to develop a viable business plan, rebuild its business and explore strategic alternatives. The furniture and fixtures at this location as well as the leasehold improvements of the demised premises were abandoned and the Company deemed them to be worthless as of December 31, 2005.

NOTE H - Secured Convertible Debentures Due 2011

The Debentures bear interest at 12% per annum, payable monthly, and are due in June of 2011. The Debentures are convertible into shares of Common Stock of the Company at the lesser of $0.07 per share or seventy-five percent (75%) of the lowest closing bid price of the Common Stock during the 20 trading days immediately preceding a notice of conversion (the “Conversion Price”). The Warrants are also exercisable at the Conversion Price and may be exercised any time after issuance through and including June 28, 2011. The shares of Common Stock that will be issued, if the underlying Debentures are converted and the Warrants are exercised, will be very dilutive to the Company’s common stockholders (see Note J). The potential conversion of Convertible Debentures into shares of Common Stock and the potential issuance of shares of Common Stock upon the potential exercise of Warrants give rise to a Derivative Liability and a Warrant Liability, respectively. The Company has calculated the potential value of each respective liability using the Black-Scholes-Merton option-pricing model: with the Company’s latest stock trading price of $0.05 at, or prior to, December 31, 2006; the annualized historical volatility of the Company’s stock price over a period of 22 months of 221.13%; an estimated exercise price of $0.0375, equal to the estimated Conversion Price at December 31, 2006; an estimated life of 5 years for the non-current portion of the Convertible Debentures and an average estimated life of 2 months for the current portion of the Convertible Debentures; and a discount rate of 4.65% equal to the yield on 5 year Treasury Notes issued December 29, 2006. These calculations resulted in an estimated value of $1,017,834 for the convertibility feature of the Convertible Debentures and an estimated value of $742,260 for the Warrants. Such amounts were recorded as liabilities in the Company’s consolidated financial statements as of December 31, 2006, giving rise to a charge to earnings for the year ended December 31, 2006 of $760,095 for the fair value adjustment of derivatives and warrants. At June 30, 2006, a Convertible Debenture Discount of $1 million was netted against the liability for Convertible Debentures, thereby reducing that liability to a net of zero. The Convertible Debentures are due in 60 months from the Closing; therefore the $1,000,000 discount is being amortized as an expense at the rate of $16,666.67 per month. Accordingly, as of December 31, 2006, Discount Expense on Convertible Debentures has been so expensed for six months with the result that $100,000 ($41,667 and $58,333 current and non-current portions, respectively) of Debentures outstanding are reported on the balance sheet, net of unamortized discount. The Debenture Agreement contains provisions for amortizing cash payments, allocated to principal and debenture redemption premium, to be made if the Registration Statement has not been declared effective by January 1, 2007, which is the case. Failure to make such payments when due and in the amount due is considered an Event of Default under the Debenture Agreement. (See Notes B and Q).

NOTE I - Temporary equity

As of December 31, 2006, the Company did not have a sufficient quantity of authorized Common Stock to meet it potential obligations for conversion of the Debentures, the exercise of the Warrants and the conversion of the Preferred Stock. At the December 29, 2006 closing stock price of $0.05, the Debentures could have been converted into 26,666,666 shares of the Company’s Common Stock, the Warrants could have been exercised for 15,000,000 shares of the Company’s Common Stock, and the Preferred Stock could have been converted into 198,239,680 shares of the Company’s Common Stock. The aggregate of the common shares outstanding and those shares due upon the conversions and the Warrant exercise, as of December 31, 2006, was in excess of 244 million shares of Common Stock, which exceeded the 100 million shares of Common Stock authorized in the Company’s Certificate of Incorporation. Accordingly, the excess of such shares, 144,097,612, represented by 5,403,661 shares of the Company’s Preferred Stock, has been reclassified to Temporary Equity on the Consolidated Balance Sheet until this situation can be resolved. Management intends to study its alternatives to remedy this situation, including increasing the number of authorized shares of Common Stock, with the consent of the Company’s shareholders. In addition, at December 31, 2006, based on the Company’s stock trading price and the conversion price of the preferred shares, a beneficial conversion feature exists with respect to the Preferred Stock. Accordingly, a charge to income of $92,925 was required in connection with the Preferred Stock beneficial conversion feature. The portion that relates to the preferred shares deemed to be temporary equity ($67,546) was recorded as a dividend payable to preferred shareholders; and the portion that relates to the preferred shares in permanent equity ($25,379) was credited to Additional Paid-in Capital.

NOTE J - Capital deficit

The Company’s authorized capital stock consists of 100,000,000 shares of Common Stock, par value $.001 per share and 10,000,000 shares of Preferred Stock, par value $.001 per share. As of December 31, 2006, 4,191,266 shares of Common Stock were issued and outstanding, 3,000,000 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options, and 58,000,000 shares of Common Stock were reserved for conversion of the Debentures and exercise of the Warrants. In addition, 7,433,988 shares of Preferred Stock were issued and outstanding. As of December 31, 2005, 16,243,267 shares of Common Stock were issued and outstanding and 3,000,000 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options (see Note K.) No shares of Preferred Stock were issued or outstanding as December 31, 2005. The Company will not receive any proceeds from the conversion of the Debentures into Common Stock but will receive proceeds from the exercise of the Warrants, if so exercised.

Preferred Stock - As discussed in Note B, with the issuance of the Debentures to Dutchess, Messrs. Stark and Estevez exchanged their combined 12,052,001 shares of Common Stock for 7,433,988 shares of Preferred Stock. The terms of the Preferred Stock follow:

Voting, Dividend and Other Rights. The holders of shares of Preferred Stock shall vote together with the holders of shares of Common Stock and any other series of preferred stock or common stock that, by its terms, votes on an as-if-converted basis with the Common Stock on all matters to be voted on or consented to by the stockholders of the Company, except as may otherwise be required under the Delaware General Corporation Law (the “DGCL”). With respect to any such vote or consent, each holder of Preferred Stock shall only be entitled to vote the number of shares of Common Stock underlying the Preferred Stock that such holder has the right to convert as of the record date for determination of holders of Common Stock entitled to participate in such vote or action by consent. With respect to the payment of dividends and other distributions on the capital stock of the Company, other than the distribution of the assets upon a liquidation, dissolution or winding-up of the affairs of the Company, the Preferred Stock shall rank: (i) senior to the Common Stock of the Company, (ii) senior to any new class or series of stock of the Company that by its terms ranks junior to the Preferred Stock, or that does not provide any terms for seniority, as to payment of dividends, or (iii) on a parity with any new class or series of stock of the Company that by its terms ranks on a parity with the Preferred Stock.

Rights upon Liquidation. With respect to the distribution of assets upon a liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, the Preferred Stock shall rank (i) on a parity with the Common Stock, (ii) senior to any new class or series of stock of the Company that by its terms ranks junior to the Preferred Stock, or that does not provide any terms for seniority, as to distribution of assets upon liquidation, dissolution or winding-up, (iii) on a parity with any new class or series of stock of the Company that by its terms ranks on a parity with the Preferred Stock as to distribution of assets upon liquidation, dissolution or winding-up of the Company and (iv) with the consent of the holders of all of the then outstanding shares of the Preferred Stock, junior to any new class of stock of the Company that by its terms ranks senior to the Preferred Stock as to distribution of assets upon liquidation, dissolution or winding-up of the Company.

Conversion Rights. The holders of the Preferred Stock entered into a Lock-Up Agreement with the Company, whereby the holders of Preferred Stock agreed not to convert their shares of Preferred Stock into shares of the Company’s Common Stock from February 6, 2007, until in either case ending on the earlier to occur of (i) three hundred and sixty (360) days after the effective date of the Registration Statement or (ii) the date on which the full face amount, accrued interest and penalties, if any, on the Debentures have been paid or (iii) the conversion in full of the Debentures, any accrued interest thereon and the full exercise of the Warrants (either being the “Lock-Up Period”). However, the holders of the Preferred Stock may convert their shares of Preferred Stock during the Lock-Up Period upon and after the occurrence of Dutchess acquiring a percentage threshold of the shares of the Company’s Common Stock, whether through partial conversion of the shares underlying the Debentures or exercise of the shares underlying the Warrants, on a pro rata basis with subsequent conversions of Common Stock that have been issued to Dutchess as a result of conversions of the Debentures and exercise of the Warrants.

In the event that the outstanding shares of Common Stock shall be subdivided into a greater number of shares, and no equivalent subdivision or increase is made with respect to the Preferred Stock, the conversion price, concurrently with the effectiveness of such subdivision or other increase, shall be proportionately decreased. In the event that the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, and no equivalent combination or consolidation is made with respect to the Preferred Stock, the conversion price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

Each share of Preferred Stock shall automatically convert into shares of Common Stock at the then-effective conversion price, immediately upon the earlier of (i) the repayment in full by the Company of its obligations under the Debenture, or (ii) the conversion in full of the Debenture and any accrued interest thereon.

The number of shares issuable upon conversion of the Preferred Stock, issued as an anti-dilutive device to Messrs. Stark and Estevez, work in tandem with the number of shares issuable upon conversion of the Debentures. As discussed in the Company’s Certificate of Designation of the Preferred Stock, in the event of a conversion of the Preferred Stock, and provided that the weighted average of the price per share of the shares of Common Stock underlying the Debentures upon the conversion of such Debentures is less than the then-effective Conversion Price for the Preferred Stock, such conversion price shall be adjusted equitably such that it is equal to the weighted average of the price per share of the shares of Common Stock underlying the Debentures upon the conversion of such Debentures.

Since the Preferred Stock is intended to provide anti-dilution protection to the owners of the Preferred Stock, it is not considered to be a derivative as defined in FASB Opinion 133, and accordingly has not been considered in calculating diluted weighted average shares outstanding.

Common Stock

Voting, Dividend and Other Rights. Each outstanding share of Common Stock will entitle the holder to one vote on all matters presented to the stockholders for a vote. Holders of shares of Common Stock will have no preemptive, subscription or conversion rights. The Company’s Board of Directors will determine if and when distributions may be paid out of legally available funds to the holders. Enigma has not declared any cash dividends during the past two fiscal years with respect to the Common Stock. A declaration of any cash dividends in the future will depend on a determination by the Board of Directors as to whether, in light of earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. In addition, the Company has not declared or paid any dividends and has no plans to pay any dividends to the stockholders.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the Preferred Stock to receive preferential distributions, each outstanding share of Common Stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities.

Majority Voting. The holders of a majority of the outstanding shares of Common Stock (in concert with the holders of the Preferred Stock) constitute a quorum at any meeting of the stockholders. A plurality of the votes cast at a meeting of stockholders elects the directors of the Company. The Common Stock does not have cumulative voting rights.

NOTE K - Stock Option Plan

During the year ended December 31, 2005, the Company granted options, under the 2005 Stock Option and Grant Plan (the “Stock Option Plan”), to 18 employees, a non-employee director and consultants to purchase an aggregate of 1,257,595 shares of the Company’s Common Stock at exercise prices ranging from $1.10-$1.26. The options vest over periods of up to three years, which is the requisite service period for such awards. No other conditions, such as market or performance conditions, must be satisfied in order for the option awards to fully vest. Subsequent to the granting of the options, 11 employees were terminated by the Company and their options were terminated. As a result, option grants for 319,984 shares were cancelled and returned to the Stock Option Plan, and the total number of options outstanding at December 31, 2005 was 937,611.

During April of 2006, the Company granted options under the Stock Option Plan to seven employees, a non-employee director and consultants to purchase an additional aggregate of 1,438,000 shares of the Company’s Common Stock at exercise prices ranging from $0.065-$0.0715. These options generally vest ratably over a period of 12 months from the date of grant, which is the requisite service period for such awards. No other conditions, such as market or performance conditions, must be satisfied in order for the option awards to fully vest. In November of 2006, three employees of the Company, namely, Alvin Estevez, Colorado Stark and Richard Scarlata, returned a portion (391,610) of their 2005 options to the Company and the Company cancelled them adding them back to the pool for new option grants. Also in November of 2006, the Company granted an employee of its foreign subsidiary options to purchase 1,000,000 shares of the Company’s Common Stock at an exercise price of $0.03. The option vests over a period of three years from the date of grant, which is the requisite service period for such award. No other conditions, such as market or performance conditions, must be satisfied in order for the option award to fully vest. Accordingly, the Company recognizes compensation costs associated with stock options over each employee’s service period, which in all cases is the vesting period for such stock option grants.

The following table presents the status of options outstanding under the Stock Option Plan as of December 31, 2006:

Year of Grant	# granted	# cancelled	# exercised	# outstanding	# vested	# unvested

2005	1,257,595	(711,594)	0	546,001	(147,790)	398,211
2006	2,438,000	0	0	2,438,000	(1,117,518)	1,320,482
Total	3,695,595	(711,594)	0	2,984,001	(1,265,308)	1,718,693

 The fair value of each stock option granted is charged to earnings as such option vests. The fair value of each stock option granted was estimated as of the date of issuance using the Black-Scholes-Merton option-pricing model. The following table shows the range of assumptions for each group of options issued:

	Options granted during the Quarter ended Dec. 31, 2006	Options granted during the Quarter ended June 30, 2006	Options granted during the Fiscal Year ended Dec. 31, 2005	Pro-forma Fiscal Year ended Dec. 31, 2005

Dividend yield	0%	0%	0%	0%
Expected Volatility	210.14%	195.41%	172.78%	18.76%
Risk-Free Interest Rate	4.60%	4.84%	3.91-4.00%	3.91
Expected Life	5 years	5 years	5 years	5 years

The Company does not currently pay cash dividends on its common stock and does not anticipate doing so in the foreseeable future. Accordingly, the expected dividend yield is zero. Expected volatility is based on the average of the historical volatility for the Company’s Common Stock for the period. The risk free interest rate is equal to the U.S. Treasury constant maturity rate for the period equal to the expected life of the option. Since the Company has no experience on which to base the expected live of a stock option, five years, ½ of the option exercise period for all grantees other than Messrs. Stark and Estevez, was used. The option exercise period for Messrs. Stark and Estevez is five years.

Prior to the adoption of SFAS 123R, the Company recorded compensation expense for its stock-based employee compensation plan in accordance with the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Intrinsic value is the amount by which the market price of the underlying stock exceeds the exercise price of the stock option on the measurement date, generally the date of grant. The Company’s options are issued at a strike price equal to or greater than the market price of the underlying stock at the date of grant, and accordingly, no compensation cost was recognized in 2005 for its stock option plan.

The following table illustrates the effect on net income and earnings per share for the year ended December 31, 2005, as if the Company had applied the fair value recognition provisions of SFAS 123R to stock-based employees compensation:

Year ended December 31, 2005
Net income as reported	$10,173,096
Deduct: Stock-based employee compensation determined under fair-value based method	(11,830)
Pro-forma net income	$10,161,266
Pro-forma net income per share, basic & diluted
As reported	$0.63
Pro-forma	$0.63

NOTE L - Profit Sharing Plan

During 2004, the Company adopted a defined contribution plan, the Enigma Software Group, Inc. 401(k) Plan, (the "401(k) Plan"). The 401(k) Plan became effective on May 1, 2004. Eligible employees are able to make contributions to the 401(k) Plan, which are matched, effective September 1, 2006, by the Company at the rate of 100% of an individual employee’s contribution up to the maximum allowable by law, which for 2006 was generally $15,000. Prior to September 1, 2006, the Company matched 50% of the first $10,000 of an individual employee's contribution. The Company's contribution to the 401(k) Plan for the years ended December 31, 2006 and 2005 was $76,481 and $70,307, respectively. The 2006 contributions reflect the decline in the number of employees from 18 in 2005 to 7 in 2006, as well as the increase in the rate of the Company matching, effective September 1, 2006, and the suspension of Company matching contributions during the 2nd quarter of 2006 in order to conserve cash.

NOTE M - Provision for Income Taxes

The reconciliation of the income tax provision (benefit) computed at the U.S. federal statutory tax rate to the income tax (benefit) provision is as follows:

	2006	2005
Computed (benefit) provision	$(668,600)	$6,234,900
State tax (benefit) provision, net of federal effect	(50,000)	3,080,003
Other		(733,206)

Income tax (benefit) provision	$(718,600)	$8,581,697

As the income tax benefit of $718,600 may not be realized, it has been entirely offset by a valuation allowance.

The tax effects of the temporary differences that give rise to deferred tax assets and liabilities at December 31, 2006 and 2005 are presented below:

	2006	2005

Deferred revenue	$(527,205)	$4,270,060
Net operating loss (carrybacks) carryforwards	527,205	(4,270,060)

Net deferred tax asset	$0	$0

As of December 31, 2004, the Company had a federal net operating loss carryforward of approximately $12,559,000 available to offset future taxable income through 2024. This net operating loss carryforward was fully utilized during the year ended December 31, 2005.

NOTE N - Legal Proceedings

From time to time the Company is involved in routine legal matters incidental to its business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on its financial position, results of operations or liquidity.

NOTE O - Commitments and Contingencies

[1]	Lease:

As discussed in Note N, the Company no longer has a long-term lease obligation. There is no lease for the Company’s current office space, which is located within an office suite complex in Stamford, Connecticut. Rather, the Company entered into an office service agreement with the operator of the office suite giving the Company a license to use designated offices as well as business center facilities and services. The office services agreement covers services, such as telephone, heat, electricity, furniture, lighting, coffee, water, restroom facilities, reception, conference facilities, mailbox, parking and office cleaning. Pursuant to the office services agreement, the Company has six employees in approximately 350 square feet of dedicated office space under a six month lease agreement that has provisions for automatic renewals and is currently in effect until August 31, 2007 subject to the next automatic six month renewal, unless cancelled by either party. In February 2007, the Company notified the operator of the office suite complex that would not renew again and would vacate the premises prior to August 31, 2007. On February 27, 2007, the Company signed a 15 month lease at a nearby facility at a lower cost, effective March 1, 2007.

Rent expense and office services expense amounted to $79,587 for the year ended December 31, 2006 and rent expense amounted to $199,583 for the year ended December 31, 2005.

[2]	Consulting agreement:

In April of 2000, the Company entered into an eighteen-month consulting agreement with an individual. Under the terms of the agreement the consultant would receive 125,000 shares of the Company’s common stock that would vest over the term of the agreement. The agreement was terminated in 2001 and the consultant received 59,000 shares of the Company’s common stock in connection with the services that were provided through the termination date. The Company and the consultant reached an agreement and the consultant exchanged the shares for Maxi shares of common stock on April 8, 2005, as discussed in Note C.

[3]	Contingencies:

From time to time the Company is involved in routine legal matters incidental to its business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on the Company’s financial position, results of operations or liquidity.

NOTE P - Transactions with Related Parties

During 2004, Adorons loaned $120,000 to its Chief Executive Officer, who is also one of the Company’s founders as well as a preferred stockholder. This loan, including interest at market rates, was repaid prior to the completion of the reverse takeover, by the redemption and cancellation of 21,840 shares of Adorons’ common stock owned by this individual. This redemption and cancellation of shares is presented in the Consolidated Statement of Changes in Capital Deficit as 61,743 shares, which is the number of newly issued common shares of Maxi that this individual would have received in connection with the Exchange.

NOTE Q - Subsequent events

As required under the Debenture Agreement (see Notes B and H), if the Registration Statement has not been declared effective on or before January 1, 2007, which is the case, the Company must make amortizing cash payments to Dutchess on the first business day of each month, while there is an outstanding balance on the Debentures, until the Registration Statement is declared effective, or the Debentures have been repaid in full. Such payments are in the amount of $104,166.67 and are allocated to principal at the rate of 1/12 of the face amount of the Debentures, ($83,333.33) and to a debenture redemption premium ($20,833.34). Failure to make such payments is an event of default as defined in the Debenture Agreement (“Event of Default”).

Accordingly, on January 2, 2007 and on February 1, 2007, the Company made such payments, and such a payment was due to have been made on March 1, 2007. However, the making of the required March 1 payment would have placed a severe strain on the Company’s limited cash resources. The Company has sought and Dutchess has granted limited, temporary relief from this obligation, with the result that on March 1, 2007 the Company made an amortizing cash payment to Dutchess in the amount of $37,500, of which $30,000 was allocated to principal and $7,500 was allocated to debenture redemption premium. The balance of the debenture redemption premium of $13,333.34 has been accrued as current liability to Dutchess, along with the payments due on April 2 and May 1, 2007. The Company expects that it will make similar payments on April 2, 2007 and on May 1, 2007, unless the Registration Statement has been declared effective prior to any of those dates. Such reduced payments are considered to be Events of Default.

Dutchess has agreed that through June 1, 2007, it will not hold Enigma in default specifically for reduced payments due on the Debentures, and that it reserves the right to charge any penalty specified in the Debenture Agreement for the Company’s failure to make full payment on the Debenture. The Company expects that the unpaid portion of the amortizing cash payments will be funded from future operating cash flow.

On February 27, 2007, the Company signed a 15 month lease at a nearby facility at a lower cost, effective March 1, 2007.

You should rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this document is current only as of its date.

1,397,088 SHARES

COMMON STOCK

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PROSPECTUS

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June 7, 2007